As filed with the Securities and Exchange Commission on April 27, 1998


                                                      Registration No. 333-48093

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                       First Kansas Financial Corporation
              ----------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

               Kansas                    6035                  48-1198888
---------------------------------- --------------------- -----------------------
   (State or Other Jurisdiction     (Primary SIC No.)       (I.R.S. Employer
of Incorporation or Organization)                          Identification No.)

                    600 Main Street, Osawatomie, Kansas 66064
                                 (913) 755-3033
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                               Mr. Larry V. Bailey
                      President and Chief Executive Officer
                       First Kansas Financial Corporation
                    600 Main Street, Osawatomie, Kansas 66064
                                 (913) 755-3033
           ------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                  Please send copies of all communications to:
                               John J. Spidi, Esq.
                              Jean A. Milner, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
           THE PUBLIC: As soon as practicable after this registration statement becomes effective.

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
   Title of Each                                          Proposed Maximum                 Proposed
Class of Securities                      Amount to         Offering Price              Maximum Aggregate          Amount of
  To Be Registered                     be Registered          Per Unit                 Offering Price(1)      Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.10 Par Value                           1,553,938                $10.00                     $15,539,380          $4,584.12
Interest of participants in the
Profit Sharing Plan                         85,000(3)             $10.00                     $   850,000          $      --(2)
-------------------------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for purposes of calculating the registration fee.
(2) Includes 85,000 shares that may be acquired by the First Kansas Federal Savings Association Employees' Savings and Profit Sharing Plan ("Profit Sharing Plan") of the registrant, based upon the assumption that the assets of the Profit Sharing Plan are used to purchase such shares. The $850,000 of participations to be registered are based on the assets of the Profit Sharing Plan. Pursuant to Rule 475(h)(2) under the Securities Act of 1933, no additional fee is required with respect to the interests of participants of the Profit Sharing Plan.
(3)  These shares are included in the 1,553,938 shares being registered.

PROSPECTUS SUPPLEMENT

              Supplement to the First Kansas Financial Corporation
                      Prospectus dated __________ ___, 1998

                       FIRST KANSAS FINANCIAL CORPORATION
                          COMMON STOCK, $0.10 PAR VALUE

                    FIRST KANSAS FEDERAL SAVINGS ASSOCIATION
               EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST


          (__________ SHARES OF COMMON STOCK AND PARTICIPATION THEREIN)

         This Prospectus Supplement relates to the offer and sale to participants (the "Participants") under the First Kansas Federal Savings Association Employees' Savings & Profit Sharing Plan and Trust (the "Plan") of participation interests offered under the Plan and of a maximum of __________ shares of common stock of First Kansas Financial Corporation, par value $0.10 per share (the "Common Stock"), as set forth herein.

         In connection with the proposed conversion of First Kansas Federal Savings Association (the "Association") from a mutual savings association to a stock savings bank (the "Conversion") the Plan has been amended effective May 1, 1998, to permit Plan participants ("Participants") to invest in the Common Stock of First Kansas Financial Corporation (the "Company"). The Plan will permit Participants to direct the trustee of the Plan (the "Trustee") to purchase Common Stock with Plan assets which are attributable to such Participants. This Prospectus Supplement relates to the one time election of a Participant to direct the purchase of Common Stock under the Plan in connection with the Conversion and to the purchase of the Common Stock under the Plan thereafter in the open-market.

         The Prospectus dated ____________ ____, 1998, of the Company (the "Prospectus") which is attached to this Prospectus Supplement includes detailed information with respect to the Conversion, the Common Stock and financial condition, results of operation and business of the Association. This Prospectus Supplement, which provides detailed information with respect to the Plan, should be read only in conjunction with the Prospectus.

         For a discussion of certain factors that should be considered by each Participant, see "Risk Factors" in the Prospectus.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF COMMON STOCK AND THE PARTICIPATION INTERESTS UNDER THE PLAN OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         The date of this Prospectus Supplement is _____________, 1998.

         No person has been authorized to give any information or to make any representations other than those contained in the Prospectus or this Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Association, or the Plan. This Prospectus Supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Association or the Plan since the date hereof, or that the information herein contained or incorporated by reference is correct as of any time subsequent to the date hereof. This
Prospectus Supplement should be read only in conjunction with the Prospectus that is attached hereto and should be retained for future reference.

                                TABLE OF CONTENTS

The Offering..................................................................

         Securities Offered...................................................
         Election to Purchase Common Stock in Connection with the Conversion..
         Value of Participation Interests.....................................
         Method of Directing Investments......................................
         Time for Directing Investment........................................
         Irrevocability of Investment Direction...............................
         Direction to Purchase Common Stock After the Conversion..............
         Purchase Price of Common Stock.......................................
         Nature of Participant's Interest in the Common Stock.................
         Voting and Tender Rights of Common Stock.............................
         Minimum Investment...................................................

Description of the Plan.......................................................

         General..............................................................
         Eligibility and Participation........................................
         Contributions and Benefits Under the Plan............................
         Limitations on Contributions.........................................
         Investment of Plan Assets............................................
         Benefits Under the Plan..............................................
         Withdrawals and Distributions From the Plan..........................
         Administration of the Plan...........................................
         Reports to Plan Participants.........................................
         Plan Administrator...................................................
         Amendment and Termination............................................
         Merger, Consolidation or Transfer....................................
         Federal Income Tax Consequences......................................
         ERISA and Other Qualifications.......................................
         Restrictions on Resale...............................................
         SEC Reporting and Short-Swing Liability..............................
         Additional Information...............................................

Legal Opinions................................................................

Investment Election Form..............................................Appendix A

                                  THE OFFERING

Securities Offered

         The securities offered hereby are participation interests in the Plan and up to ____________ shares (assuming the actual purchase price is $10 per share) of Common Stock which may be acquired by the Plan for the account's of employees participating in the Plan. The Company is the issuer of the Common Stock. Only employees of the Association who meet the eligibility requirements under the Plan may participate in the Plan. Information with regard to the Plan is contained in this Prospectus Supplement and information with regard to the Conversion and the financial condition, results of operation and business of the Association is contained in the attached Prospectus. The address of the principal executive office of the Association is 600 Main Street, Osawatomie, Kansas 66064. The Association's telephone number is (913) 755-3033.

Election to Purchase Common Stock in Connection with the Conversion

         In connection with the Conversion, the Plan has been amended to permit each Participant to direct that all or part of the funds which represent his or her beneficial interest in the assets of the Plan may be transferred to a new investment fund which will invest in the Common Stock ("Employer Stock Fund") and used to purchase Common Stock issued by the Company in connection with the Conversion. Participants will also be permitted to direct ongoing purchases of Common Stock under the Plan after the Conversion. See "Direction to Purchase Common Stock After Conversion." The Plan's trustee ("Trustee") will follow the Participants' investment directions. Amounts not transferred to the Employer Stock Fund will remain invested in the other investment funds of the Plan as directed by the Participant (see "Investment of Plan Assets" herein).

Value of Participation Interests

         The assets of the Plan were valued as of ____________ ____, 1998, and each Participant was informed of the value of his or her beneficial interest in the Plan. This value represented the market value as of ____________ ____, 1998, of past contributions to the Plan by the Association and by the Participants and earnings thereon, less previous withdrawals, if any. The assets of the Plan shall also be valued prior to accepting a Participant's directed investment to ascertain that such directed investment does not exceed the Participant's account assets.

Method of Directing Investments

         Appendix A of this Prospectus Supplement includes a form to direct a transfer to the Employer Stock Fund (the "Investment Form") of all or a portion of a Participant's account ("Account") under the Plan. If a Participant wishes to transfer all or part of his or her beneficial interest in the assets of the Plan to the purchase of Common Stock issued in connection with the Conversion, he or she should indicate that investment decision on the Investment Form. The Investment Form must be properly signed by the Participant in order for such Investment Form to be honored by the Trustee. Additionally, a Participant may indicate the directed investment of future contributions under the Plan for investment in the Employer Stock Fund. If a Participant does not wish to make an investment election to purchase Common Stock under the Plan in the Conversion, or thereafter, he or she does not need to take any action.

Time for Directing Investment

         The deadline for submitting the Investment Form directing the transfer of amounts to the Employer Stock Fund in order to purchase Common Stock issued in connection with the Conversion is ____________ ____, 1998. The Investment Form should be returned to the Association's Personnel Department by __________ p.m. on such date.

         Subsequent to the Conversion, Participants will continue to be able to direct the investment of their Account under the Plan in the Employer Stock Fund and in the other investment alternatives, as detailed below.

Irrevocability of Investment Direction

         A Participant's direction to transfer amounts credited to such Participant's Account in the Plan to the Employer Stock Fund in order to purchase shares of Common Stock in connection with the Conversion shall be irrevocable as of __________ p.m. on ____________ ____, 1998.

Direction to Purchase Common Stock After the Conversion

         Following completion of the Conversion, a Participant shall be permitted to direct that a certain percentage of such Participant's interests in his or her Account be transferred to the Employer Stock Fund and invested in Common Stock, or to the other investment funds available under the Plan. Alternatively, a Participant may direct that a certain percentage of such Participant's interest in the Employer Stock Fund be transferred to his or her Account to be invested in the other investment funds available in accordance with the terms of the Plan. Participants will be permitted to direct that future contributions made to the Plan by or on their behalf will be invested in the Employer Stock Fund. Following the initial election, the allocation of a Participant's interest in the Employer Stock Fund may be changed monthly by filing a written notice with the plan administrator.

Purchase Price of Common Stock

         The funds transferred to the Employer Stock Fund for the purchase of Common Stock in connection with the Conversion will be used by the Trustee to purchase shares of Common Stock. The price paid for such shares of Common Stock will be the same price that is paid by all other persons who purchase shares of Common Stock in the Conversion.

         Account assets directed for investment in the Employer Stock Fund after the Conversion shall be invested by the Trustee to purchase shares of Common Stock in open market transactions. The price paid by the Trustee for shares of Common Stock in the Conversion, or otherwise, will not exceed "adequate consideration" as defined in Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Nature of Participant's Interest in the Common Stock

         The Common Stock will be held in the name of the Trustee for the Plan, as trustee. Each Participant has an allocable interest in the investment funds of the Plan but not in any particular assets of the Plan. Accordingly, a specific number of shares of Common Stock will not be directly attributable to the Account of any Participant. Dividend rights associated with the Common Stock held by the

Employer Stock Fund shall be allocated to such Employer Stock Fund. Any increase (or decrease) in the value of such fund attributed to dividend rights shall be reflected in a Participant's allocable interest in the Employer Stock Fund.

Voting and Tender Rights of Common Stock

         The Trustee generally will exercise voting and tender rights attributable to all Common Stock held by the Trust as directed by Participants with interests in the Employer Stock Fund. With respect to each matter as to which holders of Common Stock have a right to vote or tender, each Participant will be allocated a number of voting or tender instruction rights reflecting such Participant's proportionate interest in the Employer Stock Fund. The number of shares of Common Stock held in the Employer Stock Fund that are voted or tendered in the affirmative and negative on each matter shall be determined by the number of voting instruction rights or tender instruction rights exercised in the affirmative and negative, respectively, from the Participants. With respect to shares for which no voting instruction rights or tender instruction rights are received by the Trustee, the Trustee shall vote or tender such shares within its discretion as a fiduciary under the Plan or as directed by the Plan's Administrator ("Administrator").

Minimum Investment

         The minimum investment of assets directed by a Participant for the purchase of Common Stock in the Conversion shall be $250.00 and may only be specified in increments of $10.00. Funds may be directed for the purchase of such Common Stock attributable to a Participant's Account whether or not such account assets are 100% vested at the time of such investment election. With respect to investment in the Employer Stock Fund after the Conversion, there is no minimum level of investment specific to this investment fund.

                             DESCRIPTION OF THE PLAN

General

         The Plan was initially adopted on December 1, 1992 and its name prior to amendment was the Financial Institutions Thrift Plan as adopted by First Kansas Federal Savings Association. The Plan is a deferred compensation arrangement established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan will be submitted to the Internal Revenue Service (the "IRS") in a timely manner for a determination that the Plan is qualified under Section 401(a) of the Code, and that its related trust is qualified under Section 501(a) of the Code. The Association intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. The Association will adopt any amendments to the Plan that may be necessary to ensure the continued qualified status of the Plan under the Code and applicable Treasury Regulations.

         Employee Retirement Income Security Act. The Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA.

Neither the funding requirements contained in Part 3 of Title I of ERISA nor the plan termination insurance provisions contained in Title IV of ERISA will be extended to Participants (as defined below) or beneficiaries under the Plan.

         APPLICABLE FEDERAL LAW REQUIRES THE PLAN TO IMPOSE SUBSTANTIAL RESTRICTIONS ON THE RIGHT OF A PARTICIPANT TO WITHDRAW AMOUNTS HELD FOR HIS OR HER BENEFIT UNDER THE PLAN PRIOR TO THE PARTICIPANT'S TERMINATION OF EMPLOYMENT WITH THE ASSOCIATION. A SUBSTANTIAL FEDERAL TAX PENALTY MAY ALSO BE IMPOSED ON WITHDRAWALS MADE PRIOR TO THE PARTICIPANT'S ATTAINMENT OF AGE 59-1/2, REGARDLESS OF WHETHER SUCH A WITHDRAWAL OCCURS DURING HIS OR HER EMPLOYMENT WITH THE ASSOCIATION OR AFTER TERMINATION OF EMPLOYMENT.

         Reference to Full Text of Plan. The statements contained in this Prospectus Supplement are summaries of certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan which is filed as an exhibit to the registration statement filed with the Securities and Exchange Commission. Copies of the Plan are available for inspection to all employees by filing a request with the Plan Administrator. Each employee is urged to read carefully the full text of the Plan.

Eligibility and Participation

         All employees of the Employer who have attained the age of 21 are eligible to participate in the Plan on the first day of the calendar month coinciding with or next following the date such employee completes one year of service (during which the employee works at least 1,000 hours during a 12-month period) with the Association. As of December 31, 1997, there were approximately _____ employees eligible to participate in the Plan and _____ employees had elected to participate in the Plan.

Contributions and Benefits Under the Plan

         Employee Contributions. Each Participant is permitted to elect to reduce his or her Plan Salary (as defined below) pursuant to a "Salary Reduction Agreement" by an amount not less than 1% and not more than __% and have that amount ("Elective Deferral") contributed to the Plan on such Participant's behalf. Changes in the level of such Elective Deferrals may be made to be effective as of the first day of the following pay period in which the Participant elects. Participants may suspend such Elective Deferrals at any time. Such amounts are credited to the Participant's "Salary Reduction Account." For purposes of the Plan, "Plan Salary" means a Participant's regular basic salary plus commissions, overtime, and bonuses. However, annual commissions included in Plan Salary may not exceed $34,400, and Plan Salary for any year may not exceed $160,000 (indexed for cost-of-living adjustments, if any). A Participant may elect to modify the amount contributed to the Plan under such Participant's Salary Reduction Agreement each month by providing notice to the Administrator in accordance with procedures established by the Administrator from time to time. Elective Deferrals are transferred by the Association to the Trustee.

         Matching Contributions. The Association will contribute a matching contribution ("Matching Contributions") in addition to each Participant's
Elective Deferral of up to 50% of the amount of a Participant's Elective Deferral to a maximum of 3% of the Participant's Plan Salary. Such Matching

Contributions are subject to revision by the Association from time to time. Such matching contributions shall be subject to the applicable vesting schedule noted hereinafter.

         Supplemental Contributions. The Association may make supplemental contributions for any Plan Year in accordance with the Plan by using, at the its option, (i) a uniform percentage of each Participant's contributions which were received by the Plan during the Plan Year with respect to which the supplemental contribution relates, or (ii) a uniform dollar amount per Participant or a uniform percentage of each Participant's salary for the Plan Year to which the supplemental contribution relates.

         Qualified Nonelective Contributions. The Association may, at its option, adopt the Elective Deferral feature described under "Employee Contributions" for the exclusive purpose of permitting its Participants to make 401(k) deferrals to the Plan. The Association may make, apart from any matching contributions it may elect to make, qualified nonelective contributions as defined in Section 1.401(k)- 1(g)(13) of the Treasury Regulations. The amount of such qualified nonelective contributions shall not exceed 15% of the salary of all Participants eligible to share in the allocation when combined with all contibutions made by the Association to the Plan for such Plan Year.

Limitations on Contributions

         Limitations on Annual Additions and Benefits. Pursuant to the requirements of the Code, the Plan provides that the amount of contributions and forfeitures allocated to each Participant's Salary Reduction Account during any Plan Year may not exceed the lesser of 25% of the Participant's ss.415 Compensation for the Plan Year or $30,000 (adjusted for increases in the cost of living as permitted by the Code). A Participant's ss.415 Compensation is a Participant's compensation, excluding any employer contribution to the Plan or to any other plan or deferred compensation or any distributions from a plan or deferred compensation. In addition, annual additions are limited to the extent necessary to prevent the limitations for the combined qualified plans of the Association from being exceeded. To the extent that these limitations would be exceeded by reason of excess annual additions with respect to a Participant, such excess will be disposed of as follows:

                  (i) Any excess amount in the Participant's Account will be used to reduce the Association's contributions for such Participant in the next limitation year, and each succeeding limitation year if necessary;

                  (ii) If an excess amount still exists, and the Participant is not covered by the Plan at the end of the limitation year, the excess amount will be held unallocated in a suspense account which will then be applied to reduce future Association contributions for all remaining Participants in the next limitation year, and each succeeding limitation year if necessary; and

                  (iii) If a suspense account is in existence at any time during the limitation year, it will not participate in the allocation of investment gains and losses.

         Limitation on Employee Contributions. The amount of a Participant's Elective Deferrals (when aggregated with any elective deferrals of the Participant under a simplified employee pension plan or a tax-deferred annuity), on an annual basis, may not exceed $10,000 adjusted for increases in the cost of living as permitted by the Code. Contributions in excess of this limitation ("excess deferrals") will be included in the Participant's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the

Plan to the Participant, unless the excess deferral (together with any income allocable thereto) is distributed to the Participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the Participant in the taxable year in which the excess deferral is made.

         Limitation on Plan Contributions for Highly Compensated Employees. Sections 401(k) and 401(m) of the Code limit the amount of Elective Deferrals that may be made to the Plan in any Plan Year on behalf of Highly Compensated Employees (defined below) in relation to the amount of Elective Deferrals made by or on behalf of all other employees eligible to participate in the Plan. Specifically, the actual deferral percentage (i.e., the average of the ratios, calculated separately for each eligible employee in each group, by dividing the amount of Elective Deferrals credited to the Salary Reduction Account of such eligible employee by such eligible employee's compensation for the Plan Year) of the Highly Compensated Employees may not exceed the greater of (i) 125% of the actual deferral percentage of all other eligible employees, or (ii) the lesser of (a) 200% of the actual deferral percentage of all other eligible employees, or (b) the actual deferral percentage of all other eligible employees plus two percentage points. In addition, the actual contribution percentage for such Plan Years (i.e., the average of the ratios calculated separately for each eligible employee in each group, by dividing the amount of voluntary employee and employer matching contributions credited to the Account of such eligible employee by such eligible employee's compensation for the Plan Year) of the Highly Compensated Employees may not exceed the greater of (i) 125% of the actual contribution percentage of all other eligible employees, or (ii) the lesser of (a) 200% of the actual contribution percentage of all other eligible employees, or (y) the actual contribution percentage of all other eligible employees plus two percentage points.

         In general, a Highly Compensated Employee includes any employee who, during the Plan Year who, (1) was a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of an employer, or stock possessing more than 5% of the total combined voting power of all stock of an employer), or (2) received compensation from an employer for the preceding year in excess of $80,000 and, if the employer so elects, was in the top 20% of employees by compensation for such year. The dollar amounts in the foregoing sentence adjust annually to reflect increases in the cost of living.

         In order to prevent the disqualification of the Plan, any amount contributed by Highly Compensated Employees that exceed the average deferral limitation in any Plan Year ("excess contributions"), together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following Plan Year. However, the Association will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, either are recharacterized or are distributed before the close of the first 2 1/2 months following the Plan Year to which such excess contributions relate.

         Top-Heavy Plan Requirements. If for any Plan Year the Plan is a Top-Heavy Plan (as defined below), then (i) the Association may be required to make certain minimum contributions to the Plan on behalf of non-key employees (as defined below), and (ii) certain additional restrictions would apply with respect to the combination of annual additions to the Plan and projected annual benefits under any defined benefit plan maintained by the Association.

         In general, the Plan will be regarded as a "Top-Heavy Plan" for any Plan Year if, as of the last day of the preceding Plan Year, the aggregate balance of the Accounts of Participants who are Key

Employees exceeds 60% of the aggregate balance of the Accounts of all Participants. Key Employees generally include any employee who, at any time during the Plan Year or any of the four preceding Plan Years, is (1) an officer of the Association having annual compensation in excess of $60,000 who is in an administrative or policy-making capacity, (2) one of the ten employees having annual compensation in excess of $30,000 and owning, directly or indirectly, the largest interests in the Company, (3) a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of the Company, or stock possessing more than 5% of the total combined voting power of all stock of the Company) or (4) a 1% owner of the Company having annual compensation in excess of $150,000.

Investment of Plan Assets

         All amounts credited to Participants' Accounts under the Plan are held in the Plan's trust (the "Trust") which is administered by the Trustee appointed by the Association's Board of Directors. Prior to the Conversion, all Plan assets are invested in the funds listed below, except for the Employer Stock Fund. Upon the Conversion, the Accounts of a Participant held in trust under the Plan will be invested by the Trustee, at the direction of the Participant, in the following funds, including the Employer Stock Fund:

         a.       Money Market Fund
         b.       Stable Value Fund
         c.       Government Bond Fund
         d.       S&P 500 Stock Fund
         e.       S&P MidCap Stock Fund
         f.       International Stock Fund
         g.       Income Plus Asset Allocation Fund (Income Plus)
         h.       Asset Allocation Fund (Growth)
         i.       Asset Allocation Fund (Growth and Income)

A brief summary of such funds is as follows:

         Money Market Fund: Invests in a broad range of high-quality short-term instruments. Its objective is short-term to achieve competitive short-term rates of return while preserving the value of a Participant's principal.

         Stable Value Fund: Invests primarily in Guaranteed Investment Contracts and Synthetic Guaranteed Investment Contracts. Its objective is short-to intermediate-term: to achieve a stable return over short to intermediate periods of time while preserving the value of a Participant's investment.

         Government Bond Fund: Invests in U.S. Treasury bonds with a maturity of 20 years or more. Its objective is long-term: to earn a higher level of income along with the potential for capital appreciation.

         S&P 500 Stock Fund: Invests in the stocks of a broad array of established U.S. companies. Its objective is long-term: to earn higher returns by investing in the largest companies in the U.S. economy.

         S&P MidCap Stock Fund: Invests in the stocks of mid-sized U.S. companies. Its objective is long-term: to earn higher returns which reflect the growth potential of such companies.

         International Stock Fund: Invests in over 1,000 foreign stocks in 20 countries. Its objective is long-term: to offer the potential return of investing in the stocks of established non-U.S. companies, as well as the potential risk-reduction of broad diversification.

         Income Plus Asset Allocation Fund (Income Plus): Invests approximately 80% of its portfolio in a combination of stable value investments and U.S. bonds. The balance is invested in U.S. and international stocks. Its objective is intermediate-term: to preserve the value of a Participant's investment over short periods of time and to offer some potential for growth.

         Asset Allocation Fund (Growth): Invests the majority of its assets in stocks -- domestic as well as international. Its objective is long-term: to pursue high growth of a Participant's investment over time.

         Asset Allocation Fund (Growth and Income): Invests in U.S. domestic and international stocks, U.S. domestic bonds, and stable value investments. Its objective is intermediate-term: to provide a balance between the pursuit of growth and protection from risk.

Employer Stock Fund

         The Employer Stock Fund will consist of cash and investments in Common Stock made on and after the effective date of the Conversion. Cash dividends paid on Common Stock held in the Employer Stock Fund will be credited to a cash dividend subaccount for each Participant investing in the Employer Stock Fund. On the occasion of the payment of a cash dividend, the Trustee may use the dividend to purchase additional shares of Common Stock. The Trustee will, to the extent practicable, use all amounts held by it in the Employer Stock Fund to purchase shares of Common Stock of the Company as of the effective date of the Conversion. Following the Conversion, the Employer Stock Fund may purchase shares of Common Stock in the open-market or from Participants Accounts directing the sale of such account assets. Pending investment in Common Stock, assets held in the Employer Stock Fund will be placed in bank deposits or other short-term investments.

         When Common Stock is purchased in the Conversion no sales commissions will be paid. The Association expects to pay any transfer fees and other expenses incurred in the purchase of Common Stock for the Employer Stock Fund. A Participant's Account will be adjusted to reflect changes in the value of shares of Common Stock resulting from stock dividends, stock splits and similar changes.

         As of the date of this Prospectus Supplement, none of the shares of Common Stock have been issued or are outstanding and there is no established market for the Common Stock. Accordingly, there is no record of the historical performance of the Employer Stock Fund.

         In connection with the Conversion, Participants may, prior to the expiration of the Subscription Offering being conducted by the Company in connection with the Conversion, elect to liquidate all or part of their investments in the other investment funds under the Plan and transfer the liquidation proceeds to the Employer Stock Fund. See "Time for Directing Investment." Such an investment election will be evidenced by a properly signed and timely delivered Investment Form. The Trustee will then subscribe to purchase in the Conversion the maximum number of shares of Common Stock of the Holding Company that may be purchased by Participants with the amounts allocated to the Employer Stock Fund as of the end of the subscription period. In all instances, purchases by Participants shall be subject to the individual purchase limitations set forth in the Association's Plan of Conversion.

         The Association or the Plan Trustee may adopt investment guidelines, which may limit or restrict a Participant's investment in the Employer Stock Fund. In no event may any Participant purchase in the aggregate shares of Common Stock through the Employer Stock Fund, or otherwise, in an amount in excess of 15,000 shares of Common Stock being offered by the Company in the Conversion (20,000 shares with those acting in concert). (See the discussion under "The Conversion -- Limitations on Purchases of Shares" in the accompanying Prospectus for clarification of purchases aggregated for purposes of this purchase limitation.)

         Each Participant who makes an election to direct investment of assets under the Employer Stock Fund may liquidate such investment at a future date, in whole, or in part, by filing a notice with the Trustee in accordance with established procedures to dispose of such Plan investment and reinvest the net proceeds in an alternative investment under the Plan, by submitting such request to the Plan Administrator prior to any calendar month. The Trustee shall complete such sale as soon as administratively feasible. The process of such sale, net of expenses, shall be allocated to the Participant's Account and reinvested in accordance with the Plan.

         Please refer to the section "Restrictions on Resale" contained herein for additional information related to the sale of Common Stock held under the Employer Stock Fund as an investment in a Participant's Account.

         Investments in the Employer Stock Fund may involve certain special risks related to investment in Common Stock of the Company. For a discussion of these risk factors, see "Special Considerations" in the Prospectus. Please note that investment in the Employer Stock Fund is not an investment in a savings account or certificate of deposit, and such investment in the Common Stock through the Employer Stock Fund is not insured by the FDIC or any other regulatory agency. Further, no assurances can be given with respect to the price at which such Common Stock may be sold in the future.

Investment Accounts

         The Trust assets are invested by the Trustee pursuant to Participants' directions, as described below. Each investment fund is valued as of the last day of each month.

         Each Participant directs that the contributions made shall be invested to purchase units for his or her credit in one or more of the above listed funds. You may elect a new investment mix for future contributions to the Plan only once per calendar month. Participants are entitled to designate what percentage of employee contributions and employer contributions made on their behalf will be invested in the various investment funds offered by the Plan. Reallocation and reinvestment of previously invested contributions may be made annually. To the extent that a Participant fails to make an investment direction, his or her accounts are invested in units of the Money Market Fund.

         The Plan provides that a Participant may direct the Trustee to invest all or a portion of his or her Account in the investment funds set forth above. In addition, as of May 1, 1998, a Participant may make an investment election to invest all, or a portion thereof, of a Participant's Account in the Employer Stock Fund for the purchase of Common Stock to be purchased in the Conversion, or thereafter, as described below. Participants may change their investment direction or direct a transfer among investment funds, provided that changes of investment direction or directions to transfer may be made by a Participant prior to the first day of each month.

         A Participant may elect to have both past and future contributions and additions to the Participant's Accounts invested in such other accounts as set forth above. These elections will be effective, provided such notice is filed in accordance with procedures established by the Plan Administrator from time to time. Any amounts credited to a Participant's Accounts for which investment direction is not given will be invested in accordance with the terms of the Plan.

         The net gain (or loss) of the invested funds from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the Trust) will be determined monthly during the Plan Year. For purposes of such allocations, all assets of the Trust are valued at their fair market value.

         Contributions under the Plan have been invested in the various investment accounts available for investment under the funds as described herein. The annual percentage return on these funds for calendar years 1997, 1996, and 1995 was approximately:

      Fund                                                             1997               1996               1995
 --------------                                                        ----               ----               ----

Money Market Fund                                                       5.5%               5.6%              4.4%
Stable Value Fund                                                       6.2%               6.5%              6.8%
Government Bond Fund                                                   15.4%              (2.3)%            32.0%
S&P 500 Stock Fund                                                     32.7%              22.3%             36.9%
S&P MidCap Stock Fund                                                  31.5%              18.6%             30.2%
International Stock Fund                                                3.6%              10.6%             15.0%
Income Plus Asset Allocation Fund (Income Plus)                         8.9%               8.3%             12.9%
Asset Allocation Fund (Growth)                                         19.0%              18.0%             31.4%
Asset Allocation Fund (Growth & Income)                                13.6%              12.3%             20.5%
Employer Stock Fund                                                     N/A                N/A               N/A


Benefits Under the Plan

         Vesting.   A   Participant,   at  all  times,   has  a  fully   vested,
nonforfeitable interest in any contributions that such Participant makes to the Plan, including the earnings thereon.

         A Participant will become vested and have a nonforfeitable interest in contributions from the Association based on the number of years of service and the vesting schedule set forth below.

             Number of Full Years of Service                               Nonforfeitable % of Account
             -------------------------------                               ---------------------------

         Less than 5 years                                                              0%
         5 or more years                                                               100%


Withdrawals and Distributions From the Plan

         General. All payments in respect of a Participant's Account shall be made in cash from the Plan's trust fund and in accordance with the provisions of the Plan. The amount of payment will be determined in accordance with the Unit (as defined in the Plan) values on the valuation date coinciding with or next following the date proper notice if filed with the Administrator, unless following such valuation date a decrease in the Unit values of the Participant's investment in any of the available investment funds occurs prior to the date such Units of the Participant are redeemed in which case that part of the payment which must be provided through the sale of existing Units shall equal the value of such Units determined on the date of redemption which date shall occur as soon as administratively practicable on or following the valuation date such proper notice is filed with the Administrator. The redemption date Unit value with respect to a Participant's investment in any of the available investment funds shall equal the value of a Unit in such investment fund, as determined in accordance with the valuation method applicable to Unit investments in such investment fund on the date the Participant's investment is redeemed.

         Payments will generally be made in a lump sum as soon as practicable after such valuation date or date of redemption, as may be applicable, subject to any applicable restriction on redemption imposed on amounts invested in any of the available Investment Funds.

         Any partial withdrawal shall be deemed to come initially from the Participant's after-tax contributions made prior to January 1, 1987, then from the Participant's after-tax contributions made after December 31, 1986 plus earnings on all of the Participant's after-tax contributions. Any partial withdrawal amounts exceeding the two preceding categories will be deemed to come from additional categories as provided in Section 7.1 of the Plan.

         Withdrawals Prior to Termination of Employment. The Association may, at its option, permit Participants to make withdrawals from one or more of the portions of their Accounts while employed by the Association under the terms and provisions described in the Plan.

         To the extent permitted by the Association, a Participant may voluntarily withdraw some or all of his or her Account (other than his or her Elective Deferrals and qualified nonelective contributions treated as 401(k) deferrals except as hereinafter permitted) while in employment by filing a notice of withdrawal with the Administrator. Only one in-service withdrawal may be made in any Plan Year from each of the rollover amount of the Participant's Account and the remainder of the Participant's Account. This restriction shall not, however, apply to a withdrawal in conjunction with a hardship withdrawal.

         Notwithstanding the foregoing paragraph, a Participant may not withdraw any matching, supplemental, or qualified nonelective contributions unless (i) the Participant has completed 60 months of participation in the Plan; (ii) the withdrawal occurs at least 24 months after such contributions were made by the Association; (iii) the Association terminates the Plan without establishing a qualified successor plan; or (iv) the Participant dies, is disabled, retires, attains age 59 1/2 or terminates employment with the Association. For purposes of the preceding requirements, if the Participant's Account includes amounts which have been transferred from a defined contribution plan established prior to the adoption of the Plan by the Association, the period of time during which amounts were held on behalf of such Participant and the periods of participation of such Participant under such defined contribution plan shall be taken in account.

         A Participant may make a withdrawal of his Elective Deferrals, qualified nonelective contributions which are treated as elective deferrals, and any earnings credited thereto prior to January 1, 1989, prior to attaining age 59 1/2, provided that the withdrawal is solely on account of an immediate and heavy financial need and is necessary to satisfy such financial need. The term "immediate and heavy financial need" shall be limited to the need of funds for (i) the payment of medical expenses (described in Section 213(d) of the Code) incurred by the Participant, the Participant's spouse, or any of the Participant's dependents (as defined in Section 152 of the Code), (ii) the payment of tuition and room and board for the next 12 months of post-secondary education of the Participant, the Participant's spouse, the Participant's children, or any of the Participant's dependents (as defined in Section 152 of the Code), (iii) the purchase (excluding mortgage payments) of a principal residence for the Participant, or (iv) the prevention of eviction of the Participant from his principal residence or the prevention of foreclosure on the mortgage of the Participant's principal residence. The amount of any hardship withdrawal shall not exceed the amount required to meet the demonstrated financial hardship, including any amounts necessary to pay any federal income taxes and penalties reasonably anticipated to result from the distribution as certified to the Administrator by the Participant.

         Distributions Upon Termination of Employment. A Participant who terminates employment with the Association may request a distribution of his or her Account at any time thereafter up to attainment of age 70 1/2; provided, however, such Participant files a request for distribution with the Administrator. If a Participant does not file such a request, the value of his or her Account will be paid as soon as practicable after the Participant's attainment of age 70 1/2, but in no event shall payment commence later than April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2 unless otherwise provided by law. A Participant may request a distribution of all or a part of his or her Account no more frequently than once per calendar year by filing the proper request for distribution with the Administrator.

         In  lieu  of any  lump  sum  payment  of his or her  total  Account,  a
Participant who has terminated employment may elect in the request for distribution to be paid in up to 20 annual installments, provided that a Participant shall not be permitted to elect an installment period in excess of his or her remaining life expectancy. The amount of each installment will be equal to the value of the total Units in the Participant's Account, multiplied by a fraction, the numerator of which is one and the denominator of which is the number of remaining annual installments including the one then being paid, so that at the end of the installment period so elected, the total Account will be liquidated. The value of the Units will be determined in accordance with the Unit values on the valuation date on or next following the Administrator's receipt of the Participant's request for distribution and on each anniversary thereafter subject to applicable Treasury Regulations under Code Section 401(a)(9). The election to receive installment payments may not be subsequently changed by the Participant unless written notice is provided to the Administrator. A Participant may withdraw the balance of the Units in his or her Account in a lump sum at any time, notwithstanding the fact that the Participant previously received a distribution in the same calendar year.

         Distributions due to Disability. A Participant who is separated from employment by reason of a disability (as defined by the Plan) may withdraw his or her total Account balance under the Plan and have such amounts paid to him or her in accordance with the terms of the Plan. If a disabled Participant becomes reemployed subsequent to withdrawal of some or all of his or her Account balance, such Participant may not repay to the Plan any such withdrawn amounts.

         Distributions due to Death. If a married Participant dies, his or her spouse, as beneficiary, will receive a death benefit equal to the value of the Participant's Account determined on the valuation date on or next following the Administrator's receipt of notice that such Participant died; provided however, that if a Participant's spouse had consented in writing to the designation of a different beneficiary, the

Participant's Account will be paid to such designated beneficiary. If a Participant is not married at the time of his death, his or her Account will be paid to his or her designated beneficiary.

         Distributions of Common Stock. Participants receiving a distribution from the Plan where assets under the Plan have been directed by the Participant to be invested in the Employer Stock Fund may have such assets distributed in kind in the form of Common Stock.

         Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order (as defined in the Code), benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

Administration of the Plan

         The Association, effective May 1, 1998, will administer the Plan. The Trustee with respect to the Plan is the named fiduciary of the Plan for purposes of Section 402 of ERISA. The Bank of New York will serve as Trustee for all investment funds under the Plan except the Employer Stock Fund. The Association's President and Chief Executive Officer, Larry V. Bailey, will serve as trustee with respect to the Employer Stock Fund ("Employer Stock Fund Trustee"). The Plan Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedure for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to Participants, beneficiaries and others under Sections 104 and 105 of ERISA.

         The Trustee receives and holds the contributions to the Plan in trust and distributes them to Participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan Administrator. The Trustee is responsible for investment of the assets of the Trust. The address of the Plan Administrator and the Employer Stock Fund Trustee is 600 Main Street, Osawatomie, Kansas 66064. The address of the Bank of New York is ____________.

Reports to Plan Participants

         The Administrator will furnish to each Participant a statement at least monthly showing (i) the balance in the Participant's Account as of the end of that period, (ii) the amount of contributions allocated to the Participant's Account for that period, and (iii) the adjustments to such Participant's Account to reflect earnings or losses (if any). Participants investing in the Employer Stock Fund shall also receive a copy of the Company's Annual Report to Stockholders and a proxy statement related to the Company's stockholder meetings.

Amendment and Termination

         It is the intention of the Association to continue the Plan indefinitely. Nevertheless, the Association within its sole discretion may terminate the Plan at any time. The Association reserves the right to make, from time to time, any amendment or amendments to the Plan that do not cause any part of the Trust to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or their beneficiaries; provided, however, that the Association may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

         In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Trust assets to another plan, the Plan requires that each Participant would (if either the Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer that is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

Federal Income Tax Consequences

         The following discussion is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. The summary is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Participants are urged to consult their tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

         The Plan has been submitted to the IRS for a determination that it is qualified under Section 401(a) and 401(k) of the Code, and that the related
Trust is exempt from tax under Section 501(a) of the Code. A plan that is "qualified" under these sections of the Code is afforded special tax treatment which include the following: (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) Participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Code as of the applicable effective date of any change in the law. The Association expects to timely adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Code.

         Assuming  that  the  Plan  is   administered  in  accordance  with  the
requirements of the Code, participation in the Plan under existing federal income tax laws will have the following effects:

                  (a) Amounts contributed to a Participant's Salary Reduction Account and the earnings on this Account are not includable in a Participant's federal taxable income until such contributions or earnings are actually distributed or withdrawn from the Plan. Special tax treatment may apply to the taxable portion of any distribution that includes Common Stock or qualifies as a Lump Sum Distribution (as described below).

                  (b) Income earned on assets held by the Trust will not be taxable to the Trust.

         Lump Sum Distribution. A distribution from the Plan to a Participant or the beneficiary of a Participant will qualify as a Lump Sum Distribution if it is made: (i) within one taxable year of the Participant or beneficiary; (ii) on account of the Participant's death, disability or separation from service, or after the Participant attains age 59 1/2; and (iii) consists of the balance to the credit of the Participant under this Plan and all other profit sharing plans, if any, maintained by the Association. The portion of any Lump Sum Distribution that is required to be included in the Participant's or beneficiary's taxable income for federal income tax purposes (the "total taxable amount") consists of the entire amount of such Lump Sum Distribution less the amount of after-tax contributions, if any, made by the Participant to any other profit sharing plans maintained by the Association which is included in such distribution.

         Averaging Rules. The portion of the total taxable amount of a Lump Sum Distribution that is attributable to participation in this Plan or in any other profit-sharing plan maintained by the Association (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However, a Participant who has completed at least five years of participation in this Plan before the taxable year in which the distribution is made, or a beneficiary who receives a Lump Sum Distribution on account of the Participant's death (regardless of the period of the Participant's participation in this Plan or any other profit-sharing plan maintained by an employer), may elect to have the ordinary income portion of such Lump Sum Distribution taxed according to a special averaging rule ("five-year averaging"). The election of the special averaging rules may apply only to one Lump Sum Distribution received by the Participant or beneficiary, provided such amount is received on or after the Participant turns 59 1/2 and the recipient elects to have any other Lump Sum Distribution from a qualified plan received in the same taxable year taxed under the special averaging rule. Under a special grandfather rule, individuals who turned 50 by 1986 may elect to have their Lump Sum Distribution taxed under either the five-year averaging rule or under the prior law ten-year averaging rule. Such individuals also may elect to have that portion of the Lump Sum Distribution attributable to the participant's pre-1974 participation in the Plan taxed at a flat 20% rate as gain from the sale of capital assets.

         Common Stock Included in Lump Sum Distribution. If a Lump Sum Distribution includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such Common Stock (i.e., the excess of the value of such Common Stock at the time of the distribution over its cost to the Plan). The tax basis of such Common Stock to the Participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the Common Stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the Common Stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the Treasury Regulations.

         Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. Pursuant to a change in law, effective January 1, 1993, virtually all distributions from the Plan may be rolled over to another qualified plan or to an individual retirement account ("IRA") without regard to whether the distribution is a Lump Sum Distribution or a Partial Distribution. Effective January 1, 1993, Participants have the right to elect to have the Trustee transfer all or any portion of an "eligible rollover distribution" directly to another plan qualified under Section 401(a) of the Code or to an IRA. If the Participant does not elect to have an "eligible rollover distribution" transferred directly to another qualified plan or to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. An "eligible rollover distribution means any amount distributed from the Plan except: (i) a distribution that is (a) one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives of the Participant and his or her designated beneficiary, or (b) for a specified period of ten years or more; (ii) any amount that is required to be distributed under the minimum distribution rules; and (iii) any other distributions excepted under applicable federal law. The tax law change described above did not modify the special tax treatment of Lump Sum Distributions, that are not rolled over or transferred.

         Additional Tax on Early Distributions. Generally, a Participant who receives a distribution from the Plan prior to attaining age 59 1/2 will be subject to an additional income tax equal to 10% of the taxable amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled over into an IRA or another qualified plan or the distribution is (i) made to a beneficiary (or to the estate of the Participant) on or after the death of the Participant, (ii) attributable to the Participant's being disabled within the meaning of Section 72(m)(7) of the Code,
(iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and his beneficiary, (iv) made to the Participant after separation from service on account of early retirement under the Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) pursuant to a qualified domestic relations order, or (vii) made to effect the distribution of excess contributions or excess deferrals.

         The foregoing is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan.
Accordingly, each Participant is urged to consult a tax advisor concerning the federal, state, and local tax consequences of participating in and receiving distributions from the Plan.

ERISA and Other Qualifications

          As noted above, the Plan is subject to certain provisions of ERISA and will be submitted to the IRS for a determination that it is qualified under
Section 401(a) of the Code.

Restrictions on Resale

         Any person receiving shares of Common Stock under the Plan who is an "affiliate" of the Association or the Company as the term "affiliate" is used in Rules 144 and 405 under the Securities Act of 1933 ("1933 Act") (e.g., directors, officers and substantial shareholders of the Company) may reoffer or resell such shares only pursuant to a registration statement filed under the 1933 Act or, assuming the availability thereof, pursuant to Rule 144 or some other exemption of the registration requirements of the 1933 Act. Any person who may be an "affiliate" of the Association or the Company may wish to consult with counsel before transferring any Common Stock owned by him or her. Participants who serve as directors, officers or 10% stockholders of the Company are advised to consult with counsel as to the applicability of Section 16 of the 1934 Act which may restrict the sale of Common Stock where acquired under the Plan, or other sales of Common Stock. In addition, directors and officers of the Association may be restricted from transferring shares purchased in the Conversion for a period of one year in accordance with regulations of the Office of Thrift Supervision.

         Persons who are not deemed to be "affiliates" of the Association or the Company at the time of resale will be free to resell any shares of Common Stock received by them under the Plan, either publicly or privately, without regard to the registration and Prospectus delivery requirements of the 1993 Act or compliance with the restrictions and conditions contained in the exemptive rules thereunder. An "affiliate" is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with the Association or the Company. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an "affiliate" of that corporation. A person who may be deemed an "affiliate" at the time of a proposed resale will be permitted to make public resales of the Common Stock only pursuant to a "reoffer" prospectus or in accordance with the restrictions and conditions contained in Rule 144 in any three-month period may not exceed the greater of one percent of the Common Stock then outstanding or the average weekly trading volume reported on the National Association of Securities Dealers Automated Quotation System during the four calendar weeks prior to the sale. Such sales may be made only though brokers without solicitation and only at a time when the Company is current in filing the reports required of it under the 1934 Act.

SEC Reporting and Short-Swing Liability

         Section 16 of the 1934 Act imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than ten percent of the stock of public companies, such as the Company. Section 16(a) of the 1934 Act requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the SEC. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within ten days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of the Company's fiscal year. Participation in the Employer Stock Fund of the Plan by officers, directors and persons beneficially owning more than ten percent of the Common Stock of the Company must be reported to the SEC annually on a Form 5 by such individuals.

         In addition to the reporting requirements described above, Section 16(b) of the 1934 Act provides for the recovery by the Company of profits realized by any officer, director or any person beneficially owning more than ten percent of the Common Stock ("Section 16(b) Persons") resulting from the purchase and sale or sale and purchase of the Common Stock within any six-month period. The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant- directed employer security transactions within an employee benefit plan, such as the Plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) Persons. Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, under the Plan, Section 16(b) Persons are required to hold shares of Common Stock distributed for six months after receiving such a distribution.

Additional Information

         This Prospectus Supplement dated ____________ ____, 1998, is part of the Prospectus of the Company dated ___________ ____, 1998. This Prospectus Supplement shall be delivered to Plan Participants in conjunction with the Prospectus and is not complete unless it is accompanied by the Prospectus dated ____________ ____, 1998.

                                 LEGAL OPINIONS

         The validity of the issuance of the Common Stock will be passed upon by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C., which acted as special counsel for the Company and the Association in connection with the Conversion.

                           Exhibit A: Investment Form

                                                                      Appendix-A
                                                                      ----------

                    FIRST KANSAS FEDERAL SAVINGS ASSOCIATION
               EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST


                ------------------------------------------------
                 Participant Voluntary Investment Election Form
                ------------------------------------------------


-----------------------------------------            ----------------------
Name of Plan Participant                             Social Security Number

1.       Instructions.
         -------------

         In connection with the proposed Conversion of First Kansas Federal Savings Association ("Association") from a mutual savings association to a stock based organization (the "Conversion"), the Employees' Savings & Profit Sharing Plan and Trust as adopted by First Kansas Federal Savings Association ("Plan") has been amended to permit participants to direct all, or a portion, of the assets attributable to their Participant Account as of _____________ ____, 1998, into a new fund: the Employer Stock Fund. The assets attributable to a Participant's Account under the Plan transferred at the direction of the Participant into the Employer Stock Fund will be used to purchase shares of common stock (the "Common Stock") of First Kansas Financial Corporation ("Company") to be issued in the initial stock offering of the Company.

         To direct a transfer of all or a part of the funds credited to your accounts to the Employer Stock Fund, you should complete and file this form with Larry V. Bailey, at 600 Main Street, Osawatomie, Kansas 66064, who will retain this form and return a copy to you. If you need any assistance in completing this form, please contact Larry V. Bailey at (913) 755-3033. If you do not complete and return this form to the Plan Administrator by _____________ ____, 1998, at 12:00 p.m., the funds credited to your accounts under the Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the Plan if no investment direction has been provided.

2.       Investment Directions.
         ----------------------

         As a Participant in the Plan, I hereby voluntarily elect to direct the Trustee of the Plan to invest the below indicated dollar sum of my Participant Account balance under the Plan as indicated below.

         I hereby voluntarily elect and request to direct investment of the below indicated dollar amount of my Participant Account funds for the purchase of the Common Stock to be issued in the Association's mutual-to-stock Conversion as indicated below (minimum investment of $250.00; rounded to the nearest $10.00 increment; maximum investment permissible is 15,000 shares of the Common Stock being offered or $150,000.00): $________________. Enter your $ level of requested purchase through the Plan. Such amount does not exceed the vested portion of assets held under the Plan for the underlying Participant. Please note that the actual number of shares of Common Stock purchased on your behalf under the Plan may be limited or reduced in accordance with the Plan of Conversion of the Association based upon the total number of shares of Common Stock subscribed for by other parties.

         All other funds in my Participant Account will remain invested as previously requested. All future contributions under the Plan will continue to be invested as previously requested.

3.       Acknowledgement.

         I fully understand that this self-directed portion of my Participant Account does not share in the overall net earnings, gains, losses, and appreciation or depreciation in the value of assets held by the Plan's other investment funds, but only in my Account's allocable portion of such items from the Directed Investment Account invested in the Common Stock. I understand that the Plan's Trustee, in complying with this election and in following my directions for the investment of my account, is not responsible or liable in any way for the expenses or losses that may be incurred by my Account assets invested in Common Stock under the Employer Stock Fund.

         I  further   understand  that  this  one  time  election  shall  become irrevocable by me upon execution and submission of this Investment Form.

Only properly signed forms delivered to the Plan Trustee on or before ____________ ____, 1998, at 12:00 p.m. , will be honored.

         The undersigned Participant acknowledges that he or she has received and read the Prospectus of the First Kansas Financial Corporation, dated
____________  ____,  1998, the Prospectus  Supplement dated  ____________  ____,
1998, regarding the Employees' Savings & Profit Sharing Plan and Trust as adopted by First Kansas Federal Savings Association and this Investment Form. The undersigned hereby acknowledges that the shares of Common Stock to be purchased with the funds noted above are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. Investment in such Common Stock will expose the undersigned to the investment risks and potential fluctuations in the market price of such Common Stock. Such investment in the Common Stock does not offer any guarantees regarding maintenance of the principal value of such investment or any projections or guarantees associated with future value or dividend payments with respect to such Common Stock. The undersigned has read and understands the above listed documents and hereby voluntarily makes and consents to this investment election and voluntarily signed his (her) name as of the date listed below. If you so elect, you may choose not to make any investment decision at this time.



--------------------            -------------        ---------------------------         -------------
Witness                         Date                 Participant                         Date


--------------------            -------------        ---------------------------         -------------
Witness                         Date                 Participant's Spouse                Date

For the Trustee                                      For the Plan Administrator
---------------                                      --------------------------


--------------------            -------------        ---------------------------         -------------
                                Date                                                     Date


PROSPECTUS
Up to 1,553,938 Shares of Common Stock

                                              FIRST KANSAS FINANCIAL CORPORATION
                (Proposed Holding Company for First Kansas Federal Savings Bank)
                                                                 600 Main Street
                                                        Osawatomie, Kansas 66064
                                                                  (913) 755-3033

================================================================================
         First Kansas Federal Savings Association is converting from the mutual to the stock form of organization. As part of the conversion, First Kansas Federal Savings Association will become a wholly owned subsidiary of First Kansas Financial Corporation and will change its name to First Kansas Federal Savings Bank. First Kansas Financial Corporation was formed in February 1998 and upon consummation of the conversion will own all of the shares of First Kansas Federal Savings Bank. The common stock of First Kansas Financial Corporation is being offered for sale to the public in accordance with a plan of conversion. The plan of conversion must be approved by the Office of Thrift Supervision and by a majority of the votes eligible to be cast by members of First Kansas Federal Savings Association. No common stock will be sold if First Kansas Federal Savings Association does not receive these approvals or if First Kansas Financial Corporation does not receive orders for at least the minimum number of shares.
================================================================================

                                TERMS OF OFFERING

         An independent appraiser has estimated the market value of the converted First Kansas Federal Savings Bank to be between $9,987,500 and $13,512,500 which establishes the number of shares to be offered. Subject to Office of Thrift Supervision approval, up to 1,553,938 shares, an additional 15% above the maximum number of shares, may be offered. Based on these estimates, we are making the following offering of shares of common stock:

o        Price Per Share:                                     $10.00

o        Number of Shares
         Minimum/Maximum/Maximum, as adjusted:                998,750 to 1,351,250 to 1,553,938


o        Underwriting Commissions and Other Expenses
         Minimum/Maximum/Maximum, as adjusted:                ^ $450,000 to $500,000 to $500,000
                                                                --------------------------------


o        Net Proceeds to First Kansas Financial Corporation
         Minimum/Maximum/Maximum, as adjusted:                $9,538,000 to $13,013,000 to $15,039,000

o        Net Proceeds per Share
         Minimum/Maximum/Maximum, as adjusted:                $9.55 to $9.63 to $9.69


Please refer to Risk Factors beginning on page ^ 14 of this document.


These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


    For information on how to subscribe, call the Stock Information Center at
                                 (913) 755-3350^


                             CAPITAL RESOURCES, INC.
                                __________, 1998

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page

Questions and Answers About the Stock Offering.............................    1

Summary....................................................................    3

Selected Financial and Other Data..........................................    6

Recent Developments .......................................................    9

Risk Factors............................................................... ^ 14
                                                                              --
Proposed Purchases by Directors and Officers............................... ^ 17
                                                                              --
Use of Proceeds............................................................ ^ 18
                                                                              --
Dividends.................................................................. ^ 18
                                                                              --
Market for the Common Stock................................................ ^ 19
                                                                              --
Capitalization............................................................. ^ 20
                                                                              --
Pro Forma Data............................................................. ^ 21
                                                                              --
Historical and Pro Forma Capital Compliance................................ ^ 26
                                                                              --
The Conversion............................................................. ^ 27
                                                                              --
Consolidated Statements of Earnings........................................ ^ 39
                                                                              --
Management's Discussion and Analysis ...................................... ^ 40
                                                                              --
Business of First Kansas Financial Corporation............................. ^ 50
                                                                              --
Business of First Kansas Federal Savings Association....................... ^ 50
                                                                              --
Regulation................................................................. ^ 67
                                                                              --
Taxation................................................................... ^ 72
                                                                              --
Management of First Kansas Financial Corporation........................... ^ 74
                                                                              --
Management of First Kansas Federal Savings Association..................... ^ 74
                                                                              --
Restrictions on Acquisitions of First Kansas Financial Corporation......... ^ 80
                                                                              --
Description of Capital Stock............................................... ^ 83
                                                                              --
Indemnification of Officers and Directors.................................. ^ 84
                                                                              --
Legal and Tax Matters...................................................... ^ 84
                                                                              --
Experts.................................................................... ^ 85
                                                                              --
Registration Requirements.................................................. ^ 85
                                                                              --
Where You Can Find Additional Information.................................. ^ 85
                                                                              --
Index to Consolidated Financial Statements................................. ^ 86
                                                                              --



         This document contains forward-looking statements which involve risks and uncertainties. First Kansas Financial Corporation's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page ____ of this document.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

Q:       What is the purpose of the offering?

A: The purpose of the offering is to raise capital and change our corporate form of organization. The offering gives you the chance to become a stockholder of our newly formed holding company, First Kansas Financial Corporation. Stockholders will share indirectly in our future as a federal stock savings bank. The stock offering will increase our capital and funds for lending and investment activities. As a stock savings institution operating through a holding company structure, we will have greater flexibility for investments.

Q:       How do I purchase the stock?

A: You must complete and return the stock order form to us (no copies will be accepted) together with your payment, on or before 12:00 noon, __________, __________, 1998. If we do not receive sufficient orders by that time, the offering may be extended until ________ ____, 1998.

Q:       How much stock may I purchase?

A: The minimum purchase is 25 shares or $250. The maximum purchase is 15,000 shares (or $150,000) for any individual person or persons ordering through a single account. No person, related person or persons acting together, may purchase in total more than 20,000 shares (or $200,000). We may decrease or increase the maximum purchase limitation without notifying you. In the event that the offering is oversubscribed, there will not be enough shares to fill all orders.

Q:       What happens if there are not enough shares to fill all orders?

A: You might not receive any or all of the shares you want to purchase. If there is an oversubscription in the subscription offering, the stock will be offered in the following priorities:

         o Priority 1 - Persons who had a deposit account with us of at least $50.00 on September 30, 1996.

         o Priority 2 - Tax Qualified Employee Plans (the employee stock ownership plan of First Kansas Federal Savings Bank).

         o Priority 3 - Persons who had a deposit account of at least $50.00 with us on March 31, 1998.

         o Priority 4 - Other persons entitled to vote on the approval of the conversion.


If the above persons do not subscribe for all of the shares, the remaining shares may be offered, with the help of Capital Resources, Inc., in a community offering or a syndicated community offering. In the event of a community offering, we will give a preference to natural persons who reside in Miami, Bourbon, Mitchell and Phillips counties, Kansas. In a syndicated community offering, we would offer any remaining shares to the general public through a group of brokers/dealers organized by Capital Resources, Inc. We have the right to reject any stock order in the community offering or syndicated community offering.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Q: What particular factors should I consider when deciding whether to buy the stock?


A: Although the common stock ^ is expected to be listed on the Nasdaq ^ National Market, an active and liquid market for the stock may not develop and, even if developed, may not be maintained. This may make it difficult for you to resell the shares you purchase. Also, before you decide to purchase stock, you should read this prospectus, including the "Risk Factors" section on pages ____-____.


Q: As a depositor or borrower member of First Kansas Federal Savings Association, what will happen if I do not purchase any stock?

A: You presently have voting rights since we are in the mutual form; however, once we convert, voting rights will be held only by the stockholders. You are not required to purchase stock. Your deposit accounts, certificate accounts and any loans you may have with us will not be affected.

Q: Who can help answer any other questions I may have about the stock offering?

A: In order to make an informed investment decision, you should read this entire document. In addition, if you have any questions you should contact:

                            Stock Information Center
                       First Kansas Financial Corporation
                                 600 Main Street
                            Osawatomie, Kansas 66064

                                (913) ^ 755-3350

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements of First Kansas Federal Savings Association. References in this document to "we", "us", and "our" refer to First Kansas Federal Savings Association either in its present form or as a stock savings bank following the conversion, after which our name will change to First Kansas Federal Savings Bank. In certain instances where appropriate, "we", "us", or "our" refers collectively to First Kansas Financial Corporation and First Kansas Federal Savings Association. References in this document to the "Company" refer to First Kansas Financial Corporation.

The Companies
                       First Kansas Financial Corporation
                                 600 Main Street
                            Osawatomie, Kansas 66064
                                 (913) 755-3033

         First Kansas Financial Corporation is not an operating company and has not engaged in any significant business to date. It was formed in February 1998 as a Kansas-chartered corporation to be the holding company for First Kansas Federal Savings Bank. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. See page
----------.

                    First Kansas Federal Savings Association
                                 600 Main Street
                            Osawatomie, Kansas 66064
                                 (913) 755-3033

         First Kansas Federal Savings Association was originally chartered in 1899 under the name "The Consolidated Building and Loan Association" and commenced operations that same year. In 1938 we became a member of the Federal Home Loan Bank System, obtained a federal charter and changed our name to "First Federal Savings and Loan Association of Osawatomie." In 1983, we changed our name to "First Kansas Federal Savings Association." We are a community and customer oriented federal mutual savings association with six branch offices located in Miami, Bourbon, Mitchell and Phillips counties. We provide financial services to individuals, families and small businesses. Historically, we have emphasized residential mortgage lending, primarily originating one- to four-family mortgage loans. At December 31, 1997, we had total assets of $95.7 million, deposits of $85.7 million, and total equity of $6.6 million. See pages ________ to ________.

The Stock Offering

         We are offering between 998,750 and 1,351,250 shares of common stock at $10.00 per share. We may increase the offering to 1,553,938 shares without further notice to you. We would do this for two reasons: changes in our financial condition or market conditions that occur before we complete the conversion; or to fill the order from our employee stock ownership plan. Any increase over 1,351,250 shares would require the approval of the Office of Thrift Supervision (the "OTS"). If we do increase the size of the offering within these limits, you may not change or cancel any stock order previously delivered to us.

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                                        3

--------------------------------------------------------------------------------

Stock Purchases

         The shares of common stock will be offered on the basis of priorities. If you are a depositor or borrower member, you will receive subscription rights to purchase the shares. The shares will be offered first to persons with subscription rights in a subscription offering, and any remaining shares may be offered in a community offering or syndicated community offering. See pages _______ to ______.

Subscription Rights

         You may not sell or assign your subscription rights. Any transfer of subscription rights is prohibited by law.

The Offering Range and Determination of the Price Per Share


         The offering range is based on an independent appraisal of the estimated market value of the common stock by Capital Resources Group, Inc., an appraisal firm experienced in appraisals of savings institutions, which is affiliated with Capital Resources, Inc. Capital Resources Group, Inc. has estimated that in its opinion as of March 6, 1998, the estimated valuation range of the common stock was between $9,987,500 and $13,512,500 (with a ^ midpoint of $11,750,000). The estimated valuation range of the shares is our estimated market value after giving effect to the sale of shares in this offering.

         The appraisal was based ^ both upon our financial condition and operations and upon the effect of the additional capital we will raise in this offering. The $10.00 price per share was determined by our board of directors. It is the price most commonly used in stock offerings involving conversions of mutual savings institutions. The independent appraisal will be updated before we complete the conversion. If the estimated valuation range of the common stock is either below $9,987,500 or above $15,539,380, you will be notified and will have the opportunity to modify or cancel your order. See pages ________ to
__________.


Termination of the Offering


         The subscription offering will terminate at __:__ _.m., Osawatomie, Kansas Time, on ________ ____, 1998. ^ Any community offering or syndicated community offering^ may terminate at any time without notice, but no later than ________ ____, 1998, without approval by the OTS.


Benefits to Management from the Offering

         Our employees will participate in the offering through individual purchases and through purchases of stock by our employee stock ownership plan, which is a type of retirement plan. We also intend to implement a restricted stock plan and a stock option plan, which may benefit the President and other officers and directors. If we adopt the restricted stock plan, our officers and directors will be awarded stock at no cost to them. The restricted stock plan and stock option plan may not be adopted until after the conversion and are subject to stockholder approval and compliance with OTS regulations.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Use of the Proceeds Raised from the Sale of Common Stock


         Half of the net proceeds the Company receives from the sale of its common stock will be contributed to the Association as payment for our stock. Part of the remaining funds will be loaned to the bank employee stock ownership plan to fund its purchase of 8% of the shares sold in the conversion. Remaining proceeds will initially be placed in short-term investments. These funds may later be used for stock repurchases or for the payment of dividends.

         The funds the Association receives from the sale of our stock to the Company will increase our capital for future lending and investment and will also be used to improve our facilities and enhance the services we offer. A portion of the funds we receive may also be used to fund the purchase of up to 4% of the shares for the restricted stock plan which is expected to be adopted following the conversion. See page __________.




Dividends


         First Kansas Financial Corporation does not initially expect to pay dividends and no decision has been made regarding the future declaration of dividends. We may, however, ^ at a later time establish a dividend policy. See page __________.


Market for the Common Stock


         ^ It is expected that our common stock ^ will be traded on the Nasdaq ^ National Market under the symbol ^"FKAN". An active and liquid trading market, however, may not develop or be maintained. Investors should have a long-term investment intent. Persons purchasing shares may not be able to sell their shares when they desire or sell them at a price equal to or above $10.00. Capital Resources, Inc. is expected to make a market in the common stock.
Capital Resources, Inc. will, however, not be subject to any obligation with respect to such efforts. See page __________.



Important Risks in Owning First Kansas Financial Corporation's Common Stock

         Before you decide to purchase stock in the offering, you should read the "Risk Factors" section on pages __ -________ of this document.

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                                        5

--------------------------------------------------------------------------------

                        SELECTED FINANCIAL AND OTHER DATA

         We are providing the following summary financial information about us for your benefit. This information is derived from our audited financial statements. The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page F-1.

Selected Financial Data

                                                                                           At December 31,
                                                           -------------------------------------------------------------------------
                                                                1997            1996             1995            1994        1993
                                                           --------------   -------------   --------------   ----------- -----------
                                                                                       (Dollars in thousands)
Total amount of:
  Assets................................................        $95,655      $101,245          $91,192         $90,325     $93,192
  Cash and cash equivalents.............................          4,600         4,222            2,305           2,395       1,037
  Loans receivable, net(1)..............................         46,563        42,827           30,755          29,705      33,651
  Investment securities, held-to-maturity...............          3,852         2,800            4,341           5,409       5,548
  Mortgage-backed securities, held-to-maturity..........         20,937        24,861           26,059          47,436      49,775
  Mortgage-backed securities, available-for-
    sale................................................         16,833        23,723           25,315           2,748          --
  Loans held for sale...................................             --            --               76              90         699
  Deposits..............................................         85,651        83,723           82,489          84,098      87,389
  FHLB borrowings.......................................          2,550        11,350            1,900              --          --
  Equity................................................          6,610         5,795            5,952           5,655       5,155

Number of:

  Deposit accounts......................................       ^ 15,439        14,740           14,227          11,697      12,353
                                                                 ------
  Full service offices..................................              6             6                6               6           6



-----------------------------
(1) Loans receivable, net is comprised of total loans less allowance for loan losses, deferred loan fees and the undisbursed portion of loans in process.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------





Summary of Operations


                                                                           Years Ended December 31,
                                          ------------------------------------------------------------------------------------------
                                                1997               1996               1995              1994               1993
                                          ----------------   ----------------   ----------------  ----------------   ---------------
                                                                                (In thousands)


Interest income........................         ^ $6,895             $6,544             $6,106            $5,886             $6,541

Interest expense.......................          ^ 4,239              4,016              3,668             3,267              3,629
                                                 -------              -----              -----             -----              -----

  Net interest income..................            2,656              2,528              2,438             2,619              2,912
Provision for loan losses..............               35                 --                  1                 2                 23
                                                  ------             ------             ------            ------             ------
  Net interest income after
    provision for loan losses..........            2,621              2,528              2,437             2,617              2,889
Noninterest income.....................              852                710                462               387                542
                                                  ------             ------             ------            ------             ------
  Subtotal.............................            3,473              3,238              2,899             3,004              3,431
Noninterest expense(1).................            2,352              2,952              2,294             2,084              2,023
                                                  ------             ------              -----             -----              -----
 Earnings before income taxes..........            1,121                286                605               920              1,408
Income tax expense.....................              449                115                242               346                530
                                                  ------             ------             ------            ------             ------
  Net income ..........................          $   672            $   171            $   363           $   574            $   878
                                                  ======             ======             ======            ======             ======

----------------
(1) Noninterest expense for the year ended December 31, 1996 included a one-time deposit insurance special assessment of $545,000 to recapitalize the Savings Association Insurance Fund of the FDIC.
--------------------------------------------------------------------------------

Key Operating Ratios

                                                                                                      At or For the Years Ended
                                                                                                           December 31,
                                                                                                      -------------------------
                                                                                                         1997         1996(5)
                                                                                                         ----         -------
Performance ratios:
  Return on total assets(1) .......................................................................         0.67%        0.18%
  Return on total equity(2) .......................................................................        10.78         2.85
  Interest rate spread ............................................................................         2.52         2.44
  Net interest margin(3) ..........................................................................         2.75         2.70
  Ratio of noninterest expense to average total assets ............................................         2.34         3.03
  Ratio of average interest-earning assets to average
    interest-bearing liabilities ..................................................................       105.18       106.13
  Ratio of net interest income after provision for loan
    losses, to total noninterest expense ..........................................................       111.95        86.04

Asset quality ratios:
  Non-performing assets to total assets at end of period(4) .......................................         0.08         0.02
  Non-performing loans to total loans .............................................................         0.17         0.04
  Allowance for loan losses to non-performing loans ...............................................       226.58       858.82
  Allowance for loan losses to loans receivable, net ..............................................         0.38         0.34
  Net charge-offs during the period to average loans
    outstanding during the period .................................................................           --         0.01

Capital ratios:
  Equity to assets at period end ..................................................................         6.91         5.72
  Ratio of average equity to average assets .......................................................         6.21         6.15


--------------
(1)      Ratio of net earnings to average total assets.
(2)      Ratio of net earnings to average total equity.
(3)      Net interest income as a percentage of average interest-earning assets.
(4) Non-performing assets include non-accrual loans, foreclosed real estate and other repossessed assets.
(5) For 1996, return on total assets, return on total equity and the ratio of noninterest expense to average total assets, excluding the effect of the special assessment to recapitalize the SAIF (see footnote 1 on page
         7), were .51%, 8.31% and 2.47%, respectively.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------




                               RECENT DEVELOPMENTS


Selected Financial and Other Data

         Set forth below are summaries of our historical financial and other data at the dates and for the periods indicated. Financial data as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been included. The summary of operations and other data for the three months ended March 31, 1998 are not necessarily indicative of the results of operations for the fiscal year ending December 31, 1998.

Selected Financial Data

                                                                                      At                    At
                                                                                   March 31,            December 31,
                                                                                   ---------            ------------
                                                                                     1998                  1997
                                                                                     ----                  ----
                                                                                       (Dollars in thousands)
                                                                                  (Unaudited)
Total amount of:
  Assets...............................................................             $94,492                 $95,655
  Cash and cash equivalents............................................               5,464                   4,600
  Loans receivable, net(1).............................................              44,937                  46,823
  Investment securities, held-to-maturity..............................              21,281                  21,548
  Mortgage-backed securities, held-to-maturity.........................               3,195                   3,199
  Mortgage-backed securities, available-for-sale.......................               2,668                   2,946
  Loans held for sale..................................................                  --                      --
  Deposits.............................................................              85,389                  85,651
  FHLB borrowings......................................................                 650                   2,550
  Equity...............................................................               6,953                   6,610

Number of:
  Deposit accounts.....................................................              15,494                  15,439
  Full service offices.................................................                   6                       6


-----------------------------
(1) Loans receivable, net is comprised of total loans less allowance for loan losses, deferred loan fees and the undisbursed portion of loans in process.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Summary of Operations



                                                                                    For the Three Months Ended
                                                                                             March 31,
                                                                                    ---------------------------
                                                                                      1998                 1997
                                                                                      ----                 ----
                                                                                            (In thousands)
                                                                                              (Unaudited)

Interest income.......................................................              $1,649               $1,719
Interest expense......................................................                 989                1,055
                                                                                    ------               ------
  Net interest income.................................................                 660                  664
Provision for loan losses.............................................                   7                   --
                                                                                    ------               ------
  Net interest income after  provision for loan losses................                 653                  664
Noninterest income....................................................                 201                  179
                                                                                    ------               ------
  Subtotal............................................................                 854                  843
Noninterest expense...................................................                 569                  559
                                                                                    ------               ------
Earnings before income taxes..........................................                 285                  284
Income tax expense....................................................                 113                  108
                                                                                    ------               ------
  Net income .........................................................               $ 172                $ 176
                                                                                      ====                 ====


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------




Key Operating Ratios



                                                                                At or For the Three Months Ended
                                                                                             March 31,
                                                                               ------------------------------------
                                                                                   1998                    1997
                                                                                   ----                    ----
                                                                                            (Unaudited)
Performance ratios:
  Return on total assets(1).........................................                 .72%                    .69%
  Return on total equity(2).........................................               10.15                   11.83
  Interest rate spread..............................................                2.45                    2.42
  Net interest margin(3)............................................                2.82                    2.69
  Ratio of noninterest expense to average total assets..............                2.39                    2.22
  Ratio of average interest-earning assets to average
    interest-bearing liabilities....................................              106.34                  104.88
  Ratio of net interest income after provision for loan
    losses, to total noninterest expense............................              114.61                  118.82

Asset quality ratios:
  Non-performing assets to total assets at end of period(4).........                  --                      --
  Non-performing loans to total loans...............................                  --                      --
  Allowance for loan losses to non-performing loans.................              373.91               14,100.00
  Allowance for loan losses to loans receivable, net................                 .38                     .33
  Net charge-offs during the period to average loans
    outstanding during the period...................................                  --                      --

Capital ratios:
  Equity to assets at period end....................................                7.36                    6.06
  Ratio of average equity to average assets.........................                7.10                    5.90



----------------
(1)      Ratio of net earnings to average total assets.
(2)      Ratio of net earnings to average total equity.
(3)      Net interest income as a percentage of average interest-earning assets.
(4) Non-performing assets include non-accrual loans, foreclosed real estate and other repossessed assets.


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                                       11

--------------------------------------------------------------------------------


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS


Comparison of Financial Condition at March 31, 1998 and December 31, 1997

Total assets decreased by $1.2 million or 1.27% due primarily to repayment of FHLB borrowings and lines of credit.

Deposits decreased by $262,000 million due primarily to competitive rates offered by other local institutions. Advances from the FHLB decreased by $1.9 million or 74.51% as a result of prepayment.

Total equity increased $343,000 as a result of first quarter earnings and improvements in our available- for-sale securities portfolio.

Non-Performing Assets and Delinquencies

Loans accounted for on a non-accrual basis decreased to $46,000 at March 31, 1998 from $79,000 at December 31, 1997. This decrease was the result of several such loans becoming current in payment. At March 31, 1998, the Association had no repossessed assets or real estate owned. The allowance for loan losses was $172,000 at March 31, 1998.

Comparison of the Results of Operations for the Three Months Ended March 31, 1998 and 1997

Net Income. Net income decreased by $4,000 or 2.27% to net income of $172,000 for the three months ended March 31, 1997 from net income of $176,000 for the same three months of fiscal 1998. The return on average assets increased to 0.72% from 0.69% for the three months ended March 31, 1998 and 1997, respectively.

Net Interest Income. Net interest income decreased $4,000, or .60%, from $664,000 for the three months ended March 31, 1997, to $660,000 for the three months ended March 31, 1998.

Interest Income. Interest income decreased $70,000 for the three months ended March 31, 1998 compared to the three months ended March 31, 1997. The decrease in interest income was primarily attributable to fewer interest-earning assets. The average balance of interest-earning assets decreased by 5.97%. The average yield on interest-earning assets increased moderately to 7.02% from 7.01% for the quarters ended March 31, 1998 and 1997, respectively.

Interest Expense. Interest expense decreased $66,000 from $1,055,000 for the three months ended March 31, 1997, to $989,000 for the three months ended March 31, 1998. The decrease in interest expense was attributable to reduced FHLB borrowings. The average balance of deposits increased by $2.0 million and the average balance of advances from the FHLB decreased by $8.9 million, from the three months ended March 31, 1997 to the three months ended March 31, 1998.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Non-Interest Income. Non-interest income increased by $22,000 primarily due to an increase in service charges on deposit accounts of $29,000.

Non-Interest Expense. Non-interest expense increased by $10,000 primarily due to inflation.

Income Taxes. Income tax expense amounted to $108,000 for the three months ended March 31, 1997 compared to $113,000 for the three months ended March 31, 1998.

Capital Resources

Management monitors our risk-based capital and leverage capital ratios in order to assess compliance with regulatory guidelines. At March 31, 1998, the Association had tangible capital, leverage, and total risk- based capital of 6.88%, 6.88%, and 19.27%, respectively, which exceeded the OTS's minimum requirements of 1.5%, 3.0% and 8.0%, respectively.


--------------------------------------------------------------------------------

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.

Intent to Remain Independent

         We have operated as an independent community savings institution since 1899. It is our intention to continue to operate as an independent community institution following the conversion. Accordingly, you are urged not to subscribe for shares of our common stock if you anticipate a quick sale of our institution. See "Business of First Kansas Financial Corporation."

Potential Impact of Changes in Interest Rates and the Current Interest Rate Environment

         Our ability to make a profit largely depends on our net interest income. Net interest income is the difference between what we earn on our interest-earning assets (such as mortgage loans and investment securities) and what we pay on our interest-bearing liabilities (such as deposits and borrowings). Most of our mortgage loans have rates of interest which are adjustable and are generally originated with terms of up to 30 years, while our deposit accounts have significantly shorter terms to maturity. During the first year of an adjustable-rate loan, we usually offer an introductory rate that is below market, which may result in lower interest income during this time. Some of our interest-earning assets have fixed-rates of interest and have longer effective maturities than our interest-bearing liabilities, which results in the yield on our interest-earning assets generally adjusting more slowly to changes in interest rates than the cost of our interest-bearing liabilities. As a result, our net interest income will be adversely affected by material and prolonged increases in interest rates. In addition, rising interest rates may result in a lack of customer demand for loans, which would adversely affect our earnings. See "Management's Discussion and Analysis -- Asset/Liability Management."

         Changes in interest rates can also affect the average life of loans and mortgage-backed securities. Historically a reduction in interest rates has resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced their mortgages in order to reduce their borrowing cost. Under these circumstances, we are subject to reinvestment risk to the extent that we are not able to reinvest such prepayments at rates which are comparable to the rates on the prepaid loans or securities.

Decreased Return on Average Equity and Increased Expenses Immediately After Conversion

         As a result of the conversion, our equity will increase substantially. Our expenses will increase because of the costs associated with our employee stock ownership plan, restricted stock plan, and the costs of being a public company. We also expect expenses to increase because of planned improvements to our facilities and equipment. In addition, we are building a new office to replace our existing Paola branch office. This, we anticipate, will be completed in June 1998. The cost of this new facility, including the land, will be approximately $1.1 million, although this amount will be partially offset by funds received from the sale of the existing Paola branch office. We do not know if we will receive sufficient other income to offset these additional costs. Because of the increases in our equity and expenses, our return on equity may decrease as compared to our performance in previous years. A lower return on equity could limit the trading price potential of the common stock. Moreover, we initially intend to invest the net proceeds in short-term investments which generally have lower yields than residential mortgage loans. For 1997 our return on total equity was 10.78%. See "Use of Proceeds."

Lack of Active Market for Common Stock


         ^ It is expected that the Company's common stock ^ will be traded on the Nasdaq ^ National Market under the symbol ^"FKAN." A condition for quotation on Nasdaq is that at least three market makers make, or agree to make, a market in the stock. We will encourage and assist at least three market makers to make a market in the common stock. Capital Resources, Inc. has indicated its intent to make a market in the common stock upon completion of the Offering. It is, however, under no obligation to do so, nor if it begins to do so, is it under any obligation to continue to make a market in the stock.

         An active trading market may not develop or be maintained. If an active market does not develop, you may not be able to sell your shares promptly or ^ at a price equal to or above the price you paid for them. See "Market for the Common Stock."


Fluctuations in Stockholders' Equity

         Changes in interest rates also can affect the value of the Company's investment and mortgage-backed securities and the ability to realize gains from the sale of those assets which are included as available-for-sale. Generally, the value of fixed-rate instruments fluctuate inversely with changes in interest rates. Increases in interest rates generally result in decreases in the carrying value of interest-earning assets which are classified as available-for-sale, which would adversely affect the Company's results of operations if sold by the Company, or the Company's stockholders' equity if retained by the Company as a result of Statement of Financial Accounting Standards No. 115.

         The market value and the amortized cost of the mortgage-backed securities available-for-sale portfolio was $16.8 million and $17.3 million, respectively, at December 31, 1997. Debt and equity securities which are classified as "available-for-sale" are carried at fair value. Unrealized gains and losses, net of income tax effect, are recorded as a separate component of stockholders' equity and are excluded from income. As a result, if market rates should increase in the future, then the market value of the Company's securities available-for-sale is likely to decease, which will have an adverse effect upon the Company's stockholders' equity, and conversely, a decrease in interest rates will likely cause an increase in the Company's stockholders' equity.

Anti-Takeover Provisions and Statutory Provisions That Could Discourage Hostile Acquisitions of Control

         Provisions in the Company's articles of incorporation and bylaws, the general corporation code of Kansas, and certain federal regulations may make it difficult for someone to pursue a tender offer, change in control or takeover attempt which is opposed by our management and board of directors. These provisions include: restrictions on the acquisition of the Company's equity securities and limitations on voting rights; the classification of the terms of the members of the board of directors; certain provisions relating to meetings of stockholders; denial of cumulative voting to stockholders in the election of directors; the ability to issue preferred stock and additional shares of common stock without shareholder approval; and supermajority provisions for the approval of certain business combinations. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of the Company more difficult. In addition, the effect of these provisions could be to limit the trading price potential of our stock. See "Restrictions on Acquisition of First Kansas Financial Corporation."

Possible Voting Control by Directors and Officers

         Based upon the midpoint of the estimated valuation range, our officers and directors intend to purchase approximately 7.57% of the common stock offered in the conversion. These purchases together with the purchase of shares by our employee stock ownership plan, as well as the potential acquisition of common stock through the stock option plan and restricted stock plan, together with the votes of a few supporters, could make it difficult for a stockholder to obtain majority support for stockholder proposals which are opposed by our management and board of directors. In addition, the voting of those shares could block the approval of transactions (i.e., business combinations and amendments to our articles of incorporation and bylaws) requiring the approval of 80% of the stockholders under the Company's articles of incorporation. See "Proposed
Purchases by Directors and Officers," "Management of First Kansas Federal Savings Association -- Executive Compensation," "Description of Capital Stock," and "Restrictions on Acquisition of First Kansas Financial Corporation"

Possible Dilutive Effect of Restricted Stock Plan and Stock Options

         Upon completion of the conversion, shareholders will be asked to approve the restricted stock plan and stock option plan. If approved, we will issue stock and options to purchase stock to our officers and directors through these plans. If the shares for the restricted stock plan and stock options are issued from our authorized but unissued stock, your voting interests may be diluted by up to approximately 12.3% and the trading price of our stock may be potentially limited. See "Pro Forma Data," "Management of First Kansas Federal Savings Association -- Proposed Future Stock Benefit Plans," and "-- Restricted Stock Plan."

Financial Institution Regulation and Future of the Thrift Industry

         We are subject to extensive regulation, supervision, and examination by the OTS and the Federal Deposit Insurance Corporation (the "FDIC"). Bills have been introduced in Congress that could consolidate the OTS with the Office of the Comptroller of the Currency ("OCC") and require the Bank to adopt a commercial bank charter. If we become a commercial bank, our investment authority and the ability of the Company to engage in diversified activities may be limited, which could adversely affect our value and profitability. See "Regulation."

Restrictions on Repurchase of Shares

         Generally, during the first year following the conversion, the Company may not repurchase its shares. During each of the second and third years following the conversion, the Company may repurchase up to 5% of its outstanding shares. During those periods, even if we believe that additional repurchases would be a good use of funds, we would not be able to do so without first obtaining OTS approval. There is no assurance that OTS approval would be given. See "The Conversion -- Restrictions on Repurchase of Shares."

Possible Year 2000 Computer Problems

         A great deal of information has been disseminated about the widespread computer problems that may arise in the year 2000. Computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operation of the Association. Data processing is also essential to most other financial institutions and many other companies.

         All our material data processing that could be affected by this problem is provided by a third party service bureau. The service bureau used by the Association has advised us that it expects to resolve this potential problem by the third quarter of 1998, and to begin testing the system in the fourth quarter. ^ If by the end of this year it appears that our primary data processing service bureau will be unable to resolve this problem in a timely manner, then we will identify a secondary data processing service provider to complete the task. If we are unable to do this, we will identify those steps necessary to minimize the negative impact the computer problems could have on us. If we are unable to resolve this potential problem in time, ^ we will likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operation of the Association. See "Management's Discussion and Analysis --Year 2000 Issues."

Possible Delay in Completing the Offering

         The completion of the offering is subject to market conditions and other factors beyond our control. No assurance can be given as to the length of time that will be required to complete the sale of shares being offered in the conversion following the meeting of our members at which the Plan is being submitted for approval. If delays are experienced, significant changes may occur in our estimated pro forma market value upon conversion together with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares. In the event the conversion is terminated, we will charge all conversion expenses against current income and any funds collected by us in the offering will be promptly returned, with interest, to each potential investor.


                  PROPOSED PURCHASES BY DIRECTORS AND OFFICERS

         The following table sets forth the approximate purchases of common stock by each director and executive officer and their associates in the conversion. Shares purchased by officers and directors in the conversion may not be sold for at least one year. The table assumes that 1,175,000 shares (the midpoint of the estimated valuation range) of the common stock will be sold at $10.00 per share and that sufficient shares will be available to satisfy subscriptions in all categories.

                                                                                             Aggregate
                                                                         Total               Price of               Percent
                                                                         Shares                Shares               of Shares
             Name                         Position                    Purchased(1)          Purchased(1)             Sold(1)
             ----                -------------------------            ------------          ------------             -------

J. Darcy Domoney                 Chairman                                 4,000              $  40,000                 0.34%
James E. Breckenridge            Director                                10,000                100,000                 0.85
William R. Butler, Jr.            Director                                5,000                 50,000                 0.43
Roger L. Coltrin                 Director                                20,000                200,000                 1.70
Donald V. Meyer                  Director                                20,000                200,000                 1.70
Larry V. Bailey                  Director, President,
                                 CEO and CFO                             20,000                200,000                 1.70
Daniel G. Droste                 Senior Vice President &
                                 Treasurer                                5,000                 50,000                 0.43
Galen E. Graham                  Senior Vice President &
                                 Secretary                                5,000                 50,000                 0.43
                                                                         ------                -------                 ----
                                                                         89,000               $890,000                 7.57%
                                                                         ======                =======                 ====

---------------
(1) Does not include shares purchased by the employee stock ownership plan (the "ESOP"). The numbers in this column have been rounded and may not add to match the total.

                                 USE OF PROCEEDS


         The Company will contribute half of the net proceeds from the offering to the Association. A portion of the net proceeds to be retained by the Company will be loaned to our employee stock ownership plan to fund its purchase of 8% of the shares sold in the conversion. ^ See "Pro Forma Data." The balance of the net proceeds retained by the Company will ^ initially be placed in short-term investments. ^ These remaining proceeds may also serve as a source of funds for the payment of dividends to stockholders or for the repurchase of the shares. ^ See "Business of First Kansas Financial Corporation."

         The funds contributed to the Association by the Company will be used for general corporate purposes including: (i) originating and purchasing loans,
(ii) investment in U.S. Government and federal agency securities, (iii) investment in mortgage-backed securities, or (iv) repaying FHLB advances. Initially we intend to invest the net proceeds in short-term investments until we can deploy the proceeds into higher yielding assets. The funds added to our capital will also strengthen our capital position. Although there are no such current plans, the net proceeds may later be used to expand upon or diversify our activities. We will use a portion of the funds to improve our facilities and equipment. Some of the net proceeds may also be used to fund the purchase of 4% of the shares for a restricted stock plan (the "RSP") which is anticipated to be adopted following the conversion. ^ See "Pro Forma Data."

         The net proceeds may vary because the total expenses of the conversion may be more or less than those estimated. We expect our estimated expenses to range from ^ $450,000 to $500,000 (even if the maximum of the estimated valuation range is increased to up to $15,539,380). Our estimated net proceeds will range from $9,538,000 to $13,013,000 (or up to $15,039,000 in the event the maximum of the estimated valuation range is increased to $15,539,380). See "Pro Forma Data." The net proceeds will also vary if expenses are different or if the number of shares to be issued in the conversion is adjusted to reflect a change in our estimated valuation range. Payments for shares made through withdrawals from existing deposit accounts with us will not result in the receipt of new funds for investment by us but will result in a reduction of our liabilities and interest expense as funds are transferred from interest-bearing certificates or accounts.


                                    DIVIDENDS


         Upon conversion, the Company's board of directors will have the authority to declare dividends on the shares, subject to statutory and regulatory requirements. Initially, however, the Company does not expect to pay cash dividends^ and no decision has been made regarding the future declaration of dividends. Any declaration of dividends by the board of directors will depend upon a number of factors, including: (i) the amount of the net proceeds retained by the Company in the conversion, (ii) investment opportunities available, (iii) capital requirements, (iv) regulatory limitations, (v) results of operations and financial condition, (vi) tax considerations, and (vii) general economic conditions. Upon review of such considerations, the board may authorize future dividends if it deems such payment appropriate and in compliance with applicable law and regulation. For a period of one year following the completion of the conversion, we do not intend to pay any extraordinary dividends that would be treated for tax purposes as a return of capital or take any actions to pursue or propose such dividends. In addition, there can be no assurance that regular or special dividends will be paid, or, if paid, will continue to be paid. See "Historical and Pro Forma Capital Compliance", "The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of First Kansas Federal Savings Association -- Liquidation Account" and "Regulation -- Dividend and Other Capital Distribution Limitations."

         The Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders although the source of such dividends will be dependent in part upon the receipt of dividends from the Association. The Company is subject, however, to the requirements of Kansas law, which generally requires that dividends be declared and paid out of a company's surplus, or if there is no surplus, out of the company's net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year.


         In addition to the foregoing, the portion of our earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by us to pay cash dividends to the Company without the payment of federal income taxes by us at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation -- Federal Taxation" and
Note 11 to our financial statements. The Association does not contemplate any distribution that would result in a recapture of the bad debt reserve or otherwise create federal tax liabilities.

                           MARKET FOR THE COMMON STOCK


         As a newly organized corporation, the Company has never issued capital stock, and consequently there is no established market for the common stock. ^ It is expected that the Company's common stock will be traded on the Nasdaq National Market under the symbol ^"FKAN". Capital Resources, Inc. is expected to make a market in the common stock. Making a market may include the solicitation of potential buyers and sellers in order to match, buy and sell orders. Capital Resources, Inc., however, will not be subject to any obligation with respect to such efforts. If the common stock cannot be ^ traded on the Nasdaq ^ National Market, it is expected that the ^ common stock will be ^ traded on the Nasdaq SmallCap Market.


         The development of an active trading market depends on the existence of willing buyers and sellers. An active trading market in our common stock may not develop or be maintained. You could have difficulty disposing of your shares and so you should not view the shares as a short-term investment. You may not be able to sell your shares at a price equal to or above the price you paid for the shares.

                                 CAPITALIZATION

         The following table presents, as of December 31, 1997, our historical capitalization and the consolidated capitalization of the Company after giving effect to the conversion and the other assumptions set forth below and under "Pro Forma Data," based upon the sale of shares at the minimum, midpoint, maximum, and 15% above the maximum of the EVR at a price of $10.00 per share.

                                                                 Pro Forma Consolidated Capitalization
                                                                      Based on the Sale of (2)(3)
                                                             ------------------------------------------------
                                               Historical
                                             Capitalization
                                             at December 31,  998,750     1,175,000   1,351,250     1,553,938
                                                  1997        Shares         Shares     Shares        Shares
                                                 ------      ---------    ---------    ---------    ---------
                                                                                  (In thousands)

Deposits(1) ..................................   ^ $85,651    $ 85,651     $ 85,651     $ 85,651     $ 85,651

Borrowed funds ...............................      2,550        2,550        2,550        2,550        2,550
                                                 --------     --------     --------     --------     --------
  Total deposits and borrowed funds ..........   ^ $88,201    $ 88,201     $ 88,201     $ 88,201     $ 88,201
                                                 --------     ========     ========     ========     ========


 Stockholders' equity:
 Preferred stock, $.10 per share, 2,000,000
   shares authorized; none to be issued ......   $   --       $   --       $   --       $   --       $   --
 Common stock, $.10 par value, 8,000,000
   shares authorized; total shares to be
   issued as reflected .......................       --            100          118          135          155
Additional paid-in capital ...................       --          9,438       11,157       12,878       14,884
  Retained earnings, substantially restricted       6,935        6,935        6,935        6,935        6,935
  Net unrealized gains (losses) on
    available-for-sale securities ............       (325)        (325)        (325)        (325)        (325)
                                                 --------     --------     --------     --------     --------
  Total equity(4) ............................      6,610       16,148       17,885       19,623       21,649
Less:
  Common stock acquired by ESOP ..............       --           (799)        (940)      (1,081)      (1,243)
  Common stock acquired by RSP ...............       --           (400)        (470)        (541)        (622)
                                                 --------     --------     --------     --------     --------
Total stockholders' equity ...................   $  6,610     $ 14,949     $ 16,475     $ 18,001     $ 19,784
                                                 ========     ========     ========     ========     ========
  as a % of total assets .....................       6.91%       14.37%       15.61%       16.82%       18.18%
                                                 ========     ========     ========     ========     ========


---------------------
(1)  Excludes  accrued  interest  payable on deposits.  Withdrawals from savings accounts for the purchase of stock have not been reflected in these adjustments. Any withdrawals will reduce pro forma capitalization by the amount of such withdrawals.
(2) Does not reflect the increase in the number of shares of common stock after the conversion in the event of implementation of the Option Plan or RSP. See "Management of First Kansas Federal Savings Association - Proposed Future Stock Benefit Plans -- Stock Option Plan" and "-- Restricted Stock Plan."
(3) Assumes that 8% and 4% of the shares issued in the conversion will be purchased by the ESOP and RSP, respectively. No shares will be purchased by the RSP in the conversion. It is assumed on a pro forma basis that the RSP will be adopted by the board of directors, approved by stockholders of the Company, and approved by the OTS. It is assumed that the RSP will purchase common stock at $10.00 per share in the open market within one year of the conversion in order to give an indication of its effect on capitalization. The pro forma presentation does not show the impact of: (a) results of operations after the conversion, (b) changing market prices of shares of common stock after the conversion, or (c) a smaller than 4% purchase by the RSP. Assumes that the funds used to acquire the ESOP shares will be borrowed from the Company for a ten year term at the prime rate as published in The Wall Street Journal. For an estimate of the impact of the ESOP on earnings, see "Pro Forma Data." The Association intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The amount to be acquired by the ESOP and RSP is reflected as a reduction from stockholders' equity. The issuance of authorized but unissued shares for the RSP in an amount equal to 4% of the outstanding shares of common stock will have the effect of diluting existing stockholders' interests by 3.8%. There can be no assurance that stockholder approval of the RSP will be obtained. See "Management of First Kansas Federal Savings Association - Proposed Future Stock Benefit Plans - Restricted Stock Plan."
(4) Includes retained earnings and unrealized gains and losses on available-for-sale securities, net of taxes. The equity of the Association will be substantially restricted after the conversion. See "Dividends," "Regulation - Dividends and Other Capital Distribution Limitations," "The Conversion - Effects of conversion to Stock Form on Depositors and Borrowers of First Kansas Federal Savings Association - Liquidation Account" and Note 16 to the Financial Statements.

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. However, investable net proceeds are currently estimated to be between $8.3 million and $13.2 million at the minimum and maximum, as adjusted, of the estimated valuation range (the "EVR"), based upon the following assumptions: (i) 8% of the shares will be sold to the ESOP and 7.57% shares will be sold to executive officers and their associates;
(ii) Capital Resources, Inc. will receive a fee of (a) 1.25% of the aggregate dollar amount of common stock sold in the conversion to investors who reside in Kansas and in those counties of Missouri contiguous to Kansas (excluding the sale of shares to the ESOP, executive officers, directors and their associates), and (b) 1.05% of the aggregate dollar amount of common stock sold in the conversion to investors who reside outside the areas described in (a) (iii) no shares will be sold in a syndicated community offering; (iv) other conversion expenses, excluding the sales fees paid to Capital Resources, Inc., will be $380,000; and (v) 4% of the shares will be sold to the RSP. In addition, because management of the Association presently intends to adopt the RSP within the first year following the conversion, a purchase by the RSP in the conversion has been included with the pro forma data to give an indication of the effect of a 4% purchase by the RSP, at a $10.00 per share purchase price in the market, even though the RSP does not currently exist and is prohibited by OTS regulation from purchasing shares in the conversion. The pro forma presentation does not show the effect of: (a) results of operations after the conversion, (b) changing market prices of the shares after the conversion, (c) less than a 4% purchase by the RSP, or (d) dilutive effects of newly issued shares under the restricted stock plan and the stock option plan (see footnotes 2 and 3).

         The following table sets forth our historical net earnings and equity prior to the conversion and the pro forma consolidated net earnings and stockholders' equity of the Company following the conversion. Unaudited pro forma consolidated net earnings and equity have been calculated for the fiscal year ended December 31, 1997 as if the common stock to be issued in the conversion had been sold at January 1, 1997 and the estimated net proceeds had been invested at 5.50%, which was approximately equal to the one-year U.S. Treasury bill rate at December 31, 1997. The one-year U.S. Treasury bill rate, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering. In calculating pro forma income, an effective state and federal income tax rate of 40.0% has been assumed, resulting in an after tax yield of 3.30% for the fiscal year ended December 31, 1997. Withdrawals from deposit accounts for the purchase of shares are not reflected in the pro forma adjustments. The computations are based upon the assumptions that 998,750 shares (minimum of EVR), 1,175,000 shares (midpoint of EVR), 1,351,250 shares (maximum of EVR) or 1,553,938 shares (maximum, as adjusted, of the EVR) are sold at a price of $10.00 per share. As discussed under "Use of Proceeds," a portion of the net proceeds that the Company will receive will be loaned to the ESOP to fund its anticipated purchase of 8% of shares issued in the conversion. It is assumed that the yield on the net proceeds of the conversion retained by the Company will be the same as the yield on the net proceeds of the conversion transferred to us. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares. Per share amounts have been computed as if the shares had been outstanding at the beginning of the periods or at the dates shown, but without any adjustment of per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

         The stockholders' equity information is not intended to represent the fair market value of the shares, or the current value of our assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. For additional information regarding the liquidation account, see "The Conversion -- Certain Effects of the Conversion to Stock Form on Depositors and Borrowers of First Kansas Federal Savings Association -- Liquidation Account" and Note 16 to the Financial Statements. The pro forma income derived from the assumptions set forth above should not be considered indicative of the actual results of our operations for any period. Such pro forma data may be materially affected by a change in the price per share or number of shares to be issued in the conversion and by other factors. For information regarding investment of the proceeds see "Use of Proceeds" and "The Conversion -- Stock Pricing" and "-- Change in Number of Shares to be Issued in the Conversion."




                                                             At or For the Year Ended December 31, 1997
                                                         -------------------------------------------------
                                                           998,750    1,175,000     1,351,250    1,553,938
                                                          Shares at   Shares at     Shares at    Shares at
                                                           $10.00      $10.00        $10.00       $10.00
                                                          Per Share   Per Share     Per Share    Per Share
                                                          ---------   ---------     ---------    ---------
                                                         (Dollars in thousands, except per share amounts)

Gross proceeds ........................................   $  9,988     $ 11,750     $ 13,513     $ 15,539
Less estimated offering expenses ......................       (450)        (475)        (500)        (500)
                                                          --------     --------     --------     --------
  Estimated net proceeds ..............................      9,538       11,275       13,013       15,039
  Less: ESOP funded by the Company ....................        799          940        1,081        1,243
 RSP funded by the Company ............................        400          470          541          622
                                                          --------     --------     --------     --------
  Estimated investable net proceeds  ..................   $  8,339     $  9,865     $ 11,391     $ 13,174
                                                          ========     ========     ========     ========
Net income:
  Historical net income ...............................   $    672     $    672     $    672     $    672
  Pro forma earnings on investable net proceeds .......        276          326          376          436
  Pro forma ESOP adjustment(1) ........................        (48)         (56)         (65)         (75)
  Pro forma RSPs adjustment(2) ........................        (48)         (56)         (65)         (75)
                                                          --------     --------     --------     --------
 Total ................................................   $    851     $    886     $    918     $    957
                                                          ========     ========     ========     ========
Net income per share - basic and diluted:(4)
  Historical net income per share .....................   $   0.72     $   0.62     $   0.54     $   0.47
  Pro forma earnings on net proceeds ..................       0.30         0.30         0.30         0.30
  Pro forma ESOP adjustment(1) ........................      (0.05)       (0.05)       (0.05)       (0.05)
  Pro forma RSP adjustment(2) .........................      (0.05)       (0.05)       (0.05)       (0.05)
                                                          --------     --------     --------     --------
 Total(3) .............................................   $   0.92     $   0.82     $   0.74     $   0.67
                                                          ========     ========     ========     ========
Ratio of offering price to pro forma earnings per
share(3) ..............................................     10.87x       12.20x       13.51x       14.93x
                                                          ========     ========     ========     ========
Stockholders' equity:(4)
  Historical ..........................................   $  6,610     $  6,610     $  6,610     $  6,610
  Estimated net proceeds ..............................      9,538       11,275       13,013       15,039
  Less: Common stock acquired by ESOP(1) ..............       (799)        (940)      (1,081)      (1,243)
         Common stock acquired by RSP(2) ..............       (400)        (470)        (541)        (622)
                                                          --------     --------     --------     --------
         Total ........................................   $ 14,949     $ 16,475     $ 18,001     $ 19,784
                                                          ========     ========     ========     ========
Stockholders' equity (book value) per share:(4)
  Historical ..........................................   $   6.62     $   5.62     $   4.89     $   4.25
  Estimated net proceeds ..............................       9.55         9.60         9.63         9.68
  Less: Common stock acquired by ESOP(1) ..............      (0.80)       (0.80)       (0.80)       (0.80)
         Common stock acquired by RSP(2) ..............      (0.40)       (0.40)       (0.40)       (0.40)
                                                          --------     --------     --------     --------
 Total ................................................   $  14.97     $  14.02     $  13.32     $  12.73
                                                          ========     ========     ========     ========
Offering price as percentage of pro forma
stockholders' equity per share(5) .....................      66.80%       71.33%       75.08%       78.55%
                                                          ========     ========     ========     ========

                                                   (Footnotes on following page)

--------------

(1) Assumes 8% of the shares sold in the conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from the Company. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. We intend to make annual contributions to the ESOP over a ten year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that 3,995, 4,700, 5,405 and 6,216 ^weighted average shares at the minimum, mid-point, maximum and maximum, as adjusted of the EVR, were committed to be released during the year ended December 31, 1997 at an average fair value of $10.00 per share in accordance with Statement of Position (SOP) 93-6 of the American Institute of Certified Public Accountants ("AICPA"); (ii) the effective tax rate was 40.0% for such period; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the per share net earnings. The pro forma stockholders' equity per share calculation assumes all ESOP shares were outstanding, regardless of whether such shares would have been released. Because the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. As a result, to the extent the value of the shares appreciates over time, compensation expense related to the ESOP will increase. For purposes of the preceding tables, it was assumed that a ratable portion of the ESOP shares purchased in the conversion were committed to be released during the period ended December 31, 1997. See
     Note 5 below. If it is assumed that all of the ESOP shares were included in the calculation of earnings per share for the period ended at December 31, 1997, earnings per share would have been $.85, $.75, $.68, and $.62, respectively, based on the sale of shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR. See "Management of First Kansas Federal Savings Association -- Other Benefits -- Employee Stock Ownership Plan."

(2) Assumes the purchase by the RSP of 39,950, 47,000, 54,050 and 62,157 shares at the minimum, mid-point, maximum, and maximum, as adjusted of the EVR.
     The assumption in the pro forma calculation is that (i) shares were purchased by the Company following the conversion, (ii) the purchase price for the shares purchased by the RSP was equal to the purchase price of $10.00 per share and (iii) 20% of the amount contributed was an amortized expense during such period. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price. As we accrue compensation expense to reflect the five year vesting period of such shares pursuant to the RSP, the charge against capital will be reduced accordingly. Implementation of the RSP within one year of conversion would be subject to regulatory review and stockholder approval at a meeting of our stockholders to be held no earlier than six months after the conversion. If the shares to be purchased by the RSP are assumed at January 1, 1997 to be newly issued shares purchased from the Company by the RSP at the Purchase Price, at the minimum, midpoint, maximum and maximum, as adjusted, of the EVR, pro forma stockholders' equity per share would have been $14.78, $13.87, $13.19 and $12.63, respectively, and pro forma earnings per share would have been $.90, $.80, $.72 and $.65 for the year ended December 31, 1997. If the RSP is funded from newly issued shares, stockholders' voting interests could be diluted by up to approximately 3.8%. See "Management of First Kansas Federal Savings Association -- Proposed Future Stock Benefit Plans -- Restricted Stock Plan."

(3) Pro forma net income per share calculations include the number of shares assumed to be sold in the conversion and, in accordance with SOP 93-6, exclude ESOP shares which would not have been released during the period. Accordingly, 75,905, 89,300, 102,695 and 118,099 shares have been subtracted from the shares assumed to be sold at the minimum, mid-point, maximum, and maximum, as adjusted, of the EVR, respectively, and 922,845, 1,085,700, 1,248,555 and 1,435,839 shares are assumed to be outstanding at the minimum, mid-point, maximum, and maximum, as adjusted of the EVR. See
     Note 1 above.

(4) Assumes that following the consummation of the conversion, the Company will adopt the Option Plan, which if implemented within one year of conversion would be subject to regulatory review and board of director and stockholder approval, and that such plan would be considered and voted upon at a meeting of the Company stockholders to be held no earlier than six months after the conversion. Under the Option Plan, employees and directors could be granted options to purchase an aggregate amount of shares equal to 10% of the shares issued in the conversion at an exercise price equal to the market price of the shares on the date of grant. In the event the shares issued under the Option Plan were newly issued rather than purchased in the open market, the voting interests of existing stockholders could be diluted by up to approximately 9.1%. At the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR, if all shares under the Option Plan were newly issued at the beginning of the respective periods and the exercise price for the option shares were equal to the Purchase Price, the number of outstanding shares would increase to 1,098,625, 1,292,500, 1,486,375 and 1,709,332, respectively, pro forma stockholders' equity per share would have been $14.52, $13.66, $13.02 and $12.48, respectively and pro forma earnings per share would have been $.86, $.77, $.70 and $.63, respectively.


(5) The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the shares, the current value of our assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the conversion and by other factors.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         The following table presents our historical and pro forma capital position relative to our capital requirements as of December 31, 1997. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to us, see "Regulation -- Savings Institution Regulation -- Regulatory Capital Requirements."

                                                                         Pro Forma(1)
                                             -----------------------------------------------------------------------------------
                                                                                                               $15,539,380
                                               $9,987,500           $11,750,000          $13,512,500             Maximum,
                                                 Minimum             Midpoint               Maximum            as adjusted
                                             ---------------------  -------------------  ------------------- -------------------
                               Percentage             Percentage           Percentage           Percentage          Percentage
                        Amount of Assets(2)   Amount  of Assets(2)  Amount of Assets(2)  Amount of Assets(2) Amount of Assets(2)
                        ------ ------------   ------  ------------  ------ ------------  ------ ------------ ------ ------------
                                                                          (Dollars in thousands)

GAAP capital............$6,610    6.91%      $10,180      10.18%   $10,837    10.75%    $11,494    11.31%    $12,264     11.96%
                         =====    ====        ======      =====     ======    =====      ======    =====      ======     =====

Tangible capital(3).....$6,280    6.58%       $9,850       9.87%   $10,507    10.45%    $11,164    11.02%    $11,934     11.67%
 Tangible capital
   requirement.......... 1,431    1.50         1,496       1.50      1,508     1.50       1,520     1.50       1,534      1.50
                         -----    ----         -----       ----     ------    -----      ------    -----      ------     -----
Excess..................$4,849    5.08%      $ 8,354       8.37%   $ 8,999     8.95%    $ 9,644     9.52%    $10,400     10.17%
                         =====    ====        ======       ====     ======    =====      ======    =====      ======     =====

Core capital(3).........$6,280    6.58%       $9,850       9.87%   $10,507    10.45%    $11,164    11.02%    $11,934     11.67%
Core capital
  requirement(4)........ 2,861    3.00         2,993       3.00      3,016     3.00       3,040     3.00       3,068      3.00
                         -----    ----         -----       ----     ------    -----      ------    -----      ------     -----
Excess..................$3,419    3.58%       $6,857       6.87%   $ 7,491     7.45%    $ 8,124     8.02%    $ 8,866      8.67%
                         =====    ====         =====       ====     ======    =====      ======    =====      ======     =====

Total risk-based
  capital(4)............$6,443   18.39%      $10,013      27.88%   $10,670    29.58%    $11,327    31.26%    $12,097     33.22%
Risk-based capital
  requirement........... 2,803    8.00         2,873       8.00      2,886     8.00       2,898     8.00       2,913      8.00
                         -----   -----        ------      -----     ------    -----      ------    -----      ------     -----
Excess..................$3,640   10.39%      $ 7,140      19.88%   $ 7,784   21 .58%    $ 8,429    23.26%    $ 9,134     25.22%
                         =====   =====        ======      =====     ======   ======      ======    =====      ======     =====


-----------------
(1) Institutions must value available-for-sale debt securities at amortized cost, rather than at fair value, for purposes of calculating regulatory capital. Institutions are still required to comply with SFAS No. 115 for financial reporting purposes. The pro forma data has been adjusted to reflect reductions in our capital that would result from an assumed 8% purchase by the ESOP and 4% purchase by the RSP as of December 31, 1997. It is assumed that the Company will retain 50% of net proceeds from the offering. See "Use of Proceeds."
(2)  GAAP, adjusted, or risk-weighted assets as appropriate.
(3) The unrealized loss on securities available-for-sale of $325,000 has been added back to GAAP Capital to arrive at our Tangible and Core Capital.
(4) Our Risk-Based Capital includes our Tangible Capital plus $163,000 of our allowance for loan losses. Our risk-weighted assets as of December 31, 1997 totalled approximately $35.0 million. Net proceeds available for investment by us are assumed to be invested in interest earning assets that have a 20.0% risk-weighting.

                                 THE CONVERSION

         Our board of directors and the OTS have approved the Plan subject to approval by our members, and subject to the satisfaction of certain other conditions imposed by the OTS in its approval. OTS approval, however, does not constitute a recommendation or endorsement of the Plan.

General


         On December 16, 1997, our board of directors adopted a Plan of Conversion, pursuant to which we will convert from a federally chartered mutual savings association to a federally chartered stock savings bank and become a wholly owned subsidiary of the Company. The conversion will include adoption of the proposed ^ federal stock charter and ^ bylaws which will authorize the issuance of capital stock by us. Under the Plan, our capital stock is being sold to the Company and the common stock of the Company is being offered to our eligible depositors and other members and then to the public. The conversion will be accounted for at historical cost in a manner similar to a pooling of interests. The OTS has approved the Company's application to become a savings and loan holding company and to acquire all of our common stock to be issued in the conversion.


         The shares are first being offered in a subscription offering to holders of subscription rights. To the extent shares of common stock remain available after the subscription offering, shares of common stock may be offered in a community offering on a best efforts basis through Capital Resources, Inc. in such a manner as to promote a wide distribution of the shares. The community offering, if any, may commence anytime subsequent to the commencement of the subscription offering. Shares not subscribed for in the subscription and community offerings may be offered for sale by the Company on a best efforts basis in a syndicated community offering conducted by Capital Resources, Inc. We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community and syndicated community offerings. See "-- Community Offering."

         Shares of common stock in an amount equal to our pro forma market value as a stock savings institution must be sold in order for the conversion to become effective. The community offering or syndicated community offering must be completed within 45 days after the last day of the subscription offering period unless such period is extended by us with the approval of the OTS. The Plan provides that the conversion must be completed within 24 months after the date of the approval of the Plan by our members.

         In the event that we are unable to complete the sale of common stock and effect the conversion within 45 days after the end of the subscription offering, we may request an extension of the period by the OTS. No assurance can be given that the extension would be granted if requested. Due to the volatile nature of market conditions, no assurances can be given that our valuation would not substantially change during any such extension. If the EVR of the shares must be amended, no assurance can be given that such amended EVR would be approved by the OTS. Therefore, it is possible that if the conversion cannot be completed within the requisite period, we may not be permitted to complete the conversion. A substantial delay caused by an extension of the period may also significantly increase the expense of the conversion. No sales of the shares may be completed in the offering unless the Plan is approved by our members.

         The completion of the offering is subject to market conditions and other factors beyond our control. No assurance can be given as to the length of time following approval of the Plan at the meeting of our members that will be required to complete the sale of shares being offered in the conversion. If delays are experienced, significant changes may occur in our estimated pro forma market value upon conversion together with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares. In the event the conversion is terminated, we will charge all conversion expenses against current income and any funds collected by us in the offering will be promptly returned, with interest, to each potential investor.

Effects of Conversion to Stock Form on Depositors and Borrowers of First Kansas Federal Savings Association

         Voting Rights. Currently in our mutual form, our depositor and certain borrower members have voting rights and may vote for the election of directors. Following the conversion, all voting rights will be held solely by stockholders.

         Savings Accounts and Loans. The balances, terms and FDIC insurance coverage of savings accounts will not be affected by the conversion.
Furthermore, the amounts and terms of loans and obligations of the borrowers under their individual contractual arrangements with us will not be affected by the conversion.


         Tax Effects. We have received an opinion from our counsel, Malizia, Spidi, Sloane & Fisch, P.C. on the federal tax consequences of the conversion. The opinion has been filed as an exhibit to the registration statement of which this ^ prospectus is a part and covers those federal tax matters that are material to the transaction. The opinion provides, in part, that: (i) the conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by us by reason of the proposed conversion; (ii) no gain or loss will be recognized by us upon the receipt of money from the Company for our stock, and no gain or loss will be recognized by the Company upon the receipt of money for the shares; (iii) our assets will have the same basis before and after the conversion; (iv) the holding period of our assets will include the period during which the assets were held by us in our mutual form; (v) no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of withdrawable savings accounts in us in the stock form in the same dollar amount as their savings accounts in us in the mutual form plus an interest in our liquidation account in the stock form in exchange for their savings accounts in us in the mutual form; (vi) provided that the amount to be paid for the shares pursuant to the subscription rights is equal to the fair market value of such shares, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members under the Plan upon the distribution to them of nontransferable subscription rights;
(vii) the basis of each account holder's savings accounts after the conversion will be the same as the basis of his savings accounts prior to the conversion, decreased by the fair market value of the nontransferable subscription rights received and increased by the amount, if any, of gain recognized on the exchange; (viii) the basis of each account holder's interest in the liquidation account will be zero; (ix) the holding period of the common stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised; (x) we will succeed to and take into account our earnings and profits or deficit in earnings and profits as of the date of conversion; (xi) immediately after conversion, we will succeed to the bad debt reserve accounts previously held by us, and the bad debt reserves will have the same character in our hands after conversion as if no distribution or transfer had occurred; and (xii) the creation of the liquidation account will have no effect on our taxable income.


         The opinion from Malizia, Spidi, Sloane & Fisch, P.C. is based in part on the assumption that the exercise price of the subscription rights will be approximately equal to the fair market value of those shares at the time of the completion of the proposed conversion. We have received an opinion of Capital Resources Group, Inc. which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the subscription rights are exercised. Such opinion is based on the fact that such rights are:
(i) acquired by the recipients without payment therefor,  (ii) non-transferable,
(iii) of short duration, and (iv) afford the recipients the right only to purchase shares at a price equal to their estimated fair market value, which will be the same price at which shares for which no subscription right is received in the subscription offering will be offered in a public offering. If the subscription rights granted to Eligible Account Holders or other eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable only to those Eligible Account Holders or other eligible subscribers who exercise the subscription rights in an amount equal to such value (either as a capital gain or ordinary income), and we could recognize gain on such distribution.


         We are also subject to Kansas income taxes and have received an opinion from Winkler, Lee, Tetwiler, Domoney & Schultz that the conversion will be treated for Kansas state tax purposes similar to the conversion's treatment for federal tax purposes. The opinion has been filed as an exhibit to the registration statement to which this ^ prospectus is a part and covers those state tax matters that are material to the transaction.


         Unlike a private letter ruling, the opinions of Malizia, Spidi, Sloane & Fisch, P.C., Winkler, Lee, Tetwiler, Domoney & Schultz and Capital Resources Group, Inc. have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Kansas tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are deemed to have an ascertainable value.

         Liquidation Account. In the unlikely event of our complete liquidation in our present mutual form, each depositor is entitled to equal distribution of any of our assets, pro rata according to the value of his/her accounts, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his/her deposit accounts was to the total value of all deposit accounts held by us at the time of liquidation.

         Upon a complete liquidation after the conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all of our other general creditors. Therefore, except as described below, a depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of our assets above that amount, if any.

         The Plan provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with us, would be entitled upon our complete liquidation after conversion, to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in us on the qualifying date, September 30, 1996. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, March 31, 1998. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such qualifying dates. However, if the amount in the deposit account on any annual closing date (December 31) is less than the amount in such account on the

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



respective qualifying dates, then the interest in this special liquidation account would be reduced at that time by an amount proportionate to any such reduction, and the interest would cease to exist if such deposit account was closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

         No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which transaction we in our converted form are not the surviving institution shall be considered a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

Subscription Rights and the Subscription Offering

         Non-transferable subscription rights to purchase shares of the common stock have been granted to persons and entities entitled to purchase shares in the subscription offering under the Plan. If the community offering or syndicated community offering, as described below, extends beyond 45 days following the completion of the subscription offering, subscribers will be resolicited. Subscription priorities have been established for the allocation of stock to the extent that more shares are subscribed for than are to be issued in the conversion subject to the purchase limitations set forth in the Plan and as described below under "-- Limitations on Purchases of Shares." The following priorities have been established:

Category 1: Eligible Account Holders (First Priority). Eligible Account Holders are persons who had a deposit account of at least $50 with us on September 30, 1996. Each Eligible Account Holder will receive non-transferable subscription rights on a priority basis to purchase that number of shares of common stock which is equal to the greater of 15,000 shares ($150,000), or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders (subject to the maximum purchase limitation). If there is an oversubscription in this category, shares shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Eligible Account Holders. Only a person(s) with a qualifying deposit as of the eligibility record date (or a successor entity or estate) shall receive subscription rights in this category. Any Person(s) added to a Savings Account after the Eligibility Record Date is not an Eligible Account Holder. Subscription rights received by officers and directors in this category based on their increased deposits with us in the one-year period preceding September 30, 1996, are subordinated to the subscription rights of other Eligible Account Holders. See "-- Limitations on Purchases and Transfer of Shares."

Category 2: Tax-Qualified Employee Benefit Plans (Second Priority). Our tax-qualified employee benefit plans ("Employee Plans") have been granted subscription rights to purchase up to 8% of the total shares issued in the conversion. The ESOP is an Employee Plan.

         The right of Employee Plans to subscribe for shares is subordinate to the right of the Eligible Account Holders to subscribe for shares. However, in the event the offering results in the issuance of shares above the maximum of the EVR (i.e., more than 1,351,250 shares), the Employee Plans have a priority right to fill their subscription (the ESOP, the only Employee Plan, currently intends to purchase up to 8% of the common stock issued in the conversion). The Employee Plans may, however, determine to purchase some or all of the shares covered by their subscriptions after the conversion in the open market or, if approved by the OTS, out of authorized but unissued shares in the event of an oversubscription.

Category 3: Supplemental Eligible Account Holders (Third Priority). Supplemental Eligible Account Holders are persons who had a deposit account of at least $50 with us on March 31, 1998. Each Supplemental Eligible Account Holder who is not an Eligible Account Holder will receive non-transferable subscription rights to purchase that number of shares which is equal to the greater of 15,000 shares ($150,000), or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders (subject to the maximum purchase limitation). If the allocation made in this paragraph results in an oversubscription, shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders. See "--Limitations on Purchases and Transfer of Shares."

         The rights of Supplemental Eligible Account Holders to subscribe for shares is subordinate to the rights of the Eligible Account Holders and Employee Plans to subscribe for shares.


Category 4: Other Members (Fourth Priority). Other Members are persons who have a deposit account of at least $50 on April 30, 1998, the voting record date of our special meeting, and borrowers also as of the voting record date of our special meeting. Each Other Member who is not an Eligible Account Holder or Supplemental Eligible Account Holder, will receive non-transferable subscription rights to purchase up to 15,000 shares ($150,000) to the extent such shares are available following subscriptions by Eligible Account Holders, Employee Plans, and Supplemental Eligible Account Holders. In the event there are not enough shares to fill the orders of the Other Members, the subscriptions of the Other Members will be allocated so that each subscribing Other Member will be entitled to purchase the lesser of 100 shares or the number of shares ordered. Any remaining shares will be allocated among Other Members whose subscriptions remain unsatisfied on a 100 share (or whatever lesser amount is available) per order basis until all orders have been filled on the remaining shares have been allocated. See "-- Limitations on Purchases and Transfer of Shares."



         Members in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the shares pursuant to the Plan reside. However, no person will be offered or allowed to purchase any shares under the Plan if he resides in a foreign country or in a state with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in that state or foreign country;
(ii) the granting of subscription rights or offer or sale of shares of common stock to those persons would require either us or our employees to register under the securities laws of that state or foreign country as a broker or dealer, or to register or otherwise qualify our securities for sale in that state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any person.

         Restrictions on Transfer of Subscription Rights and Shares. Persons are prohibited from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of their subscription rights. Subscription rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that he/she is purchasing shares solely for his/her own account and has not entered into an agreement or understanding regarding the sale or transfer of those shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock prior to the completion of the conversion.

         We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders believed by us to involve the transfer of subscription rights or which appear to us to present other irregularities.

         Expiration Date. The Subscription Offering will expire at ____:____ p.m., Osawatomie, Kansas Time, on ________ ____, 1998 (Expiration Date). Subscription rights will become void if not exercised prior to the Expiration Date.

Community Offering

         To the extent that shares remain available and subject to market conditions at or near the completion of the subscription offering, we may offer shares in a community offering, with a preference to natural persons who reside in Miami, Bourbon, Mitchell and Phillips counties, Kansas, on a best-efforts basis through Capital Resources, Inc. in such a manner as to promote a wide distribution of the common stock. Any orders received in connection with the community offering, if any, will receive a lower priority than orders properly made in the subscription offering by persons exercising Subscription Rights.
Common stock sold in the community offering will be sold at the same price as all shares in the subscription offering. We have the right to reject any orders in the community offering.

         No person ordering through a single account will be permitted to purchase more than 15,000 shares or $150,000 of common stock in the community offering. In addition, no person, related person or persons acting together, may purchase in all categories more than 20,000 shares or $200,000 of stock sold in the conversion. To order common stock in connection with the community offering, if held, an executed stock order and account withdrawal authorization (if applicable) must be received prior to the termination of the community offering. Promptly upon receipt of available funds, together with a properly executed stock order and account withdrawal authorization, if applicable, and certification, Capital Resources, Inc. will forward funds for any order in a community offering to the Bank to be deposited in a subscription escrow account.

         The date by which  orders must be received  in the  community  offering
("community offering Expiration Date") will be set by us at the time of commencement of the community offering; provided however, if the offering is extended beyond ________ ____, 1998, each subscriber will have the opportunity to maintain, modify, or rescind his order. In such event, all funds received in the community offering will be promptly returned with interest unless the subscriber affirmatively indicates otherwise.

         If an order in the community offering is accepted, promptly after the completion of the conversion, a certificate for the appropriate amount of shares will be forwarded to Capital Resources, Inc. as nominee for the beneficial owner. In the event that an order is not accepted in the community offering or the conversion is not consummated, we will promptly refund with interest the funds received to Capital Resources, Inc. which will then return the funds to the purchaser's account. If the appraisal of the estimated market value of the Association and the Company is less than $9,987,500 or more than $15,539,380, each subscriber will have the right to modify or rescind his order. The Plan also permits Capital Resources, Inc. to conduct a syndicated community offering, but this is not expected to occur. If a syndicated community offering does occur, it will occur on a best-efforts basis through Capital

Resources, Inc. on terms negotiated prior to commencement of the syndicated community offering and, therefore, Capital Resources, Inc. will not be committed to purchase any shares.

Ordering and Receiving Shares

         Use of Order Forms. Rights to subscribe for stock in the subscription offering or to purchase stock in the community offering (if any) may only be exercised by completing an original order form. Persons ordering shares in the subscription offering must deliver by mail or in person a properly completed and executed original order form to us prior to the Expiration Date. Order forms must be accompanied by full payment for all shares ordered. See "-- Payment for Shares." Subscription rights under the Plan will expire on the Expiration Date, whether or not we have been able to locate each person entitled to subscription rights. Once submitted, subscription orders cannot be revoked without our consent unless the conversion is not completed within 45 days of the Expiration Date.

         In the event an order form (i) is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee,
(ii) is not received or is received after the Expiration Date, (iii) is defectively completed or executed, or (iv) is not accompanied by full payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though that person failed to return the completed order form within the time period specified. We may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as we specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on that or on any other order form. Waivers will be considered on a case by case basis. Photocopies of order forms, payments from private third parties, or electronic transfers of funds will not be accepted. Our interpretation of the terms and conditions of the Plan and of the acceptability of the order forms will be final. We have the right to investigate any irregularity on any order form.

         To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule l5c2-8. Order forms will only be distributed with a prospectus.

         Payment for Shares. Payment for shares of common stock may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) by authorization of withdrawal from savings accounts (including certificates of deposit) maintained with us. Appropriate means by which such withdrawals may be authorized are provided in the order form. Once such a withdrawal has been authorized, no portion of the designated withdrawal amount may be used by the subscriber for any purpose other than to purchase the shares. Where payment has been authorized to be made through withdrawal from a savings account, the sum authorized for withdrawal will continue to earn interest at the contract rate until the conversion has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal. Payments made in cash or by check or money order, will be placed in a segregated savings account and interest will be paid by us at our passbook savings account rate from the date payment is received until the conversion is completed or terminated. An executed order form, once received by us, may not be modified, amended, or rescinded without our consent,

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



unless the conversion is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given an opportunity to increase, decrease, or rescind their order. In the event that the conversion is not consummated, all funds submitted pursuant to the offering will be refunded promptly with interest.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares in the offering, provided that such IRAs are not maintained on deposit with us. Persons with IRAs maintained with us must have their accounts transferred to an unaffiliated institution or broker to purchase shares in the offering. The Stock Information Center can assist you in transferring your self-directed IRA. Because of the paperwork involved, persons owning IRAs with us who wish to use their IRA account to purchase stock in the offering, must contact the Stock Information Center no later than ________ ____, 1998.

         The ESOP may subscribe for shares by submitting its order form along with evidence of a loan commitment from a financial institution or the Company for the purchase of the shares during the subscription offering and by making payment for shares on the date of completion of the conversion.

         Federal regulations prohibit us from lending funds or extending credit to any person to purchase shares in the conversion.

         Delivery of Stock Certificates. Certificates representing shares of common stock issued in the conversion will be mailed to the person(s) at the address noted on the order form, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held until properly claimed or otherwise disposed. Persons ordering shares might not be able to sell their shares until they receive their stock certificates.

Plan of Distribution

         Materials for the offering have been distributed to eligible subscribers by mail. Additional copies are available at our Stock Information Center. Our officers may be available to answer questions about the conversion. Responses to questions about us will be limited to the information contained in this document. Officers will not be authorized to render investment advice. All subscribers for the shares being offered will be instructed to send payment directly to us. The funds will be held in a segregated special escrow account and will not be released until the closing of the conversion or its termination.

Marketing Arrangements

         We have engaged Capital Resources, Inc. as our financial advisor in connection with the offering. Capital Resources, Inc. has agreed to exercise its best efforts to assist us in the sale of the shares in the offering. Capital Resources, Inc. will receive a fee of (a) 1.25% of the aggregate dollar amount of common stock sold in the offerings to investors who reside in Kansas and those counties of Missouri contiguous to Kansas (excluding shares sold to our directors, executive officers and their associates, and to the ESOP); and (b) 1.05% of the aggregate dollar amount of common stock sold in the offerings to investors who reside outside the areas described in (a). We will also reimburse Capital Resources, Inc. for its out-of-pocket expenses (up to $20,000) and legal expenses (up to $25,000). Also, we have agreed to indemnify Capital Resources, Inc. for reasonable costs and expenses in connection with certain claims or liabilities which might be asserted against Capital Resources, Inc. This indemnification covers the investigation, preparation of defense and defense of any action, proceeding or claim relating to, among other things, misrepresentation or breach of warranty of the written agreement between Capital Resources, Inc. and the Association or the omission or alleged omission of a material fact required to be stated or necessary in order to make disclosure in the prospectus and related documents not misleading.

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



We will negotiate the fees and reimbursement of expenses for Capital Resources, Inc. before we begin any syndicated community offering.

         The shares will be offered principally by the distribution of this document and through activities conducted at the Stock Information Center. The Stock Information Center is expected to operate during our normal business hours throughout the offering. A registered representative employed by Capital Resources, Inc. will be working at, and supervising the operation of, the Stock Information Center. Capital Resources, Inc. will assist us in responding to questions regarding the conversion and the offering and processing order forms. Our personnel will be present in the Stock Information Center to assist Capital Resources, Inc. with clerical matters and to answer questions related solely to our business.

Stock Pricing

         We have retained Capital Resources Group, Inc., an independent consulting and appraisal firm, which is experienced in the evaluation and appraisal of business entities, including savings institutions involved in the conversion process to prepare an appraisal of our estimated market value. Capital Resources Group, Inc. will receive fees of $15,000 for preparing the appraisal and $5,000 for its assistance in connection with the preparation of a business plan and also will be reimbursed reasonable out-of-pocket expenses. We have agreed to indemnify Capital Resources Group, Inc. under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information we supplied to Capital Resources Group, Inc.

         Capital Resources Group, Inc. has prepared the appraisal in reliance upon the information contained herein, including the financial statements. The appraisal contains an analysis of a number of factors including, but not limited to, our financial condition and operating trends, the competitive environment within which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions, both nationally and in the State of Kansas which affect the operations of savings institutions, and stock market values of certain savings institutions. In addition, Capital Resources Group, Inc. has advised us that it has considered the effect of the additional capital raised by the sale of the shares on our estimated aggregate pro forma market value.

         On the basis of the above, Capital Resources Group, Inc. has determined, in its opinion, that as of March 6, 1998, our estimated market value was $11,750,000. OTS regulations require, however, that the appraiser establish a range of value for the stock to allow for fluctuations in the aggregate value of the stock due to changing market conditions and other factors. Accordingly, Capital Resources Group, Inc. has established a range of value from $9,987,500 to $13,512,500 for the offering, the EVR. The EVR will be updated prior to consummation of the conversion and the EVR may increase to $15,539,380 without resolicitation of subscriptions.

         The board of directors has reviewed the independent appraisal, including the stated methodology of the independent appraiser and the assumptions used in the preparation of the independent appraisal. The board of directors is relying upon the expertise, experience and independence of the appraiser and is not qualified to determine the appropriateness of the assumptions.

         In order for stock sales to take place Capital Resources Group, Inc. must confirm to the OTS that, to the best of Capital Resources Group, Inc.'s knowledge and judgment, nothing of a material nature has occurred which would cause Capital Resources Group, Inc. to conclude that the Purchase Price on an aggregate basis was incompatible with Capital Resources Group, Inc.'s estimate of our pro forma market value in converted form at the time of the sale. If, however, facts do not justify such a statement, an amended EVR may be established.

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




         The  appraisal  is  not  a  recommendation   of  any  kind  as  to  the
advisability of purchasing these shares. In preparing the appraisal, Capital Resources Group, Inc. has relied upon and assumed the accuracy and completeness of financial and statistical information provided by us. Capital Resources Group, Inc. did not independently verify the financial statements and other information provided by us, nor did Capital Resources Group, Inc. independently value our assets and liabilities. The appraisal considers us only as a going concern and it should not be viewed as our liquidation value. Moreover, because the appraisal is based upon estimates and projections of a number of matters which are subject to change, the market price of the common stock could decline below $10.00. Capital Resources Group, Inc. is affiliated with Capital Resources, Inc.

Change in Number of Shares to be Issued in the Conversion

         Depending on market and financial conditions at the time of the completion of the offerings, we may significantly increase or decrease the number of shares to be issued in the conversion. In the event of an increase in the valuation, we may increase the total number of shares to be issued in the conversion. An increase in the total number of shares to be issued in the conversion would decrease a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a material reduction in the valuation, we may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued in the conversion would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease pro forma net income and net worth on an aggregate basis.

         Persons ordering shares will not be permitted to modify or cancel their orders unless the change in the number of shares to be issued in the conversion results in an offering which is either less than $9,987,500 or more than $15,539,380. Persons who did not subscribe for shares will not have the opportunity to do so.

Limitations on Purchases and Transfer of Shares

         The Plan provides for certain additional purchase limitations. The minimum purchase is 25 shares and the maximum purchase for any individual person or persons ordering through a single account, is 15,000 shares. In addition, no person or persons ordering through a single account, together with their associates, or group of persons acting together, may purchase more than 20,000 shares. However, the Employee Plans may purchase up to 8% of the shares sold. The OTS regulations governing the conversion provide that officers and directors and their associates may not purchase, in the aggregate, more than 33% of the shares issued pursuant to the conversion.

         Depending on market conditions and the results of the offering, the board of directors may, if the OTS agrees, increase or decrease any of the purchase limitations without the approval of our members and without resoliciting subscribers. If the maximum purchase limitation is increased, persons who ordered the maximum amount will be given the first opportunity to increase their orders. In doing so the preference categories in the offerings will be followed.

         In the event of an increase in the total number of shares offered in the conversion due to an increase in the EVR of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority: (i) to fill the Employee Plans' subscription of up to 8% of the Adjusted Maximum number of shares (the ESOP currently intends to subscribe for 8%); (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions to Supplemental Eligible Account Holders; (iv) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members; and (v) to fill unfulfilled subscriptions in the community offering to the extent possible.

         The term "associate" of a person means (i) any corporation or organization (other than us or a majority-owned subsidiary of ours) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as director or in a similar fiduciary capacity (excluding tax-qualified employee stock benefit plans), and (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is one of our directors or officers, or a director or officer of any of our subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of that person, and therefore all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

         The term "officer" may include our chairman of the board, president, vice presidents in charge of principal business functions, Secretary and Treasurer and any other person performing similar functions. All references herein to an officer have the same meaning as used for an officer in the Plan.

         To order shares in the conversion, persons must certify that their purchase does not conflict with the purchase limitations. In the event that the purchase limitations are exceeded by any person (including any associate or group of persons affiliated or otherwise acting in concert with such persons), we will have the right to purchase from that person at $10.00 per share all shares acquired by that person in excess of the purchase limitations. If the excess shares have been sold by that person, we may recover the profit from the sale of the shares by that person. We may assign our right either to purchase the excess shares or to recover the profits from their sale.

         Shares of common stock purchased pursuant to the conversion will be freely transferable, except for shares purchased by our directors and officers. For certain restrictions on the shares purchased by directors and officers, see "-- Restrictions on Sales and Purchases of Shares by Directors and Officers." In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

Restrictions on Repurchase of Shares

         Generally, during the first year following the conversion, the Company may not repurchase its shares and during each of the second and third years following the conversion, the Company may repurchase up to five percent of the outstanding shares provided they are purchased in open-market transactions. Repurchases must not cause us to become undercapitalized and at least 10 days prior notice of the repurchase must be provided to the OTS. The OTS may disapprove a repurchase program upon a determination that (1) the repurchase program would adversely affect our financial condition, (2) the information submitted is insufficient upon which to base a conclusion as to whether the financial condition would be adversely affected, or (3) a valid business purpose was not demonstrated. However, the OTS may grant special permission to repurchase shares after six months following the conversion and to repurchase more than five percent during each of the second and third years. In addition, SEC rules also govern the method, time, price, and number of shares of common stock that may be repurchased by the Company and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, the Company may utilize the rules and regulations then in effect.

Restrictions on Sales and Purchases of Shares by Directors and Officers

         Shares purchased by directors and officers of the Company may not be sold for one year following the conversion, except in the event of the death of the director or officer. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock shall be subject to the same restrictions.

         For three years following the conversion, directors and officers may purchase shares only through a registered broker or dealer. Exceptions are available only if the OTS has approved the purchase or the purchase is an arm's length transaction and involves more than one percent of the outstanding shares.

Interpretation and Amendment of the Plan

         We  have  the   authority  to  interpret   and  amend  the  Plan.   Our
interpretations are final. Amendments to the Plan after the receipt of member approval will not need further member approval unless required by the OTS.

Conditions and Termination

         Completion of the conversion requires (i) the approval of the Plan by the affirmative vote of not less than a majority of the total number of votes eligible to be cast by our members, and (ii) completion of the sale of shares within 24 months following approval of the Plan by our members. If these conditions are not satisfied, the Plan will be terminated and we will continue our business in the mutual form of organization. We may terminate the Plan at any time prior to the meeting of members to vote on the Plan or at any time thereafter with the approval of the OTS.

Other

         All statements made in this document are hereby qualified by the contents of the Plan of Conversion, the material terms of which are set forth herein. The Plan of Conversion is attached to the proxy statement mailed to certain depositors and borrowers. Copies of the Plan are available from us and should be consulted for further information. Adoption of the Plan by our members authorizes us to interpret, amend or terminate the Plan.

                    First Kansas Federal Savings Association

                       Consolidated Statements of Earnings

=======================================================================================================================
Years ended December 31, 1997 and 1996
-----------------------------------------------------------------------------------------------------------------------
                                                                                     1997                    1996
-----------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                                          $3,604,210               2,835,916
  Investment securities                                                             163,480                 201,719
  Mortgage-backed securities                                                      2,865,950               3,339,132
  Interest-bearing deposits                                                         215,620                 128,739
  Dividends on FHLB stock                                                            45,846                  38,070
-----------------------------------------------------------------------------------------------------------------------
Total interest income                                                             6,895,106               6,543,576

Interest expense:
  Deposits (note 8)                                                               3,778,165               3,724,057
  Borrowings                                                                        461,135                 291,953
-----------------------------------------------------------------------------------------------------------------------

Net interest income                                                               2,655,806               2,527,566

Provision for loan losses (note 5)                                                   35,000                       -
-----------------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses                               2,620,806               2,527,566
-----------------------------------------------------------------------------------------------------------------------

Noninterest income:
  Deposit account service fees                                                      587,347                 488,799
  Gain on sales of loans                                                             66,997                 133,388

  Gain (loss) on sales of available-for-sale

    mortgage-backed securities (note 4)                                              55,217                 (4,057)
  Gain on sale of real estate held for development (note 7)                          35,189                       -
  Other                                                                             107,069                  91,626
-----------------------------------------------------------------------------------------------------------------------

Total noninterest income                                                            851,819                 709,756
-----------------------------------------------------------------------------------------------------------------------

Noninterest expense:
  Compensation and benefits (note 12)                                             1,138,777               1,088,511
  Occupancy and equipment                                                           360,582                 355,558
  Federal deposit insurance premiums and assessments (note 14)                       42,653                 734,972
  Data processing                                                                   341,341                 312,553
  Amortization of premium on deposits assumed                                        60,935                  60,935
  Advertising                                                                       128,813                 143,846
  Other                                                                             278,501                 255,225
-----------------------------------------------------------------------------------------------------------------------

Total noninterest expense                                                         2,351,602               2,951,600
-----------------------------------------------------------------------------------------------------------------------

Earnings before income tax expense                                                1,121,023                 285,722
Income tax expense (note 11)                                                        449,000                 115,000
-----------------------------------------------------------------------------------------------------------------------

Net earnings                                                                     $  672,023                 170,722
=======================================================================================================================


See accompanying notes to consolidated  financial  statements  beginning on page
F-6.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         Management's discussion and analysis is intended to assist you in understanding our financial condition and results of operations. The information in this section should also be read with our Financial Statements and Notes to the Financial Statements included elsewhere in this document.

General

         The Company has recently been formed and, accordingly, has no results of operations. The following discussion relates only to our financial condition and results of operations. Please refer to our Pro Forma Data discussion on page __ to see the potential effects of the offering on our financial statements.

         Our results of operations depend primarily on net interest income, which is determined by (i) the difference between rates of interest we earn on our interest-earning assets and the rates we pay on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. Our results of operations are also affected by noninterest income, including, income from customer deposit account service charges, gains on sales of loans, gains and losses from the sale of investments and mortgage-backed securities and noninterest expense, including, primarily, compensation and employee benefits, federal deposit insurance premiums, office occupancy cost, and data processing cost. Our results of operations are also affected significantly by general and economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, all of which are beyond our control.


^ Market Risk Analysis


         Our assets and liabilities may be analyzed by examining the extent to which they are interest rate sensitive and by monitoring the expected effects of interest rate changes on our net portfolio value.

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Our policy has been to address the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by maintaining sufficient liquid assets for material and prolonged changes in interest rates.

         We originate fixed- and adjustable-rate real estate loans which approximated 95% of our loan portfolio at December 31, 1997. To manage the interest rate risk on this type of loan portfolio, we emphasize the origination of adjustable-rate loans and sell a portion of our fixed-rate mortgage loans. At December 31, 1997, adjustable-rate mortgage loans totalled $33.3 million or 70.9% of our total loan portfolio. We also maintain a portfolio of liquid assets which includes investment securities and mortgage-backed securities. As an asset/liability management tool, we may use alternative sources of funding if deposit pricing in our local market area is not acceptable. Maintaining liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than other interest-earning assets.

Net Portfolio Value

         In order to encourage savings associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. A resulting change in NPV of more than 2% of the estimated present value of total assets ("PV") will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. Based on our asset size and risk-based capital, we have been informed by the OTS that we are exempt from this rule. Nevertheless, the following table presents our NPV at December 31, 1997, as calculated by the OTS, based on quarterly information voluntarily provided by us to the OTS.




     ^ Changes
     in Market                                      $                  %
   Interest Rates          NPV ^ Amount           Change          Change in NPV              NPV Ratio(1)
   --------------          ------------         -------------    ---------------            ------------------
   (basis points)

         +400             ^ 1,942,000             (7,091,000)         -79%                         2.19%

         +300             ^ 4,247,000             (4,786,000)         -53%                         4.64%

         +200             ^ 6,132,000             (2,901,000)         -32%                         6.53%

         +100             ^ 7,756,000             (1,277,000)         -14%                         8.07%

            0               9,033,000                      --                                      9.23%

         -100               9,986,000                 953,000         +11%                        10.05%

        ^-200              10,453,000               1,420,000         +16%                        10.41%

        ^-300              11,166,000               2,133,000         +24%                        10.98%

        ^-400              12,027,000               2,994,000         +33%                        11.67%

^


------------
(1) Calculated as the estimated NPV divided by present value of total assets.

         Management believes these calculations indicate that we would be deemed to have a more than normal level of interest rate risk under applicable regulatory capital requirements based on the current level of regulatory capital.

         Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react at different times and in different degrees to changes in market rates of interest. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations set forth above. Additionally, an increased credit risk may result as many borrowers may be unable to service their debt in the event of an interest rate increase.

         Our board of directors reviews our asset and liability policies on an annual basis. The board of directors meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. Management administers the policies and determinations of the board of directors with respect to our asset and liability goals and strategies. We expect that our asset and liability policies and strategies will continue as described so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

Financial Condition

         Total assets decreased $5.6 million or 5.5% to $95.7 million at December 31, 1997 from $101.2 million at December 31, 1996. The decrease was primarily attributable to a $6.9 million decrease in our mortgage-backed securities available-for-sale and a $3.9 million decrease in our mortgage-backed securities held-to-maturity, partially offset by a $3.7 million increase in our net loan portfolio and a $1 million increase in our investment securities held-to-maturity. Our total liabilities decreased $6.4 million or 6.7%, to $89.0 million at December 31, 1997 from $95.4 million at December 31, 1996. The decrease was primarily attributable to a $8.8 million decrease in our borrowings from the FHLB, partially offset by a $1.9 million increase in deposits. Management's efforts to increase the loan portfolio during 1997 resulted in the average balance of loans increasing by approximately $10 million. That loan growth was funded with proceeds from the sales and maturities of investment and mortgage-backed securities. In addition, such proceeds were used to repay FHLB advances.

Average Balance Sheet

         The following table sets forth a summary of average balances of assets and liabilities as well as average yield and rate information. Average balances are based upon month-end balances, however, we do not believe the use of month-end balances differs significantly from an average based upon daily balances. There has been no tax equivalent adjustments made to yields.


                                                   At December 31,                   Year Ended December 31,
                                              ---------------------- ---------------------------------------------------------------
                                                       1997                       1997                           1996
                                              ---------------------- ----------------------------- ---------------------------------
                                                                       Average   Interest            Average    Interest
                                               Outstanding  Yield/   Outstanding  Earned     Yield Outstanding   Earned/  Yield/
                                                 Balance     Rate      Balance    /Paid       Rate   Balance      Paid     Rate
                                              ------------  -------  ----------  -------  -------   --------  ---------  ----------
                                                                            (Dollars in thousands)
Interest-earning assets:
  Loans receivable(1).........................     $46,563   7.83%     $ 45,491    $3,604     7.92%   $35,156     $2,836     8.07%
  Investment securities.......................       3,852   7.26         3,147       163     5.19      2,966        202     6.80
  Mortgage-backed securities..................      37,770   6.33        43,554     2,866     6.58     51,891      3,339     6.43
  Interest-bearing deposits...................       3,400   5.98         3,586       216     6.01      2,924        129     4.40
  FHLB stock..................................         661   8.05           635        46     7.25        594         38     6.39
                                                   -------   ----       -------    ------   ------    -------     ------   ------
     Total interest-earning assets(1).........      92,246   7.13        96,413    $6,895     7.15     93,531     $6,543     7.00
                                                             ----                   -----   ------                 -----   ------
Noninterest-earning assets....................       3,409                4,024                         3,874
                                                    ------              -------                        ------
     Total assets.............................     $95,655             $100,437                       $97,405
                                                    ======              =======                        ======
Interest-bearing liabilities:
  NOW and investment deposits.................      22,308   2.55%     $ 22,324       567     2.54%   $21,454        574     2.68%
  Savings and certificate accounts............      63,343   5.34        61,589     3,214     5.22     61,251      3,150     5.14
  FHLB borrowings.............................       2,550   6.71         7,748       461     5.95      5,420        292     5.39
                                                    ------   ----       -------   -------   ------     ------     ------   ------
     Total interest-bearing liabilities.......      88,201   4.67        91,660    $4,242     4.63     88,126     $4,016     4.56
                                                             ----                   -----   ------                 -----   ------
Noninterest-bearing liabilities:..............         844                2,542                         3,287
                                                   -------              -------                       -------
  Total liabilities...........................      89,045               94,202                        91,413
                                                    ------              -------                        ------
Equity........................................       6,610                6,235                       $ 5,992
                                                    ------              -------                        ------
     Total liabilities and equity.............     $95,655             $100,437                       $97,405
                                                    ======              =======                        ======

Net interest income...........................                                     $2,653                         $2,527
                                                                                    =====                          =====
Net interest rate spread(2)...................               2.45%                            2.52%                          2.44%
                                                             ====                           ======                         ======
Net earning assets............................     $ 4,045             $  4,752                        $5,404
                                                    ======              =======                         =====
Net yield on interest-earning assets(3).......                                                2.75%                          2.70%
                                                                                            ======                         ======
Average interest-earning assets to average
  interest-bearing liabilities................                                              105.18%                        106.13%
                                                                                            ======                         ======

------------------

(1) Includes non-accrual loans and loans held-for-sale. Calculated net of deferred loan fees, loan discounts, loans in process and loan loss reserves.

(2) Net interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.

         The table below sets forth certain information regarding changes in our interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).



                                                                            Year Ended December 31,
                                                            ----------------------------------------------------------
                                                                                 1997 vs. 1996
                                                            ----------------------------------------------------------
                                                                              Increase/(Decrease)
                                                                                    Due to
                                                            ----------------------------------------------------------
                                                                                             Rate/
                                                             Volume           Rate           Volume            Total
                                                             ------           ----           ------            -----
                                                                            (Dollars in thousands)
Interest-earning assets:
  Loans receivable(1)................................         $ 834           $ (51)           $(15)           $ 768
  Investment securities..............................            12             (48)             (3)             (38)
  Mortgage-backed securities.........................          (536)             76             (12)            (473)
  Interest-bearing deposits..........................            29              47              11               87
  FHLB stock.........................................             3               5              --                8
                                                              -----             ---             ---            -----
     Total interest-earning assets...................           341              29            (19)              352
                                                               ----             ---           -----             ----

Interest-bearing liabilities:
  NOW and money market deposits......................            23             (29)             (1)              (7)
  Savings and certificate accounts...................            17              46              --               64
  FHLB borrowings....................................           125              30              13              169
                                                               ----             ---             ---             ----
     Total interest-bearing liabilities..............           166              48              12              226
                                                               ----             ---             ---             ----

Increase (decrease) in net interest income...........         $ 175            $(19)           $(31)           $ 126
                                                               ====            ====             ===             ====

Results of Operations for the Years Ended December 31, 1997 and 1996

         Net Income. Our net income increased $501,000 for the year ended December 31, 1997, to $672,000 from $171,000 for the year ended December 31, 1996. This increase was primarily attributable to a $128,000 increase in our net interest income, a $142,000 increase in our noninterest income and a $600,000 decrease in our noninterest expense offset by a $35,000 increase in our provision for loan losses and a $334,000 increase in our income tax expense due to the increase in income before taxes.

         Net Interest Income. Net interest income is the most significant component of our income from operations. Net interest income is the difference between interest we receive on our interest-earning assets, primarily loans, investment and mortgage-backed securities and interest we pay on our interest-bearing liabilities, primarily deposits. Net interest income depends on the volume of and rates earned on interest-earning assets and the volume of and rates paid on interest-bearing liabilities.

         Our net interest income increased $128,000, or 5.0%, to $2,668,000 for the year ended December 31, 1997, as compared to the same period in 1996. The increase was primarily due to the growth in our average interest-earning assets to $96.4 million in 1997 from $93.5 million in 1996 and growth in our interest rate spread of 2.52% in 1997 compared to 2.44% in 1996.

         The increase in our average interest-earning assets of $2.9 million reflects increases of $10.3 million in our balance of average loans and $884,000 in our other interest-earning assets, partially offset by a decrease of $8.3 million in our mortgage-backed securities. The increase in our interest-earning assets was funded by the increase in average interest-bearing liabilities.

         Our interest rate spread and net yield on interest-earning assets increased for the year ended December 31, 1997 compared to the same period in 1996 primarily due to an increase in average yield on our interest-earning assets of 7.15% in 1997 compared to 7.00% in 1996, partially offset by an increase in our average yield on interest-bearing deposits of 4.63% in 1997 compared to 4.56% in 1996. The increase in our average yield on interest-earning assets was due to the sale of lower yielding mortgage-backed securities and loan growth during 1997.

         The increase in our average interest-bearing liabilities of $3.5 million reflects increases of $870,000 in our average interest-bearing demand deposits, $338,000 in average savings and certificates of deposit and $2.3 million in average FHLB borrowings. The increase in our average FHLB borrowings reflects the funding of the loan growth.

         Provision for Loan Losses. Our provision for loan losses was $35,000 in 1997. We made no provision in 1996. The increase in the provision in 1997 was the result of a $2.9 million increase in our one- to four-family real estate loans and the credit risk associated with the increased loan volume.

         Historically, we have emphasized our loss experience over other factors in establishing the provision for loan losses. We review the allowance for loan losses in relation to (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions. Management believes the allowance for loan losses is at a level that is adequate to provide for estimated losses. However, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amount. See "Business of First Kansas Federal Savings Association -- Nonperforming and Problem Assets -- Allowance for Loan Losses."

         Noninterest Income. Our noninterest income increased $142,000 or 20.3% from $698,000 in 1996 to $840,000 in 1997. This increase in our noninterest income was due to increases of $98,000 in our deposit account service fees, $59,000 in our gain on sales of available-for-sale mortgage-backed securities, and $51,000 in our other noninterest income accounts, partially offset by a $66,000 decrease in our gain on sales of real estate loans. Deposit account fees increased during 1997 due to a higher number of accounts.

         Noninterest Expense. Our noninterest expense decreased $600,000 or 20.3% from $3.0 million in 1996 to $2.4 million in 1997. The decrease in our noninterest expense was due to a $692,000 decrease in our federal deposit insurance premiums, offset by increases of $50,000 in our compensation and benefits and $42,000 in our other noninterest expense accounts which was partially attributable to increases in the processing costs related to the growth in the number of transaction accounts. The decrease in our federal deposit insurance premiums was due to a $545,000 one-time special assessment levied in 1996 to recapitalize the SAIF, which did not recur in 1997. Following the one-time special assessment, the FDIC insurance ^ premium rates decreased from 0.230% to 0.063%, resulting in lower noninterest expense.


         As a result of the conversion, our noninterest expense may increase due to costs associated with our employee stock ownership plan, restricted stock plan, if implemented, and the costs of being a public company. However, we expect any such increase to be offset by increased interest income resulting from investment of the proceeds from the conversion.

         Income Tax Expense. Our income tax expense increased $334,000 from $115,000 in 1996 to $449,000 in 1997. This increase in income tax expense is due to the increase in our pretax income of $835,000 from $286,000 in 1996 to $1.1 million in 1997. Our effective tax rate was 40.0% and 40.2% for the years ended December 31, 1997 and 1996, respectively.

Liquidity and Capital Resources

         We are required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of our deposits and short-term borrowings. The required ratio currently is 4.0% and our regulatory liquidity ratio average was 5.68% and 5.82% at December 31, 1997 and 1996, respectively.

         Our primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investment securities and interest-bearing deposits with other banks, advances from the FHLB of Topeka, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows, and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. We use our liquidity resources principally to fund existing and future loan commitments, maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and meet operating expenses.

         Net cash provided by our operating activities (the cash effects of transactions that enter into our determination of net income e.g., non-cash items, amortization and depreciation, provision for loan losses) for the year ended December 31, 1997 was $1.1 million as compared to $195,000 for the year ended December 31, 1996. The increase was primarily due to a $501,000 increase in our net income, $603,000 increase in our income taxes payable, $77,000 increase in our prepaid expenses $35,000 increase in provision for loan losses offset by increases of $35,000 in our gain on real estate held for development, $59,000 in our gain on sale of mortgage-backed securities and decrease of $66,000 in our gain on sales of loans.

         Net cash provided by our investing activities (i.e., cash receipts, primarily from our investment securities and mortgage-backed securities portfolios and our loan portfolio) for the year ended December 31, 1997 totaled $6.2 million, an increase of $15.0 million from December 31, 1996. The increase was primarily attributable to funding net loan growth of $3.7 million in 1997 as compared to $12.0 million in 1996. The increase was also affected by paydowns and maturities of investment and mortgage-backed securities of $6.4 million in 1997 as compared to $9.3 million and proceeds from sales of mortgage-backed securities of $4.7 million in 1997 as compared to $3.3 million in 1996, as well as purchases of investment and mortgage-backed securities of $1.0 million in 1997 as compared to $8.7 million in 1996.

         Net cash used in our financing activities (i.e., cash receipts primarily from net increases in deposits and net decreases in FHLB advances) for 1997 totaled $6.9 million, a decrease of $17.4 million from December 31, 1996. The decrease was primarily attributable to repayments of FHLB advances of $8.8 million in 1997 as compared to proceeds advanced from the FHLB of $9.5 million in 1996.


         Approximately $40.9 million of our time deposits mature in 1998. We expect such deposits to be renewed at market rates. In addition to this source of continuing funding, we have a $8.0 million line of credit available through the FHLB of Topeka.

Year 2000 Issues

         The approaching millennium is causing organizations of all types to review their computer systems for the ability to properly accommodate the year 2000. When computer systems were first developed, two digits were used to designate the year in date calculations and "19" was assumed for the century. As a result, there is significant concern about the integrity of date sensitive calculations when the calendar rolls over to January 1, 2000. An older system could interpret 01/01/00 sa January 1, 1900 potentially causing major problems calculating interest, payment, delinquency or maturity dates.

         Our internal Year 2000 Working Committee, comprised of Senior Vice President, Daniel G. Droste, and Vice President, Mark K. Fuchs, was formed in September 1997 to address the potential risk that Year 2000 poses for us. This committee, which reports to both the President and the board of directors, meets weekly. In September 1997, the committee compiled a Year 2000 Action Plan to promote awareness of pertinent issues and to provide for evaluation and testing of our electronic systems, programs and processes.

         Accurate data processing is essential to our operations and a lack of accurate processing by our vendor or by us could have a significant adverse impact on our financial condition and results of operations. We have been assured by our data processing service bureau that their computer services will function properly on and after January 1, 2000. Our data processing service bureau has advised us that it, in fact, anticipates completing programming corrections by the third quarter of 1998, and commencing testing in the fourth quarter, 1998. If by the end of this year it appears that our primary data processing service bureau will be unable to resolve this problem in a timely manner, then we will identify a secondary data processing service provider to complete the task. If we are unable to do this, we will identify those steps necessary to minimize the negative impact the computer problems could have on us. Our computer hardware does not require specific upgrades in order to meet Year 2000 requirements.

Recent Accounting Pronouncements


         FASB Statement on Reporting Comprehensive Income. In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130. SFAS No. 130 will require the Association to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of equity. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption of this standard is not expected to have a material impact on the Company's consolidated financial statements.


         FASB Statement on Earnings Per Share. In March 1997, FASB issued SFAS No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, Earnings per Share ("EPS"), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement supersedes Opinion 15 and AICPA Accounting Interpretation 1-102 of Opinion 15. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. SFAS No. 128 will be adopted by us in the initial period after December 15, 1997.

         FASB Statement on Disclosure of Information about Capital Structure. In February 1997, the FASB issued SFAS No. 129. The Statement incorporates the disclosure requirements of APB Opinion No. 15, Earnings per Share, and makes them applicable to all public and nonpublic entities that have issued securities addressed by the Statement. APB Opinion No. 15 requires disclosure of descriptive information about securities that is not necessarily related to the computation of earnings per share. This statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, Omnibus Opinion- 1966, and No. 15, Earnings per Share, and FASB Statement No. 47, Disclosure of Long-Term Obligations, for entities that were subject to the requirements of those standards. This Statement eliminates the exemption of nonpublic entities from certain disclosure requirements of Opinion 15 as provided by FASB Statement No. 21, Suspension of the Reporting of Earnings per Share and Segment Information by Nonpublic Enterprises. It supersedes specific disclosure requirements of Opinions 10 and 15 and Statement 47 and consolidates them in this Statement for ease of retrieval and for greater visibility to nonpublic entities. The Statement is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 will be adopted by us in the initial period after December 15, 1997.


         FASB Statement ^ on Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by APB Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginning after December 15, 1994. We expect to use the "intrinsic value based method" as prescribed by APB Opinion No. 25.


         FASB Statement on Disclosures about Segments of an Enterprise and Related Information. In June 1997, the FASB issued SFAS No. 131. SFAS No. 131 establishes standards for the way public enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The adoption of this standard is not expected to have a material impact on the Company's consolidated financial statements.

         FASB Statement on Employers' Disclosures about Pensions and Other Postretirement Benefits. In February 1998, the FASB issued SFAS No. 132. SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans and is effective for fiscal years beginning after December 15, 1997. The adoption of this standard is not expected to have a material impact on the Company's consolidated financial statements.

                 BUSINESS OF FIRST KANSAS FINANCIAL CORPORATION


         The  Company is not an  operating  company  and has not  engaged in any significant business to date. It was formed in February 1998 as a Kansas-chartered corporation to be the holding company for First Kansas Federal Savings Bank. The holding company structure ^ will facilitate: (i) diversification into non-banking activities, (ii) acquisitions of other financial institutions, such as savings institutions, (iii) expansion within existing and into new market areas, and (iv) stock repurchases without adverse tax consequences. There are, however, no present plans regarding diversification, acquisitions, expansion or repurchases.


         Since the Company will own only one savings association, it generally will not be restricted in the types of business activities in which it may engage, provided that we retain a specified amount of our assets in housing-related investments. The Company initially will not conduct any active business and does not intend to employ any persons other than officers but will utilize our support staff from time to time.

         The office of the Company is located at 600 Main Street, Osawatomie, Kansas. The telephone number is (913) 755-3033.

              BUSINESS OF FIRST KANSAS FEDERAL SAVINGS ASSOCIATION


         First Kansas Federal Savings Association was originally chartered in 1899 as "The Consolidated Building and Loan Association" and commenced operations that same year. In 1938, we became a member of the Federal Home Loan Bank System, obtained a federal charter and changed our name to "First Federal Savings and Loan Association of Osawatomie." In 1983, we changed our name to "First Kansas Federal Savings Association." We are a community and customer oriented federal mutual savings association with six branch offices located in Miami, Bourbon, Mitchell and Phillips counties. We provide financial services to individuals, families and small businesses. Historically, we have emphasized residential mortgage lending, primarily originating one- to four-family mortgage loans. At December 31, 1997, we had total assets of $95.7 million, deposits of $85.7 million, and total equity of $6.6 million.

         The Association opened its first branch in 1964 in Paola and its second branch in 1974 in Louisburg. In 1981, we opened the branch at Fort Scott in an attempt to diversify geographically. This office proved very successful in generating deposits and by 1982 our asset size was $54 million. In November 1982, we continued our expansion plans by acquiring the liabilities of North Kansas Savings Association, an insolvent institution which was in receivership with the Federal Savings and Loan Insurance Corporation. With this acquisition, we added the Beloit and Phillipsburg offices and our asset size grew to $85 million.

         The principal sources of funds for our activities are deposits, payments on loans and borrowings from the FHLB of Topeka. Funds are used principally for the origination of adjustable-rate mortgage loans, but also for the origination of fixed-rate mortgage loans, secured by first mortgages on one- to four-family residences located in our local communities, and for the purchase of investment securities. One- to four-family mortgage loans totalled $42.9 million, or 91.3% of our total loans receivable portfolio at December 31, 1997. Our principal sources of revenue are interest received on loans and on investments and our principal expense is interest paid on deposits.

Market Area

         Each of the Association's six offices is located in a small city ranging in population from 2,000 to 8,000. Each area boasts a healthy, stable economy with a low unemployment rate. Our main office is located in Osawatomie, which together with the Paola and Louisburg branch offices, are bedroom communities of Kansas City. Within 30 miles of Kansas City, businesses in these areas promise to benefit from the southward spread of this growing metropolitan area. Osawatomie, Paola and Louisburg fall within Miami County.

         Our other branch offices are located in Fort Scott, Beloit and Phillipsburg, which, respectively, fall within Bourbon, Mitchell, and Phillips counties. Fort Scott has a diversified economic base of light industry and agriculture. The Beloit and Phillipsburg economies of north central Kansas are based primarily on agriculture and related industries.

Lending Activities

         Most of our loans are mortgage loans which are secured by one- to four-family residences. We also make multi-family, commercial, land and construction loans, as well as consumer and commercial loans. Most of the loans we originate have rates of interest which are adjustable ("adjustable-rate"). We also originate fixed-rate mortgage ("fixed") loans.

         The following table sets forth information concerning the types of loans held by us.

                                                                                  At December 31,
                                                            --------------------------------------------------------------
                                                                     1997                                1996
                                                            ----------------------------        --------------------------
                                                             Amount            Percent           Amount            Percent
                                                             ------            -------           ------            -------
                                                                              (Dollars in thousands)
Type of Loans:
Mortgage loans:
  One- to four-family..............................          $42,853             91.29%          $39,482            91.51%
  Multi-family.....................................            1,045              2.23             1,062             2.46
  Commercial.......................................              534              1.14               575             1.33
  Land.............................................              141              0.30                78             0.18
  Construction.....................................              126              0.27               130             0.30
                                                             -------           -------           -------          -------
    Total mortgage loans...........................           44,700             95.23            41,327            95.78
                                                              ------            ------            ------           ------
Consumer loans.....................................            1,728              3.68             1,421             3.29
Commercial loans...................................              513              1.09               399             0.93
                                                              ------            ------            ------           ------
    Total loan portfolio...........................           46,941            100.00%           43,146           100.00%
                                                              ------           =======            ------          =======
Less:
  Loans in process.................................               81                                  61
  Deferred fees and discounts......................              118                                 112
  Allowance for loan losses........................              179                                 146
                                                             -------                             -------
    Total loans receivable, net....................          $46,563                             $42,827
                                                              ======                              ======

         The following table sets forth the estimated maturity of our loan portfolio at December 31, 1997. The table does not include the effects of possible prepayments or scheduled principal repayments. All mortgage loans are shown as maturing based on the date of the last payment required by the loan agreement.

                                             Mortgage              Commercial              Consumer            Total
                                              Loans(1)                Loans                  Loans             Loans
                                              --------                -----                  -----             -----
                                                                     (In thousands)
Amounts due:
Within 1 year...................              $   123                   $  2                 $  289            $   414
Over 1 to 5 years...............                1,394                    206                  1,344              2,944
Over 5 years....................               43,183                    305                     95             43,583
                                               ------                    ---                 ------             ------
  Total amount due..............              $44,700                   $513                 $1,728            $46,941
                                               ======                    ===                  =====             ======



---------------
(1)  Includes construction loans.


         The following table sets forth the dollar amount of all loans due after December 31, 1998, which have pre-determined interest rates and which have floating or adjustable interest rates.

                                                                                          Floating or
                                                                 Fixed-rates           Adjustable-rates             Total
                                                                 -----------           ----------------             -----
                                                                                        (In thousands)
Mortgage loans:
  One- to four-family...............................               $11,158                  $31,572                $42,730
  Multi-family......................................                    --                    1,045                  1,045
  Commercial........................................                   145                      390                    535
  Land..............................................                    --                      141                    141
  Construction......................................                    94                       32                    126
                                                                   -------                  -------                -------
    Total mortgage loans............................                11,397                   33,180                 44,577
                                                                    ------                   ------                 ------

Consumer loans......................................                 1,439                       --                  1,439
Commercial loans....................................                   511                       --                    511
                                                                   -------                 --------                -------
    Total loan portfolio............................               $13,347                  $33,180                $46,527
                                                                    ======                   ======                 ======

         The following information contains information concerning changes in the amount of loans held by us.

                                                                                  For the Years Ended
                                                                                     December 31,
                                                                            ------------------------------
                                                                              1997                  1996
                                                                              ----                  ----

Total net loans receivable at beginning of period.............              $42,827              $30,755
Loans originated:
  Mortgage
    One- to four-family.......................................               10,110               10,648
    Land......................................................                  111                   18
  Consumer loans..............................................                1,695                1,242
  Commercial loans............................................                  525                  423
                                                                             ------               ------
  Total loans originated......................................               12,441               12,331
Loans purchased:
  One- to four-family.........................................                2,878               11,701
Loans sold....................................................               (3,384)              (5,600)
Principal repayments..........................................               (8,140)              (6,396)
Decrease (increase) in other items, net.......................                  (59)                  36
                                                                            -------               ------
  Net increase (decrease) in loans receivable.................                3,736               12,072
                                                                             ------               ------
Net loans, end of period......................................              $46,563              $42,827
                                                                             ======               ======



Mortgage Loans:

         One- to Four-Family Residential Loans. Our primary lending activity consists of originating and purchasing one- to four-family residential mortgage loans secured by property located in our market areas. About two-thirds of our loan portfolio is comprised of adjustable-rate mortgage ("ARM") loans which we retain for our portfolio. The remainder consists of fixed-rate loans which we originate either to resell in the secondary market or to retain in our portfolio, depending on the yield on the loan and on our asset/liability management objectives. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or repay loans at their option.

         The interest rate on our ARM loans is based on an index plus a stated margin. We usually offer discounted initial interest rates on ARM loans. Borrowers qualify for the ARM loan at the initial interest rate. However, ARM loan borrowers are, for loan approval, required to meet lower income-to-debt ratios than those required for fixed-rate loans. ARM loans provide for periodic interest rate adjustments upward or downward of up to 1% per adjustment. The interest rate may not increase more than 5% over the life of the loan. Our ARM loans typically reprice annually, after the initial adjustment period of one year, three years or five years, with most loans having terms to maturity of 30 years. ARM loans are offered to all applicants; however, in a relatively low interest rate environment, borrowers may prefer a fixed-rate to ARM loans. Consumer preference in our market area for ARM loans has recently been weak.

         Our fixed-rate loans generally have terms of 15 or 30 years with principal and interest payments calculated using up to a 30-year amortization period. Loans originated with a loan-to-value ratio in excess of 80% require private mortgage insurance. The maximum loan-to-value ratio on mortgage loans secured by non-owner occupied properties generally is limited to 80%. We conform our loans to the standards that are used in the mortgage industry allowing our loans to be readily sold in the secondary market. We do not currently retain servicing rights to those loans sold in the secondary market.

         ARM loans decrease the risk associated with changes in interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the loan documents, and, therefore is potentially limited in effectiveness during periods of rapidly rising interest rates.

         Mortgage loans originated and held by us generally include due-on-sale clauses. This gives us the right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property securing the mortgage loan without our consent.

         Multi-Family and Commercial Loans. Multi-family and commercial loans generally have a loan-to-value ratio of 80% or less. These loans do not have terms greater than 30 years. Our multi-family loans are secured by multiple six-plex and four-plex units. Commercial real estate loans are secured by office buildings, churches and other commercial properties.

         Multi-family and commercial real estate lending entails significant additional risks compared to residential property lending. These loans typically involve large loan balances to single borrowers or groups of related borrowers. The repayment of these loans typically is dependent on the successful operation of the real estate project securing the loan. These risks can be significantly affected by supply and demand conditions in the market for office and retail space and may also be subject to adverse conditions in the economy. To minimize these risks, we generally limit this type of lending to our market area and to borrowers who are otherwise well known to us. Most construction loans convert to permanent loans with us after 6 months.

         Residential Construction Loans. We make residential construction loans/permanent loans on one- to four-family residential property to the individuals who will be the owners and occupants upon completion of construction. Only interest payments are required during construction and these are to be paid from the borrower's own funds. These loans are underwritten using the same criteria as applied in the underwriting of one- to four-family mortgage loans. The maximum loan-to-value ratio is 80%. Upon completion of construction, regular principal and interest payments commence.

         Land Loans. We also make land loans which are secured by raw land in our market area, to be used for agriculture or residential construction. At December 31, 1997, land loans totalled $141,000 or 0.30% of our total loan portfolio.

Consumer Loans:

         We offer consumer loans in order to provide a wider range of financial services to our customers and because these loans provide higher interest rates and shorter terms than many of our other loans. Consumer loans totalled $1.7 million or 3.7% of our total loans at December 31, 1997. Our consumer loans consist primarily of direct automobile loans.

         Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not be sufficient for repayment of the outstanding loan, and the remaining deficiency may not be collectible.

Commercial Loans:

         Our commercial loan portfolio is comprised of loans to several local businesses, and at December 31, 1997 represented $513,000, or 1.1% of our total loan portfolio.

         Loan Approval Authority and Underwriting. Our loan committee, which is comprised of Larry V. Bailey, Daniel G. Droste and Galen E. Graham, approves all loans. The loan committee has authority to approve loans in any category up to $400,000. Loan requests above this amount must be approved by the board of directors.

         Upon receipt of a completed loan application from a prospective borrower, a credit report is ordered. Income and certain other information is verified. If necessary, additional financial information may be requested. An appraisal or other estimate of value of the real estate intended to be used as security for the proposed loan is obtained. Appraisals are processed by independent fee appraisers. Private mortgage insurance will also be required in certain instances.

         Construction/permanent loans are made on individual properties. Funds advanced during the construction phase are held in a loans-in-process account and disbursed at various stages of completion, following physical inspection of the construction by a loan officer or appraiser.

         Either title insurance or a title opinion is generally required on all real estate loans. Borrowers also must obtain fire and casualty insurance. Flood insurance is also required on loans secured by property which is located in a flood zone.

         Loan Commitments. Written commitments are given to prospective borrowers on all approved real estate loans. Generally, the commitment requires acceptance within 60 days of the loan application. Loan commitments in excess of this period may be issued upon payment of a non-refundable fee or upon agreement on an interest rate float, allowing us to adjust the interest rate on the loan. At December 31, 1997, commitments to cover originations of mortgage loans totalled $143,000. We believe that virtually all of our commitments will be funded.

         Loans to One Borrower. The maximum amount of loans which we may make to any one borrower may not exceed the greater of $500,000 or 15% of our unimpaired capital and unimpaired surplus. We may lend an additional 10% of our unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. Our maximum loan to one borrower limit was $900,000 at December 31, 1997. At December 31, 1997, the aggregate loans of our five largest borrowers have outstanding balances of between $304,953 and $1,045,431. The latter amount is made up of three loans, each of which was in existence before the loan to one borrower limits were imposed in 1989. All of these loans were performing in accordance with their terms.

Nonperforming and Problem Assets

         Loan Delinquencies. When a mortgage loan becomes 16 days past due, a notice of nonpayment is sent to the borrower. After the loan becomes 22 days past due, another notice of nonpayment, accompanied by a personal letter, is sent to the borrower. If the loan continues in a delinquent status for

90 days past due and no repayment plan is in effect, foreclosure proceedings will be initiated. The borrower will be notified when foreclosure is commenced.

         Loans are reviewed on a monthly basis and are placed on a non-accrual status when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

         Nonperforming Assets. The following table sets forth information regarding nonaccrual loans and real estate owned, as of the dates indicated. For the year ended December 31, 1997, interest income that would have been recorded on loans accounted for on a nonaccrual basis under the original terms of such loans was immaterial.


                                                                      At December 31,
                                                                -------------------------------
                                                                  1997                   1996
                                                                  ----                   ----
                                                                      (In thousands)
Loans accounted for on a non-accrual basis:
  One- to four-family..................................          $   75                 $    6
  Consumer.............................................               4                     11
                                                                  -----                  -----
    Total .............................................              79                     17
                                                                  -----                  -----

Accruing loans delinquent 90 days or more:
  One- to four-family..................................              --                     --
  Consumer.............................................              --                     --
                                                                  -----                  -----
    Total..............................................              --                     --
                                                                  -----                  -----
      Total non-performing loans.......................              79                     17
                                                                  -----                  -----

Foreclosed assets:
  One- to four-family..................................              --                     --
  Consumer.............................................              --                     --
                                                                  -----                  -----
    Total..............................................              --                     --
                                                                  -----                  -----

Total non-performing assets............................          $   79                 $   17
                                                                  =====                  =====
Total non-performing loans as a
  percentage of net loans..............................            0.17%                  0.04%
                                                                   ====                   ====
Total non-performing assets as a
  percentage of total assets...........................            0.08%                  0.02%
                                                                   ====                   ====




         Classified Assets. OTS regulations provide for a classification system for problem assets of savings associations which covers all problem assets. Under this classification system, problem assets of savings institutions such as ours are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the savings institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that do not currently warrant classification in one of the aforementioned categories.

         When a savings association classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings association classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. A savings association's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining a savings association's regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital.

         At December 31, 1997, we had loans classified as special mention, substandard, doubtful and loss as follows:
                                                        At
                                                   December 31,
                                                       1997
                                                       ----
                                                  (In thousands)

Special mention.............................           $   --
 Substandard................................              123
Doubtful assets.............................                6
 Loss assets................................                5
                                                         ----
     Total..................................           $  134
                                                        =====




         Allowances for Loan Losses. A provision for loan losses is charged to operations based on management's evaluation of the losses that may be incurred in our loan portfolio. The evaluation, including a review of all loans on which full collectibility of interest and principal may not be reasonably assured, considers: (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions.

         We monitor our allowance for loan losses and make additions to the allowance as economic conditions dictate. Although we maintain our allowance for loan losses at a level that we consider adequate for the inherent risk of loss in our loan portfolio, future losses could exceed estimated amounts and additional provisions for loan losses could be required. In addition, our determination as to the amount of allowance for loan losses is subject to review by the OTS, as part of its examination process. After a review of the information available, the OTS might require the establishment of an additional allowance.

         The following table illustrates the allocation of the allowance for loan losses for each category of loans. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other loan categories.

                                                                              At December 31,
                                             -----------------------------------------------------------------------------
                                                               1997                                      1996
                                             -----------------------------------------   ---------------------------------
                                                                      Percent of                             Percent of
                                                                       Loans in                               Loans in
                                                                         Each                                   Each
                                                                       Category                               Category
                                                                       to Total                               to Total
                                                  Amount                Loans                 Amount            Loans
                                                  ------                -----                 ------            -----
                                                                          (Dollars in thousands)
Mortgage loans.............................
  One- to four-family......................       $137                   91.29%                $115              91.51%
  Multi-family.............................         --                     2.23                  --                2.46
  Commercial...............................         --                     1.14                  --                1.33
  Land.....................................         --                     0.30                  --                0.18
  Construction.............................         --                     0.27                  --                0.30
Consumer...................................         42                     3.68                  31                3.29
 Commercial................................         --                     1.09                  --                0.93
                                                  ----                   ------                ----             -------
     Total allowance.......................       $179                   100.00%               $146             100.00%
                                                   ===                   ======                 ===             ======



         The following table sets forth information with respect to our allowance for loan losses at the dates and for the periods indicated:

                                                                        At December 31,
                                                                 ------------------------------
                                                                     1997                1996
                                                                     ----                ----
                                                                     (Dollars in thousands)
Balance at beginning of period.......................             $    146            $    148
                                                                   -------             -------
Charge-offs:
  One- to four-family................................                   --                  --
  Consumer...........................................                   (5)                 (6)
                                                                   -------              ------
                                                                        (5)                 (6)
                                                                   -------              ------
 Recoveries:
  One- to four-family................................                   --                  --
  Consumer ..........................................                    3                   4
                                                                   -------             -------
                                                                         3                   4
                                                                   -------             -------
Net charge-offs......................................                  (2)                 (2)
Provision for loan losses............................                   35                  --
                                                                   -------             -------
Balance at end of period.............................             $    179             $   146
                                                                   =======              ======

Allowance for loan losses to total
  non-performing loans at end of period..............               226.58%             858.82%
                                                                   =======              ======

Allowance for loan losses to net loans at
  end of period......................................                 0.38%               0.34%
                                                                   =======             =======

Investment Activities

         Investment Securities. We are required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short-term securities and certain other investments. See "Regulation -- Savings Institution Regulation -- Federal Home Loan Bank System" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The level of liquid assets varies depending upon several factors, including: (i) the yields on investment alternatives, (ii) our judgment as to the attractiveness of the yields then available in relation to other opportunities, (iii) expectation of future yield levels, (iv) asset/liability management, and (v) our projections as to the short-term demand for funds to be used in loan origination and other activities. We classify our investment securities as "available-for-sale" or "held-to-maturity" in accordance with SFAS No. 115. At December 31, 1997, our investment portfolio policy permitted investments in instruments such as: (i) U.S. Treasury obligations, (ii) U.S. federal agency or federally sponsored agency obligations,
(iii) local municipal obligations, (iv) mortgage-backed securities, (v) banker's acceptances, (vi) certificates of deposit, (vii) federal funds, including FHLB overnight and term deposits (up to six months), (viii) collateralized automobile receivables, and (ix) investment grade corporate bonds, commercial paper and mortgage derivative products. See "-- Mortgage-Backed Securities." The board of directors may authorize additional investments.

         Our investment securities "available-for-sale" and "held-to-maturity" portfolios at December 31, 1997, did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity, excluding those issued by the United States government agencies.

         Mortgage-Backed Securities. To supplement lending activities, we have invested in residential mortgage-backed securities and collateralized mortgage obligations ("CMOs"). Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as us. The quasi-governmental agencies guarantee the payment of principal and interest to investors and include the Federal Home Loan Mortgage Corporation ("FHLMC"), the Government National Mortgage Association ("GNMA"), and Federal National Mortgage Association ("FNMA").

         At  December  31,  1997,  our  mortgaged-backed   securities  portfolio
classified as "available-for-sale" totalled $16.8 million, and our mortgage-backed securities portfolio classified as "held-to-maturity" totalled
$20.9 million. Each security was issued by GNMA, FHLMC or FNMA. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

         Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed-rate or adjustable-rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Mortgage-backed securities issued by FHLMC and GNMA make up a majority of the pass-through certificates market.

         CMOs have been developed in response to investor concerns regarding the uncertainty of cash flows associated with the prepayment option of the underlying mortgagor. A CMO can be collateralized directly by mortgages, but more often is collateralized by mortgage-backed securities issued or guaranteed by the GNMA, FNMA or the FHLMC and held in trust for CMO investors. In contrast to mortgage-backed securities in which the cash flow is received pro rata by all security holders, the cash flow from the mortgage loans underlying a CMO is segmented and paid in accordance with a predetermined priority to investors holding various CMO tranches. Different classes of bonds are created, each with its own stated maturity, estimated average life, coupon rate, and prepayment characteristics. Notwithstanding the importance of the CMO structure to an evaluation of timing and amount of cash flow, it is essential to understand the coupon rates on the mortgages underlying the CMO to assess the prepayment sensitivity of the CMO tranches. Most of the CMOs owned by us are government agency guaranteed. A few of the CMOs consist of small private issues collateralized by mortgage loans and include extra credit enhancements sufficient to earn the highest credit ratings from independent rating agencies. At December 31, 1997, our CMO portfolio classified as "available-for-sale" had a carrying value of $13.9 million, and our CMO portfolio classified as "held-to-maturity" had a carrying value of $17.7 million.

         Investment Portfolio. The following table sets forth the carrying value of our investments. See Notes 2, 3 and 4 to our financial statements elsewhere in this document.

                                                                             At December 31,
                                                                     -------------------------------
                                                                         1997                 1996
                                                                         ----                 ----
                                                                              (In thousands)
Investments held-to-maturity:
U.S. agency securities...................................              $ 3,852              $ 2,800
Mortgage-backed securities held-to-maturity.............                20,937               24,861
Mortgage-backed securities available-for-sale...........                16,833               23,723
Interest-bearing deposits...............................                 3,400                3,300
FHLB stock...............................................                  661                  615
                                                                       -------              -------
   Total investments ....................................              $45,683              $55,299
                                                                        ======               ======

         The following table sets forth certain information regarding scheduled maturities, carrying values, approximate fair values, and weighted average yields for our investments at December 31, 1997 by contractual maturity. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.


                                                                                                                    Total
                               One Year or Less   One to Five Years  Five to Ten Years More than Ten Years  Investment Securities
                              ------------------ ------------------- ------------------ ----------------- --------------------------
                                       Weighted             Weighted           Weighted          Weighted           Weighted
                              Carrying  Average   Carrying   Average  Carrying  Average Carrying  Average  Carrying Average  Market
                                Value    Yield     Value      Yield    Value     Yield    Value    Yield     Value   Yield    Value
                               -------  -------   -------    -------  -------   -------  -------  -------   ------- -------  ------
                                                                    (Dollars in thousands)
Investments:
  U.S. Agency securities...... $   800     5.31%    $2,000     6.05%    $   --      --%  $ 1,052    8.05%   $ 3,852    7.26% $ 3,952
  Mortgage-backed securities..      --       --        --        --      4,722    6.33    33,048    6.34     37,770    6.33   37,728
  Interest-bearing deposits...   3,400     5.98        --        --        --       --       --       --      3,400    5.98    3,400
  FHLB stock..................      --       --        --        --        --       --       661    8.05        661    8.05      661
                              --------   ------     ------    ------    ------   ------   ------     ----   -------    ----   ------
     Total investments........  $4,200     5.85%    $2,000     6.05%    $4,722    6.33%  $34,761    6.42%   $45,683    6.41% $45,741
                                 =====   ======      =====     ====      =====    ====    ======    ====     ======    ====   ======


Sources of Funds

         Deposits are our major external source of funds for lending and other investment purposes. Funds are also derived from the receipt of payments on loans and prepayment of loans and maturities of investment securities and mortgage-backed securities and, to a much lesser extent, borrowings and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

         Deposits. Consumer and commercial deposits are attracted principally from within our primary market area through the offering of a selection of deposit instruments including checking accounts, regular savings accounts, money market accounts, and term certificate accounts. IRA accounts are also offered. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate.

         The interest rates paid by us on deposits are set weekly at the direction of our senior management. Interest rates are determined based on our liquidity requirements, interest rates paid by our competitors, and our growth goals and applicable regulatory restrictions and requirements.

         Regular savings, money market demand and NOW accounts constituted $29.4 million, or 34.31%, of our deposit portfolio at December 31, 1997. Certificates of deposit constituted $56.3 million or 65.69% of the deposit portfolio of which $3.1 million or 3.62% of the deposit portfolio were certificates of deposit with balances of $100,000 or more. Such deposits are offered at negotiated rates.
As of December 31, 1997, we had no brokered deposits.

         At December 31, 1997, our deposits were represented by the various types of savings programs described below.

                                                          Interest    Minimum                                  Percentage of
Category                                Term               Rate(1)     Amount                 Balance          Total Deposits
--------                                ----               -------     ------                 -------          --------------
                                                                                          (In thousands)
Transactions and Savings:
  NOW accounts                          None                 2.51%    $    50                 $ 9,573                11.18%
  Passbook accounts                     None                 2.84          50                   7,080                 8.27
  Money market demand accounts          None                 3.04     ^ 1,000                  10,807                12.62
  Noninterest-bearing accounts          None                   --          50                   1,928                 2.25
                                                                                               ------               ------
      Total non-certificates                                                                   29,388                34.31
                                                                                               ------               ------

Certificates of Deposit:
  Fixed Term, Fixed-rate                1-6 months           5.14         500                   4,955                 5.78
  Fixed Term, Fixed-rate                7-12 months          5.64         500                  22,889                26.72
  Fixed Term, Fixed-rate                13-24 months         5.56         500                  11,249                13.13
  Fixed Term, Fixed-rate                25-36 months         5.91         500                  10,628                12.41
  Fixed Term, Fixed-rate                37-60 months         5.76         500                   4,704                 5.49
  Fixed Term, Fixed-rate                61-84 months         5.94         500                   1,354                 1.58
  Fixed Term, Fixed-rate                85-120 months        6.96         500                     484                 0.57
                                                                                              -------               ------
      Total certificates of deposit                                                            56,263                65.69
                                                                                               ------               ------
         Total deposits                                                                       $85,651               100.00%
                                                                                               ======               ======


----------------
(1) Indicates weighted average interest rate at December 31, 1997.


         The following table sets forth our time deposits classified by interest rate at the dates indicated.

                                                           At December 31,
                                                --------------------------------
                                                   1997                    1996
                                                   ----                    ----
                                                          (In thousands)

3.00-3.99%......................                $     11               $     639
4.00-4.99%......................                   1,216                   3,880
5.00-5.99%......................                  44,991                  43,005
6.00-6.99%......................                   9,816                   7,343
7.00% and over..................                     229                     273
                                                 -------                 -------
    Total.......................                 $56,263                 $55,140
                                                  ======                  ======

         The following table sets forth the time deposits in the Association classified by interest rate as of the dates indicated.

                                                                                     Amount Due
                                                                One to                   Two to          Over
Interest Rate                          One Year                Two Years               Three Years    Three Years       Total
-------------                      ----------------------   ----------------------   --------------  -------------    ---------
                                                                                         (In thousands)
3.00 - 3.99%....................     $      11                 $     --                  $     --      $     --       $      11
4.00 - 4.99%....................         1,124                       92                        --            --           1,216
5.00 - 5.99%....................        36,110                    5,836                     2,202           843          44,991
6.00 - 6.99%....................         3,507                    2,100                     2,780         1,429           9,816
7.00% and over..................           109                       99                         4            17             229
                                       -------                   ------                    ------        ------         -------
     Total......................       $40,861                   $8,127                    $4,986        $2,289         $56,263
                                        ======                    =====                     =====         =====          ======




         The following table indicates the amount of our certificates of deposits of $100,000 or more by time remaining until maturity as of December 31, 1997.

                                                   Certificates
Maturity Period                                    of Deposits
---------------                                    -----------
                                                  (In thousands)

Within three months...............                     $  882
Three through six months..........                        606
Six through twelve months.........                      1,276
 Over twelve months...............                        340
                                                        -----
                                                       $3,104
                                                       ======

         Borrowings. Advances (borrowings) may be obtained from the FHLB of Topeka to supplement our supply of lendable funds. Advances from the FHLB of Topeka are typically secured by a pledge of our stock in the FHLB of Topeka, a portion of our first mortgage loans and other assets. Each FHLB credit program has its own interest rate (which may be fixed or adjustable) and range of maturities. We may borrow up to $69.6 million from the FHLB of Topeka. If the need arises, we may also access the Federal Reserve Bank discount window to supplement our supply of lendable funds and to meet deposit withdrawal requirements. At December 31, 1997, borrowings from the FHLB of Topeka totalled $2.6 million ($1.9 million of which were short-term borrowings maturing on May 15, 1998). We had no other borrowings outstanding. At December 31, 1996, FHLB advances were $11.4 million.

         The following table sets forth the terms of our short-term FHLB advances.

                                             At or for the period ended
                                      --------------------------------------
                                      December 31, 1997    December 31, 1996
                                      -----------------    -----------------
                                               (Dollars in thousands)

Balance at year end..............           $2,550              $11,350
Average balance outstanding
  during the period..............            7,748                5,420
Maximum amount outstanding
  at any month-end during
  the period.....................           10,350               11,350
Weighted average interest rate
  during the period..............             6.71%                6.51%



Competition

         Competition for deposits comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, finance companies, and multi-state regional banks in our market areas. Competition for funds also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition varies depending upon market conditions and comes from commercial banks, thrift institutions, credit unions and mortgage bankers.

Properties

         We own four of our six offices and lease two of them. The net book value of this real property at December 31, 1997, was $476,000. Our total investment in office equipment had a net book value of $155,000 at December 31, 1997.

                                                                                        Year            Net Book Value Of
                                           Leased or             Year Leased            Lease            Real Property at
             Location                        Owned               or Acquired           Expires           December 31, 1997
         ----------------                    -----               ------------          -------          ------------------

MAIN OFFICE:
600 Main Street                              Owned                  1974                N/A                       $198,000
Osawatomie, Kansas 66064

BRANCH OFFICES:
29 West Wea                                  Owned                  1964                N/A                        $60,000
Paola, Kansas 66071

2205 South Main                              Owned                  1981                N/A                       $161,000
Fort Scott, Kansas  66701

100 West Amity                               Owned                  1974                N/A                        $55,000
Louisburg, Kansas  66053

125 North Mill                              Leased                  1984                2002                        $2,000
Beloit, Kansas  67420

762 4th Street                              Leased                  1984                1998                            --
Phillipsburg, Kansas  67661




         We are in the process of building a new office in Paola. It will be located at 1310 Baptiste Drive, Paola, Kansas 66071. This office is expected to be completed in June 1998 and will, including the land, cost approximately $1.1 million. At December 31, 1997, capitalized construction and land costs totalled $359,000. After we move into the new facility, we will sell the existing Paola office.

Personnel

         At December 31, 1997 we had 31 full-time employees and 7 part-time employees. None of our employees are represented by a collective bargaining group. We believe that our relationship with our employees is good.

Subsidiary Activity

         The Association is permitted to invest up to 2% of its assets in the capital stock of, or loans to, subsidiary corporations. An additional investment of 1% of assets is permitted when the additional investment is utilized primarily for community development purposes. Pursuant to these limitations, as of December 31, 1997, we were authorized to invest up to approximately $1.9 million in the stock of, or loans to, service corporations (based upon the 2% limitation). The Association has one wholly-owned service corporation, First Enterprises, Inc. ("FEI"). In recent years, FEI has been primarily utilized as an agency for the sale of credit life insurance, mortgage life insurance and certain fixed- and variable-rate annuities. However, in August 1995, we purchased for development through FEI an 8.3 acre tract of land in Paola, known as Baptiste Commons, as seven commercial sites, one of which would be a proposed site for a new office building replacing the existing Paola facility. Our investment in this real estate development project will continue to decline as the remaining lots are sold. At December 31, 1997, the total investment in this real estate was $355,000.

Legal Proceedings

         We are, from time to time, a party to legal proceedings arising in the ordinary course of our business, including legal proceedings to enforce our rights against borrowers. We are not a party to any legal proceedings which are expected to have a material adverse effect on our financial statements.

                                   REGULATION

         Set forth below is a brief description of certain laws which relate to us. The description is not complete and is qualified in its entirety by references to applicable laws and regulation.

Holding Company Regulation

         General. The Company will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over the Company and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to us. This regulation is intended primarily for the protection of our depositors and not for the benefit of you, as stockholders of the Company.

         QTL Test. Since the Company will only own one savings institution, it will be able to diversify its operations into activities not related to banking, but only so long as we satisfy the QTL test. If the Company controls more than one savings institution, it would lose the ability to diversify its operations into nonbanking related activities, unless such other savings institutions each also qualify as a QTL or were acquired in a supervised acquisition. See "-- Savings Institution Regulation -- Qualified Thrift Lender Test. "

         Restrictions on Acquisitions. The Company must obtain approval from the OTS before acquiring control of any other SAIF-insured savings institution. No person may acquire control of a federally insured savings institution without providing at least 60 days written notice to the OTS and giving the OTS an opportunity to disapprove the proposed acquisition.

Savings Institution Regulation

         General. As a federally chartered, SAIF-insured savings institution, we are subject to extensive regulation by the OTS and the FDIC. Our lending activities and other investments must comply with various federal and state statutory and regulatory requirements. We are also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve").

         The OTS, in conjunction with the FDIC, regularly examines us and prepares reports for the consideration of our board of directors on any deficiencies that the OTS finds in our operations. Our relationship with our depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of our mortgage documents.

         We  must  file  reports  with  the  OTS and  the  FDIC  concerning  our activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in regulations, whether by the OTS, the FDIC or any other government agency, could have a material adverse impact on our operations.

         Insurance of Deposit Accounts. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such assessment rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments are set within a range, based on the risk the institution poses to its deposit insurance fund. This risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

         Because a significant portion of the assessments paid into the SAIF by savings institutions were used to pay the cost of prior savings institution failures, the reserves of the SAIF were below the level required by law. The BIF had, however, met its required reserve level during the third calendar quarter of 1995. As a result, deposit insurance premiums for deposits insured by the BIF were substantially less than premiums for deposits such as ours which are insured by the SAIF. Legislation to capitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF became effective September 30, 1996. The recapitalization plan provided for a special assessment equal to $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. Certain BIF institutions holding SAIF-insured deposits were required to pay a lower special assessment. Based on our deposits at March 31, 1995, we paid a pre-tax special assessment of $544,797.

         The recapitalization plan also provides that the cost of prior failures which were funded through the issuance of Fico Bonds (bonds issued to fund the cost of savings institution failures in prior years) will be shared by members of both the SAIF and the BIF. This will increase BIF assessments for healthy banks to approximately $.013 per $100 of deposits in 1997. SAIF assessments for healthy savings institutions in 1997 will be approximately $.064 per $100 in deposits and may be reduced, but not below the level set for healthy BIF institutions.

         The FDIC has lowered the rates on assessments paid to the SAIF and widened the spread of those rates. The FDIC's action established a base assessment schedule for the SAIF with rates ranging from 4 to 31 basis points, and an adjusted assessment schedule that reduces these rates by 4 basis points. As a result, the effective SAIF rates range from 0 to 27 to basis points as of October 1, 1996. In addition, the FDIC's final rule prescribed a special interim schedule of rates ranging from 18 to 27 basis points for SAIF-member savings institutions for the last quarter of calendar 1996, to reflect the assessments paid to the Financing Corp. (Fico Bonds). Finally, the FDIC's action established a procedure for making limited adjustments to the base assessment rates by rulemaking without notice and comment, for both the SAIF and the BIF.

         The recapitalization plan also provides for the merger of the SAIF and BIF effective January 1, 1999, assuming there are no savings institutions under federal law. Under separate proposed legislation, Congress is considering the elimination of the federal thrift charter and elimination of the separate federal regulation of thrifts. As a result, we might have to convert to a different financial institution charter and be regulated under federal law as a bank, including being subject to the more restrictive activity limitations imposed on national banks. We cannot predict the impact of our conversion to, or regulation as, a bank until the legislation requiring such change is enacted.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. Our capital ratios are set forth under "Historical and Pro Forma Capital Compliance."

         Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights and certain investments.

         The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital (which is defined as core capital plus supplementary capital) of 8% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         The risk-based capital standards of the OTS generally require savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. An institution's interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. An institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

         The OTS calculates the sensitivity of an institution's net portfolio value with data submitted by the institution and the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from an institution's total capital will be based on the institution's Thrift Financial Report filed two quarters earlier. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS may require any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers. Although the rule is not yet in effect, due to our net size and risk-based capital level, we are exempt from the interest rate risk component.

         Dividend and Other Capital Distribution Limitations. OTS regulations require us to give the OTS 30 days advance notice of any proposed declaration of dividends to the Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends by us to the Company. In addition, we may not declare or pay a cash dividend on our capital stock if the effect would be to reduce our regulatory capital below the amount required for the liquidation account to be established at the time of the conversion. See "The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of First Kansas Federal Savings Association -- Liquidation Account."

         OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory notice. As of September 30, 1997, we qualified as a Tier 1 institution.

         In January 1998, the OTS proposed amendments to its current regulations with respect to capital distributions by savings associations. Under the proposed regulation, savings associations that would remain at least adequately capitalized following the capital distribution, and that meet other specified requirements, would not be required to file a notice or application for capital distributions (such as cash dividends) declared below specified amounts. Under the proposed regulation, savings associations which are eligible for expedited treatment under current OTS regulations are not required to file a notice or an application with the OTS if (i) the savings association would remain at least adequately capitalized following the capital distribution and (ii) the amount of the capital distribution does not exceed an amount equal to the savings association's net income for that year to date, plus the savings association's retained net income for the previous two years. Thus, under the proposed regulation, only undistributed net income for the prior two years may be distributed in addition to the current year's undistributed net income without the filing of an application with the OTS. Savings associations which do not qualify for expedited treatment or which desire to make a capital distribution in excess of the specified amount, must file an application with, and obtain the approval of, the OTS prior to making the capital distribution. Under certain other circumstances, savings associations will be required to file a notice with OTS prior to making the capital distribution. The OTS proposed limitations on capital distributions are similar to the limitations imposed upon national banks. The Association is unable to predict whether or when the proposed regulation will become effective.

         In the event our capital falls below our fully phased-in requirement or the OTS notifies us that we are in need of more than normal supervision, we would become a Tier 2 or Tier 3 institution and as a result, our ability to make capital distributions could be restricted. Tier 2 institutions, which are institutions that before and after the proposed distribution meet their current minimum capital requirements, may only make capital distributions of up to 75 % of net income over the most recent four quarter period. Tier 3 institutions, which are institutions that do not meet current minimum capital requirements and propose to make any capital distribution, and Tier 2 institutions that propose to make a capital distribution in excess of the noted safe harbor level, must obtain OTS approval prior to making such distribution. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The OTS has proposed rules relaxing certain approval and notice requirements for well-capitalized institutions.

         A savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements). Further, a savings institution cannot distribute regulatory capital that is needed for its liquidation account.

         Qualified Thrift Lender Test. Savings institutions must meet a qualified thrift lender ("QTL") test. If we maintain an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualify as a QTL, we will continue to enjoy full borrowing privileges from the FHLB of Topeka. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings institutions may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every 12 months. As of December 31, 1997, we were in compliance with our QTL requirement with approximately 93% of our assets invested in QTIs.

         Transactions With Affiliates. Generally, restrictions on transactions with affiliates require that transactions between a savings institution or its subsidiaries and its affiliates be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. Within certain limits, affiliates are permitted to receive more favorable loan terms than non-affiliates. Our affiliates include the Company and any company which would be under common control with us. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis.

         Liquidity Requirements. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At December 31, 1997, our required liquid asset ratio was 4%. Our average liquid asset ratio at December 31, 1997 was 5.68%. Monetary penalties may be imposed upon institutions for violations of liquidity requirements.

         Federal Home Loan Bank System. We are a member of the FHLB of Topeka, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB.

         As a member, we are required to purchase and maintain stock in the FHLB of Topeka in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At December 31, 1997, we had $661,000 in FHLB stock, at cost, which was in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future.

         Federal Reserve. The Federal Reserve requires all depository institutions to maintain non-interest-bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy the liquidity requirements that are imposed by the OTS. At December 31, 1997, our reserve met the minimum level required by the Federal Reserve.

         Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System. We had no borrowings from the Federal Reserve System at December 31, 1997.

                                    TAXATION

Federal Taxation

         We are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations.
Generally, thrifts with $500 million of assets or less may still use the experience method in determining additions to bad debt reserves, which is also available to small banks. Larger thrifts must use the specific charge off method regarding bad debts. Any reserve amounts added to our bad debt reserve after 1987 will be recaptured into our taxable income over a six year period beginning in 1996. A thrift may delay recapturing into income its post-1987 bad debt reserves for an additional two years if it meets a residential lending test. This recapture will not have a material impact on us.

         Under the experience method, the bad debt deduction may be based on (i) a six-year moving average of actual losses on qualifying and non-qualifying loans, or (ii) a fill-up to the institution's base year reserve amount, which is the tax bad debt reserve determined as of December 31, 1987.

         If a savings institution's qualifying assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations) constitute less than 60% of its total assets, the institution may not deduct any addition to a bad debt reserve and generally must include existing reserves in income over a four year period, which is immediately accruable for financial reporting purposes. As of December 31, 1997, at least 60% of our assets were qualifying assets as defined in the Code. No assurance can be given that we will meet the 60% test for subsequent taxable years.

         Earnings appropriated to our bad debt reserve and claimed as a tax deduction including our supplemental reserves for losses will not be available for the payment of cash dividends or for distribution to you, our stockholders (including distributions made on dissolution or liquidation), unless we include the amount in income. Distributable amounts may be reduced by any amount deemed necessary to pay the resulting federal income tax. As of December 31, 1997, we had $718,000 of accumulated earnings, representing our base year tax reserve, for which federal income taxes have not been provided. If such amount is used for any purpose other than bad debt losses, including a dividend distribution or a distribution in liquidation, it will be subject to federal income tax at the then current rate.

         The Code imposes an alternative minimum tax ("AMT") on a corporation's alternative minimum taxable income ("AMTI") at a rate of 20%. AMTI is increased by certain preference items, including the excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method. Only 90% of AMTI can be offset by net operating loss carryovers of which we currently have none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, our AMTI is increased by an amount equal to 75 % of the amount by which our adjusted current earnings exceeds our AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2 million is imposed on corporations, including us, whether or not an AMT is paid. For tax years beginning in 1998 a corporation that has had average annual gross receipts of $5 million or less over its 1995, 1996 and 1997 tax years will be a "small corporation." Once the corporation is recognized as a small corporation it will be exempt from the AMT for so long as its average annual gross receipts for the prior 3 year period does not exceed $7,500,000. The Company will be recognized as a small corporation.

         The Company may exclude from its income 100% of dividends received from us as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if the Company owns more than 20% of the stock of a corporation paying a dividend.

         Our federal income tax returns have not been audited by the IRS during the past ten years.

State Taxation

         The Association files Kansas income tax returns. For Kansas income tax purposes, savings institutions are presently taxed at a rate of up to 6.5% of net income, which is calculated based on federal taxable income, subject to certain adjustments. The State of Kansas also imposes franchise and privilege taxes on savings institutions which, in the case of First Kansas, do not constitute significant tax items.

         Our state tax returns have not been audited by the State of Kansas during the past ten years.

                MANAGEMENT OF FIRST KANSAS FINANCIAL CORPORATION

         Our board of directors consists of the same individuals who serve as directors of our subsidiary, First Kansas Federal Savings Association. Our articles of incorporation and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors serves for a three-year period, with approximately one-third of the directors elected each year. Our officers will be elected annually by the board and serve at the board's discretion. See "Management of First Kansas Federal Savings Association."

             MANAGEMENT OF FIRST KANSAS FEDERAL SAVINGS ASSOCIATION

Directors and Executive Officers

         Our board of directors is composed of six members each of whom serves for a term of three years, with approximately one-third of the directors elected each year. Our current charter and bylaws and our proposed stock charter and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Our officers are elected annually by our board and serve at the board's discretion.

         The following table sets forth information with respect to our directors and executive officers, all of whom will continue to serve in the same capacities after the conversion.

                                            Age at                                                               Current
                                         December 31,                                        Director             Term
Name                                         1997           Position                           Since           Expires(1)
----                                         ----           --------                         --------          -------

J. Darcy Domoney                              44            Chairman                           1995               2001

James E. Breckenridge                         50            Director                           1977               2000

William R. Butler, Jr.                        68            Director                           1977               2000

Roger L. Coltrin                              58            Director                           1996               2000

Donald V. Meyer                               52            Director                           1989               1999

Larry V. Bailey                               55            Director, President,               1989               1999
                                                            CEO and CFO

Daniel G. Droste                              40            Senior Vice President               N/A                N/A
                                                            & Treasurer

Galen E. Graham                               58            Senior Vice President               N/A                N/A
                                                            & Secretary



-----------------
(1) The terms for directors of the Company are the same as those of First Kansas Federal Savings Association. A director whose term expires during the year would serve until the next annual meeting that would typically occur in April of the following year.

         The business experience for the past five years of each of the directors and executive officers is as follows:

         J. Darcy Domoney has served the Association as a director since 1995 and as chairman since January 1997. Mr. Domoney is a partner in the law firm of Winkler, Lee, Tetwiler, Domoney & Schultz. He is a member of the Paola Rotary Club and is on the Rotary District Youth Exchange Committee.

         James E. Breckenridge has been a director of the Association since 1977. Since January 1997 Mr. Breckenridge has been employed by Thorn Industries, an appliance, electronics and furniture store. He is also an independent insurance salesperson for Morris and Associate Insurance. Until January 1996, Mr. Breckenridge was President and majority stockholder of Breck's Inc., a men's clothing store.

         William R. Butler, Jr. has been a member of the Board of Directors of the Association since 1977. He has been actively involved in the local community, having owned and operated several retail businesses in Osawatomie. Mr. Butler has served as an Osawatomie City Councilman and presently serves as a Miami County Commissioner. Mr. Butler is a member of the Osawatomie Chamber of Commerce, a member of the Miami County Crimestoppers, and serves as a director of the Miami County Economic Development Corp.

         Roger L. Coltrin served the Association as an advisory director since 1989. In January 1996 he became a voting director. Mr. Coltrin is the manager of the Runyan Funeral Home and until 1997 was a majority stockholder in this business. He is a member of the Past Mayors Council, the High School Site
Committee and the local Lions Clubs. Mr. Coltrin is also a member of the Louisburg Chamber of Commerce.

         Donald V. Meyer has been a director of the board since 1989 and was chairman of the board for four years. He is a dentist with a solo practice in Paola.

         Larry V. Bailey has served the Association since 1989 as President and Chief Executive Officer ("CEO"). He is also Chief Financial Officer ("CFO") of the Association and a member of the Board of Directors. Mr. Bailey was a director of the Osawatomie Chamber of Commerce, is the treasurer of both the local Lions Club and the Miami County Economic Development Corporation, and he is a director of Osawatomie's "Christmas in October."

         Daniel G. Droste is a Senior Vice President and the Treasurer of the Association. He has been employed with us since 1979. Mr. Droste is also the Treasurer and Webelos Den Leader for Cub Scout Pack 3100 and a member of the Paola Sunrise Lions Club. He is also currently the Chairman of the Holy Trinity Church Building Committee and Co-Chairman of the Holy Trinity Church Development Team. He has also over the past several years been an active participant in the "Christmas in October" program.

         Galen E. Graham has served as an executive officer of the Association since 1970. He is a Senior Vice President and the Secretary of the Association.

Meetings and Committees of the Board of Directors

         The board of directors conducts its business through meetings of the board and through activities of its committees. During the year ended December 31, 1997, the board of directors held 12 regular meetings and no special meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such director served during this time period.

Director Compensation

         Each director is paid monthly. Total aggregate fees paid to the directors for the year ended December 31, 1997 were $40,800. Since January 1, 1998, each director (including the chairman of the board) has been paid a monthly fee of $1,000.

Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by our chief executive officer at December 31, 1997. No other employee earned in excess of $100,000 for the year ended December 31, 1997.


                                                Annual Compensation
                                  ------------------------------------------------

                                                                     Other Annual             All Other
Name and Principal Position        Salary             Bonus          Compensation           Compensation
---------------------------        ------             -----          ------------           ------------
Larry V. Bailey
Director, President, CEO, & CFO    $120,000         $15,000           (1)                      $11,845(2)



-----------------
(1) Other annual compensation does not equal the lesser of $50,000 or 10% of the total of individual's annual salary and bonus.
(2) Includes Association matching contributions of $3,167 under the 401(k) Plan and Association contributions of $8,678 made pursuant to the Profit Sharing Plan. No benefits accrued under the Association's Supplemental Executive Retirement Plan during the year ended December 31, 1997.


         Employment Agreement. We have entered into an employment agreement with our President, Larry V. Bailey. Mr. Bailey's base salary under the employment agreement is $120,000. The employment agreement has a term of three years. The agreement is terminable by us for "just cause" as defined in the agreement. If we terminate Mr. Bailey without just cause, he will be entitled to a continuation of his salary from the date of termination through the remaining term of the agreement but in no event for a period of less than twenty-four months. The employment agreement contains a provision stating that in the event of the termination of employment in connection with any change in control of us, Mr. Bailey will be paid a lump sum amount equal to 2.99 times his five year average annual taxable cash compensation. If such payments had been made under the agreement as of December 31, 1997, such payments would have equaled approximately $347,209. The aggregate payments that would have been made to Mr. Bailey would be an expense to us, thereby reducing our net income and our capital by that amount. The agreement may be renewed annually by our board of directors upon a determination of satisfactory performance within the board's sole discretion. If Mr. Bailey shall become disabled during the term of the agreement, he shall continue to receive payment of 100% of the base salary for a period of 12 months and ^ 65% of such base salary for the remaining term of such agreement. Such payments shall be reduced by any other benefit payments made under other disability programs in effect for our employees.


         Supplemental Executive Retirement Plan. We have implemented a supplemental executive retirement plan ("SERP") for the benefit of our President, Mr. Bailey. The SERP will provide Mr. Bailey with a supplemental retirement benefit in addition to benefits under the Pension Plan and the proposed ESOP. Under the SERP, Mr. Bailey's retirement pension will be supplemented by the crediting of an additional 15 years of service, provided that he retires after attainment of age 58. Therefore the

SERP will provide a retirement benefit equal to 30% of final average earnings at retirement after age 65, in addition to the projected benefit of 36% of final average earnings under the Pension Plan (Pension Plan benefits are calculated based upon 2% times years of service times Final Average Earnings). Benefits payable under the Pension Plan will be reduced for retirement prior to age 65 based upon fewer years of service. Additionally, the SERP will reduce the ^ Pension Plan reduction for retirement prior to age 65 from 3% per year to 2% per year. Payments under the SERP are accrued for financial reporting purposes during the period of employment. The SERP is unfunded. All benefits payable under the SERP would be paid from our current assets. There are no tax consequences to either participant or us related to the SERP prior to payment of benefits. Upon receipt of payment of benefits, the participant will recognize taxable ordinary income in the amount of such payments received and we will be entitled to recognize a tax-deductible compensation expense at that time.


         Employee Stock Ownership Plan. We have established an employee stock ownership plan, the ESOP, for the exclusive benefit of participating employees of ours, to be implemented upon the completion of the conversion. Participating employees are employees who have completed one year of service with us or our subsidiary and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the ESOP will be submitted to the IRS. Although no assurances can be given, we expect that the ESOP will receive a favorable letter of determination from the IRS.


         The ESOP is to be funded by contributions made by us in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. In accordance with the Plan, the ESOP may borrow funds with which to acquire up to 8% of the common stock to be issued in the conversion. The ESOP intends to borrow funds from the Company. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the ESOP will purchase up to 8% of the common stock to be issued in the offering (i.e., ^ 94,000 shares, based on the midpoint of the EVR). The loan will be secured by the shares purchased and earnings of ESOP assets. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. We anticipate contributing approximately ^ $94,000 annually (based on a ^ $940,000 purchase) to the ESOP to meet principal obligations under the ESOP loan, as proposed. It is anticipated that all such contributions will be tax-deductible. This loan is expected to be fully repaid in approximately 10 years.


         Shares sold above the maximum of the EVR (i.e., more than 1,351,250 shares) may be sold to the ESOP before satisfying remaining unfilled orders of Eligible Account Holders to fill the ESOP's subscription or the ESOP may purchase some or all of the shares covered by its subscription after the conversion in the open market.

         Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become vested in plan allocations following five years of service. Employment prior to the adoption of the ESOP shall be credited for the purposes of vesting. Vesting will be accelerated upon retirement, death, disability, change in control of the Company, or termination of the ESOP. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits may be payable in the form of a lump sum upon retirement, death, disability or separation from service. Our contributions to the ESOP are discretionary and may cause a reduction in other forms of compensation. Therefore, benefits payable under the ESOP cannot be estimated.

         The board of directors has appointed non-employee directors to the ESOP Committee to administer the ESOP and to serve as the initial ESOP Trustees. The board of directors or the ESOP Committee may instruct the ESOP Trustees regarding investments of funds contributed to the ESOP. The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the board of directors or the ESOP Committee, subject to the Trustees' fiduciary duties.

Proposed Future Stock Benefit Plans


         Stock Option Plan. The ^ board of directors ^ intends to adopt a stock option plan (the Option Plan) following the conversion, subject to approval by the Company's stockholders, at a stockholders' meeting to be held no sooner than six months after the conversion. The Option Plan would be in compliance with the OTS regulations in effect. See "-- Restrictions on Stock Benefit Plans." If the Option Plan is implemented within one year after the conversion, in accordance with OTS regulations, a number of shares equal to 10% of the aggregate shares of common stock to be issued in the offering (i.e., 117,500 shares based upon the sale of 1,175,000 shares at the midpoint of the EVR) would be reserved for issuance by the Company upon exercise of stock options to be granted to our officers, directors and employees from time to time under the Option Plan. The purpose of the Option Plan would be to provide additional performance and retention incentives to certain officers, directors and employees by facilitating their purchase of a stock interest in the Company. Under the OTS regulations, the Option Plan, would provide for a term of 10 years, after which no awards could be made, unless earlier terminated by the board of directors pursuant to the Option Plan and the options would vest over a five year period (i.e., 20% per year), beginning one year after the date of grant of the option. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other savings institutions converting from mutual to stock form.


         The Company would receive no monetary consideration for the granting of stock options under the Option Plan. It would receive the option price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares purchased in the open market by the Company. However, no purchases in the open market will be made that would violate applicable regulations restricting purchases by the Company. The exercise of options and payment for the shares received would contribute to the equity of the Company.

         If the Option Plan is implemented more than one year after the conversion, the Option Plan will comply with OTS regulations and policies that are applicable at such time.


         Restricted Stock Plan. The ^ boards of directors ^ intend to adopt the RSP following the conversion, the objective of which is to enable us to retain personnel and directors of experience and ability in key positions of responsibility. The Company expects to hold a stockholders' meeting no sooner than six months after the conversion in order for stockholders to vote to approve the RSP. If the RSP is implemented within one year after the conversion, in accordance with applicable OTS regulations, the shares granted under the RSP will be in the form of restricted stock vesting over a five year period (i.e., 20% per year) beginning one year after the date of grant of the award. Compensation expense to the Association in the amount of the fair market value of the common stock granted will be recognized pro rata over the years during which the shares are payable. Until they have vested, such shares may not be sold, pledged or otherwise disposed of and are required to be held in escrow. Any shares not so allocated would be voted by the RSP Trustees. The RSP will be implemented in accordance with applicable OTS regulations. See "-- Restrictions on Stock Benefit Plans." Awards would be granted based upon a number of factors, including seniority, job duties and responsibilities, job performance, our performance and a comparison of awards given by other institutions converting from mutual to stock form. The RSP would be managed by a committee of non-employee directors (the "RSP Trustees"). The RSP Trustees would have the responsibility to invest all funds contributed by us to the trust created for the RSP (the "RSP Trust").


         We expect to contribute sufficient funds to the RSP so that the RSP Trust can purchase, in the aggregate, up to 4% of the amount of common stock that is sold in the conversion. The shares purchased by the RSP would be authorized but unissued shares or would be purchased in the open market. In the event the market price of the common stock is greater than $10 per share, our contribution of funds will be increased. Likewise, in the event the market price is lower than $10 per share, our contribution will be decreased. In recognition of their prior and expected services to us and the Company, as the case may be, the officers, other employees and directors responsible for implementation of the policies adopted by the board of directors and our profitable operation will, without cost to them, be awarded stock under the RSP. Based upon the sale of 1,175,000 shares of common stock in the offering at the midpoint of the EVR, the RSP Trust is expected to purchase up to 47,000 shares of common stock.


         If the RSP is implemented more than one year after the conversion, the RSP will comply with such OTS regulations and policies that are applicable at such time.

         Restrictions on Stock Benefit Plans. OTS regulations provide that in the event stock option or management and/or employee stock benefit plans are implemented within one year from the date of conversion, such plans must comply with the following restrictions: (1) the plans must be fully disclosed in the prospectus, (2) for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the conversion, (3) for restricted stock plans, the shares may not exceed 3% of the shares issued in the conversion (4% for institutions with 10% or greater tangible capital), (4) the aggregate amount of stock purchased by the ESOP in the conversion may not exceed 10% (8% for well-capitalized institutions utilizing a 4% restricted stock plan), (5) no individual employee may receive more than 25% of the available awards under the option plan or the restricted stock plans, (6) directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan, (7) all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of the Company's stockholders held no earlier than six months following the conversion, (8) for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant,
(9) for restricted stock plans, no stock issued in a conversion may be used to fund the plan, (10) neither stock option awards nor restricted stock awards may vest earlier than 20% as of one year after the date of stockholder approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability or death (or if not inconsistent with applicable OTS regulations in effect at such time, in the event of a change in control), (11) the proxy material must clearly state that the OTS in no way endorses or approves of the plans, and (12) prior to implementing the plans, all plans must be submitted to the Regional Director of the OTS within five days after stockholder approval with a certification that the plans approved by the stockholders are the same plans that were filed with and disclosed in the proxy materials relating to the meeting at which stockholder approval was received.

         Certain Related Transactions. We grant loans to our officers, directors and employees. These loans are made in the ordinary course of business and upon the same terms, including collateral, as those prevailing at the time for comparable transactions and do not involve more than the normal risk of collectibility or present any other unfavorable features, except that for consumer loans we charge an interest rate that is 2% below the stated rate and we waive the loan processing fees. In addition, for loans to officers, directors and employees on their principal residence, we offer a one year adjustable-rate loan at the higher of the Association's cost of funds plus 1% or the applicable federal rate. Loans to officers and directors and their affiliates amounted to $374,576, or 5.67% of our total equity, at December 31, 1997. Assuming the conversion had occurred at December 31, 1997 with the issuance of 1,175,000 shares, these loans would have totalled approximately 2.27% of pro forma consolidated stockholders' equity.

        RESTRICTIONS ON ACQUISITION OF FIRST KANSAS FINANCIAL CORPORATION

         While the board of directors is not aware of any effort that might be made to obtain control of the Company after conversion, the board of directors believes that it is appropriate to include certain provisions as part of the Company's articles of incorporation to protect the interests of the Company and its stockholders from hostile takeovers ("anti-takeover" provisions) which the board of directors might conclude are not in the best interests of us or our stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over the current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of the Company more difficult.

         The following discussion is a general summary of the material provisions of the articles of incorporation, bylaws, and certain other regulatory provisions of the Company, which may be deemed to have such an anti-takeover effect. The description of these provisions is necessarily general and reference should be made in each case to the articles of incorporation and bylaws of the Company which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information" as to how to obtain a copy of these documents.

Provisions of the Company Articles of Incorporation and Bylaws

         Limitations on Voting Rights. The articles of incorporation of the Company provide that after completion of the conversion, in no event shall any record owner of any outstanding equity security which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of any class of equity security outstanding (the "Limit"), be entitled or permitted to any vote in respect of the shares held in excess of the Limit. In addition, for a period of five years from the completion of our conversion, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Company without the approval of the Board of Directors.

         The impact of these provisions on the submission of a proxy on behalf of a beneficial holder of more than 10% of the common stock is (1) to disregard for voting purposes and require divestiture of the amount of stock held in excess of 10% (if within five years of the conversion more than 10% of the common stock is beneficially owned by a person) and (2) limit the vote on common stock held by the beneficial owner to 10% or possibly reduce the amount that may be voted below the 10% level (if more than 10% of the common stock is beneficially owned by a person more than five years after the conversion). Unless the grantor of a revocable proxy is an affiliate or an associate of such a 10% holder or there is an arrangement, agreement or understanding with such a 10% holder, these provisions would not restrict the ability of such a 10% holder of revocable proxies to exercise revocable proxies for which the 10% holder is neither a beneficial nor record owner. A person is a beneficial owner of a security if he has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. The articles of incorporation of the

Company further provide that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock.

         Election of Directors. Certain provisions of the Company's articles of incorporation and bylaws will impede changes in majority control of the board of directors. The Company's articles of incorporation provide that the board of directors of the Company will be divided into three staggered classes, with directors in each class elected for three-year terms. Thus, it would take two annual elections to replace a majority of the Company's board. The Company's articles of incorporation provide that the size of the board of directors may be increased or decreased only if approved by a vote of two-thirds of the whole board of directors. The bylaws also provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by the board of directors, acting by a majority vote of the directors then in office and any directors so chosen shall hold office until the next succeeding annual election of directors. Finally, the articles of incorporation and the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The articles of incorporation provide that a director may only be removed for cause by the affirmative vote of at least 80% of the shares of the Company entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

         Restrictions on Call of Special Meetings. The articles of incorporation of the Company provide that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the board of directors, or by a committee of the board of directors which is authorized to call such meetings.

         Absence of Cumulative Voting. The Company's articles of incorporation provide that stockholders may not cumulate their votes in the election of directors.

         Authorized Shares. The articles of incorporation authorize the issuance of 8,000,000 shares of common stock and 2,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide the Company's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

         Procedures for Certain Business Combinations. The articles of incorporation require that unless certain fair price provisions are met, business combinations must be approved by the affirmative vote of the holders of not less than 80% of the outstanding stock of the Company. Exceptions to this requirement may occur if two-thirds of the members of the board of directors, who are continuing directors, has previously approved the business transaction. Any amendment to this provision requires the affirmative vote of at least 80% of the shares of the Company entitled to vote generally in an election of directors.

         Amendment to Articles of Incorporation and Bylaws. Amendments to the Company's articles of incorporation must be approved by the Company's board of directors and also by a majority of the outstanding shares of the Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the common stock; number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation).

         The bylaws may be amended by a majority vote of the board of directors or the affirmative vote of the holders of at least 80% of the outstanding shares of the Company entitled to vote in the election of directors, cast at a meeting called for that purpose.

         Benefit Plans. In addition to the provisions of the Company's articles of incorporation and bylaws described above, certain benefit plans of ours adopted in connection with the conversion contain provisions which also may discourage hostile takeover attempts which the boards of directors might conclude are not in the best interests of us or our stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control, see "Management of First Kansas Federal Savings Association -- Proposed Future Stock Benefit Plans."

         Regulatory Restrictions. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

         Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

         The Company is authorized to issue 8,000,000 shares of common stock, $0.10 par value per share, and 2,000,000 shares of serial preferred stock, $0.10 par value per share. The Company currently expects to issue up to 1,351,250 shares of common stock in the conversion. The Company does not intend to issue any shares of serial preferred stock in the conversion, nor are there any present plans to issue such preferred stock following the conversion. The aggregate par value of the issued shares will constitute the capital account of the Company. The balance of the purchase price will be recorded for accounting purposes as additional paid-in capital. See "Capitalization." The capital stock of the Company will represent nonwithdrawable capital and will not be insured by us, the FDIC, or any other governmental agency.

Common Stock

         Voting Rights. Each share of the common stock will have the same relative rights and will be identical in all respects with every other share of the common stock. The holders of the common stock will possess exclusive voting rights in the Company, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of the common stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the common stock and will not be permitted to cumulate their votes in the election of the Company's directors.

         Liquidation. In the unlikely event of the complete liquidation or dissolution of the Company, the holders of the common stock will be entitled to receive all assets of the Company available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Company; (ii) any accrued dividend claims; and (iii) liquidation preferences of any serial preferred stock which may be issued in the future.

         Restrictions on Acquisition of the common stock. See "Restrictions on Acquisition of First Kansas Financial Corporation" for a discussion of the limitations on acquisition of shares of the common stock.

         Other Characteristics. Holders of the common stock will not have preemptive rights with respect to any additional shares of the common stock which may be issued. Therefore, the board of directors may sell shares of capital stock of the Company without first offering such shares to existing stockholders of the Company. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by the Company of the full purchase price therefor will be fully paid and non-assessable.

         Issuance of Additional Shares. Except in the offering and possibly pursuant to the RSP or Option Plan, the Company has no present plans, proposals, arrangements or understandings to issue additional authorized shares of the common stock. In the future, the authorized but unissued and unreserved shares of the common stock will be available for general corporate purposes, including, but not limited to, possible issuance: (i) as stock dividends; (ii) in connection with mergers or acquisitions; (iii) under a cash dividend reinvestment or stock purchase plan; (iv) in a public or private offering; or
(v) under employee benefit plans. See "Risk Factors -- Possible Dilutive Effect of RSP and Stock Options" and "Pro Forma Data." Normally no stockholder approval would be required for the issuance of these shares, except as described herein or as otherwise required to approve a transaction in which additional authorized shares of the common stock are to be issued.

         For additional information, see "Dividends," "Regulation" and "Taxation" with respect to restrictions on the payment of cash dividends; "The ^ Conversion -- Restrictions on Sales and Purchases of Shares by Directors and Officers" relating to certain restrictions on the transferability of shares purchased by directors and officers; and "Restrictions on Acquisitions of First Kansas Financial Corporation" for information regarding restrictions on acquiring common stock of the Company.


Serial Preferred Stock

         None of the 2,000,000 authorized shares of serial preferred stock of the Company will be issued in the conversion. After the conversion is completed, the board of directors of the Company will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The board of directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock. The board of directors has no present intention to issue any of the serial preferred stock.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

         Section 17-6305 of the Kansas General Corporation Code (the "Code") describes those circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such. The Company's Articles of Incorporation (the "Articles") require indemnification of directors, officers, employees or agents of the Company to the full extent permissible under Kansas law.

         The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Code or of the Articles.

                              LEGAL AND TAX MATTERS


         The legality of the common stock has been passed upon for us by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. Certain legal matters for Capital Resources, Inc. may be passed upon by Silver, Freedman & Taff, L.L.P., Washington, DC. The federal income tax consequences of the conversion have been passed upon for us by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. The Kansas income tax consequences of the conversion have been passed upon for us by Winkler, Lee, Tetwiler, Domoney & Schultz, Paola, Kansas. J. Darcy Domoney, a director of both the Association and the Company, is a partner of this firm.

                                     EXPERTS

         The financial statements of First Kansas Federal Savings Association as of and for the years ended December 31, 1997 and 1996, appearing in this document have been audited by KPMG Peat Marwick, independent certified public accountants, as set forth in their report which appears elsewhere in this document, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         Capital Resources Group, Inc. is affiliated with Capital Resources, Inc. Capital Resources Group, Inc. has consented to the publication herein of a summary of its letters to First Kansas Federal Savings Association setting forth its opinion as to our estimated pro forma market value in converted form and its opinion setting forth the value of subscription rights. It has also consented to the use of its name and statements with respect to it appearing in this document.

                            REGISTRATION REQUIREMENTS

         The common stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. The Company may not deregister the common stock under the Exchange Act for a period of at least three years following the conversion.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and must file reports and other information with the SEC.

         The Company has filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov". The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         First Kansas Federal Savings Association has filed an Application for conversion with the OTS with respect to the conversion. Pursuant to the rules and regulations of the OTS, this document omits certain information contained in that Application. The Application may be examined at the principal office of the OTS at 1700 G Street, N.W., Washington, D.C. 20552 and at the Midwest Regional Office of the OTS, 122 W. John Carpenter Freeway, Suite 600, Irving, Texas 75039.

         A copy of the Articles of Incorporation and the Bylaws of the Company are available without charge from the Company.

                    First Kansas Federal Savings Association

                   Index to Consolidated Financial Statements



                                                                          Page
                                                                          ----

Independent Auditors' Report...........................................    F-1

Consolidated Balance Sheets............................................    F-2


Consolidated Statements of Earnings....................................   ^ 39
                                                                            --


Consolidated Statements of Equity......................................    F-3

Consolidated Statements of Cash Flows..................................    F-4

Notes to Consolidated Financial Statements.............................    F-6

All schedules are omitted because the required information is either not applicable or is included in the consolidated financial statements or related notes.

Separate financial statements for the Company have not been included since it will not engage in material transactions until after the conversion. The Company, which has been inactive to date, has no significant assets, liabilities, revenues, expenses or contingent liabilities.

                          Independent Auditors' Report


The Board of Directors
First Kansas Federal Savings Association:


We have audited the accompanying consolidated balance sheets of First Kansas Federal Savings Association and subsidiary (the Association) as of December 31, 1997 and 1996 and the related consolidated statements of earnings, equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Kansas Federal Savings Association and subsidiary as of December 31, 1997 and 1996 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP


February 18, 1998

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Consolidated Balance Sheets

December 31, 1997 and 1996

====================================================================================================
                                          Assets                             1997            1996
----------------------------------------------------------------------------------------------------

Cash and cash equivalents (note 2)                                       $  4,599,876      4,222,017
Investment securities held-to-maturity (estimated fair value of
   $3,952,000 and $2,778,000 in 1997 and 1996, respectively) (note 3)       3,852,265      2,800,000
Mortgage-backed securities available-for-sale (amortized cost of
   $17,325,000 and $24,432,000 in 1997 and 1996, respectively) (note 4)    16,833,160     23,722,685
Mortgage-backed securities held-to-maturity (estimated fair value of
   $20,895,000 and $24,626,000 in 1997 and 1996, respectively) (note 4)    20,936,644     24,861,361
Loans receivable, net (note 5)                                             46,563,162     42,827,236
Accrued interest receivable:
   Investment and mortgage-backed securities                                  244,173        306,976
   Loans receivable                                                           246,088        221,221
Stock in Federal Home Loan Bank (FHLB) of Topeka, at cost                     660,900        615,200
Premises and equipment, net (note 6)                                          989,772        686,926
Real estate held for development (note 7)                                     354,840        553,712
Premium on deposits assumed, net of accumulated amortization of
   $912,263 and $851,328, respectively (note 8)                               299,600        360,535
Prepaid expenses and other assets                                              74,621         27,826
Income tax receivable                                                          39,629
----------------------------------------------------------------------------------------------------

Total assets                                                             $ 95,655,101    101,245,324
====================================================================================================

                             Liabilities and Equity
----------------------------------------------------------------------------------------------------

Liabilities:
   Deposits (note 9)                                                     $ 85,650,836     83,722,941
   Advances from borrowers for property taxes and insurance                   128,400        141,906
   Accrued interest payable                                                    86,931         65,392
   Borrowings from FHLB of Topeka (note 10)                                 2,550,000     11,350,000
   Income taxes payable:
      Current                                                                 403,404
      Deferred (note 11)                                                      160,000         86,800
   Accrued expenses and other liabilities                                      65,189         83,440
----------------------------------------------------------------------------------------------------

Total liabilities                                                          89,044,760     95,450,479
----------------------------------------------------------------------------------------------------

Equity:
   Retained earnings (notes 11 and 13)                                      6,935,102      6,263,079
   Unrealized loss on available-for-sale securities, net of tax              (324,761)      (468,234
----------------------------------------------------------------------------------------------------

Total equity                                                                6,610,341      5,794,845

Commitments (note 5)
----------------------------------------------------------------------------------------------------

Total liabilities and equity                                             $ 95,655,101    101,245,324
====================================================================================================

See accompanying notes to consolidated financial statements.

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Consolidated Statements of Equity

Years ended December 31, 1997 and 1996

----------------------------------------------------------------------------------------------------

                                                                               Net
                                                                            unrealized
                                                                           gain (loss) on
                                                                             available-
                                                              Retained        for-sale
                                                              earnings       securities     Total
----------------------------------------------------------------------------------------------------

Balance, December 31, 1995                                   $ 6,092,357      (140,354)    5,952,003

Net earnings                                                     170,722             --      170,722

Change in unrealized loss on available-for-sale securities,
   net ^of taxes                                                      --      (327,880)     (327,880)

----------------------------------------------------------------------------------------------------

Balance, December 31, 1996                                     6,263,079      (468,234)    5,794,845

Net earnings                                                     672,023            --       672,023

Change in unrealized gain on available-for-sale securities,
   net ^of taxes                                                      --       143,473       143,473

----------------------------------------------------------------------------------------------------

Balance, December 31, 1997                                   $ 6,935,102      (324,761)    6,610,341
====================================================================================================

See accompanying notes to consolidated financial statements.

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Consolidated Statements of Cash Flows

Years ended December 31, 1997 and 1996

==========================================================================================================
                                                                                   1997             1996
----------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
   Net earnings                                                                 $   672,023        170,722
   Adjustments to reconcile net earnings to net cash provided by operating activities:
        Provision for loan losses                                                    35,000           --
        Depreciation                                                                110,324        109,530
        Amortization of premium on deposits assumed                                  60,935         60,935
        FHLB stock dividends                                                        (45,700)       (37,900)
        Amortization of deferred hedging loss                                          --              495
        Amortization of loan fees                                                   (35,354)       (29,684)
        Accretion of discounts and amortization of premiums on
          investment and mortgage-backed securities, net                            (36,627)          (556)
        Deferred income taxes                                                          (700)       (18,304)
        Loss on sale of real estate owned                                              --              780
        Gain on sale of real estate held for development                            (35,189)          --
        Gain on sales of loans, net                                                 (66,997)      (133,388)
        (Gain) loss on sales of mortgage-backed securities available-for-sale       (55,217)         4,057
        Proceeds from sales of loans                                              3,451,382      5,809,376
        Origination of loans for sale                                            (3,384,385)    (5,600,254)
        Changes in assets and liabilities:
          Accrued interest receivable                                                37,936         (7,828)
          Prepaid expenses and other assets                                         (46,795)        30,141
          Accrued interest payable                                                   21,539         (6,280)
          Accrued expenses and other liabilities                                    (18,251)         3,085
          Current income taxes payable/receivable                                   443,033       (159,705)
----------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                         1,106,957        195,222
----------------------------------------------------------------------------------------------------------

Cash flows from investing activities:

^
^  Loan originations, net of repayments                                            (857,972)      (319,045)
^  Loans purchased                                                               (2,877,600)   (11,700,977)
   Maturities of investment securities held-to-maturity                                --        3,540,580
   Paydowns and maturities of mortgage-backed securities available-for-sale       2,503,348      1,842,156
   Paydowns and maturities of mortgage-backed securities held-to-maturity         3,932,676      3,886,851
   Purchases of investment securities held-to-maturity                           (1,031,481)    (2,000,000)
   Purchases of mortgage-backed securities available-for-sale                          --       (2,005,793)
   Purchases of mortgage-backed securities held-to-maturity                            --       (4,689,871)
   Proceeds from sales of mortgage-backed securities available-for-sale           4,666,651      3,255,278
   Proceeds from sale of real estate owned                                             --           11,944
   Acquisition and development of real estate held for development                  (98,721)      (553,712)
   Proceeds from sale of real estate held for development                           214,450           --
   Additions of premises and equipment, net                                        (294,838)       (65,895)
----------------------------------------------------------------------------------------------------------


Net cash provided by (used in) investing activities                             $ 6,156,513     (8,798,484)
----------------------------------------------------------------------------------------------------------

                                                                     (Continued)
                                      F - 4

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Consolidated Statements of Cash Flows, Continued

=================================================================================================
                                                                           1997           1996
-------------------------------------------------------------------------------------------------

Cash flows from financing activities:
   Net increase in deposits                                            $ 1,927,895      1,233,564
   Proceeds from borrowings from FHLB                                         --        9,450,000
   Repayment of borrowings from FHLB                                    (8,800,000)          --
   Net decrease in advances from borrowers for taxes and insurance         (13,506)      (163,031)
-------------------------------------------------------------------------------------------------

Net cash provided by (used in) financing activities                     (6,885,611)    10,520,533
-------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                                  377,859      1,917,271

Cash and cash equivalents at beginning of year                           4,222,017      2,304,746
-------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                               $ 4,599,876      4,222,017
=================================================================================================

Supplemental disclosure of cash flow information:
   Cash paid during the year for income taxes                          $   116,000        249,000
=================================================================================================

   Cash paid during the year for interest                              $ 4,217,761      4,022,290
=================================================================================================

Supplemental schedule of noncash investing and financing activities:
   Conversion of real estate owned to loans                            $      --           22,950
=================================================================================================

See accompanying notes to consolidated financial statements.

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements

December 31, 1997 and 1996

================================================================================

 (1)    Summary of Significant Accounting Policies

        (a)   Principles of Consolidation and Basis of Presentation


        The consolidated financial statements include the accounts of First Kansas Federal Savings Association (the Association) and its wholly-owned subsidiary, First Enterprises, Inc. (a real estate development subsidiary). Intercompany balances and transactions have been eliminated. The Association is principally engaged in single family home lending in the State of Kansas. The Association also makes consumer and commercial loans depending on the demand and management's assessment of the quality of such loans.

        (b)   Cash Equivalents

        Cash equivalents consist of interest-bearing deposits in the Federal Home Loan Bank (FHLB) of Topeka and other financial institutions with an original maturity of three months or less.

        (c)   Investment Securities

        The Association accounts for its investment securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, investments are classified as held-to-maturity, which are carried at amortized cost, or available-for-sale, which are carried at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of equity, net of related income taxes.

        Amortization and accretion of premiums and discounts are computed using the interest method over the estimated life of the related security and are recorded as an adjustment of interest income. Gains and losses on sales are calculated using the specific identification method.

        (d)   Loans


        Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.


        The Association determines at the time of origination whether mortgage loans will be held for the Association's portfolio or sold in the secondary market. Loans originated and intended for sale in the secondary market are recorded at the lower of aggregate cost or estimated market value. Fees received on such loans are deferred and recognized in income as part of the gain or loss on sale.

        Loan origination, commitment and related fees and certain direct origination costs related to loans for the Association's portfolio are deferred. The deferred fees and costs are amortized as an adjustment of yield over the contractual term of the individual loans using the interest method.

        (e)   Mortgage Banking Activities

        At December 31, 1997 and 1996, the Association was servicing loans for others amounting to $1,435,000 and $1,858,000, respectively. Loan servicing fees include servicing fees from investors and certain charges collected from borrowers, such as late payment fees, which are recorded when received. The amount of escrow balances held for borrowers at December 31, 1997 and 1996 was insignificant.

                                                                     (Continued)

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements


================================================================================

        Originated servicing rights are not recorded as assets of the Association. SFAS No. 122, Accounting for Mortgage Servicing Rights, as amended by SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, requires that originated servicing rights be valued and recorded as assets when the loan is originated and subsequently amortized as a component of servicing cost over the expected life of the loan. The Association adopted the provisions of SFAS No. 122 and SFAS No. 125 on January 1, 1996 and January 1, 1997, respectively. Because the Association did not retain any servicing rights on loans originated and sold during 1997 and 1996, SFAS Nos. 122 and 125 had no effect on the Association's consolidated financial statements.

        (f)   Provisions for Losses on Loans and Interest Receivable

        Provisions for losses on loans receivable are based upon management's estimate of the amount required to maintain an adequate allowance for losses, relative to the risks in the loan portfolio. This estimate is based on reviews of the loan portfolio, including assessment of the estimated net realizable value of the related underlying collateral, and consideration of historical loss experience, current economic conditions and such other factors which, in the opinion of management, deserve current recognition. Loans are charged-off when the probability of loss is established, taking into consideration such factors as the borrower's financial condition, underlying collateral and guarantees. Loans are also subject to periodic examination by regulatory agencies. Such agencies may require charge-offs or additions to the allowance based upon their judgments about information available at the time of their examination.


        Accrual of interest income on loans is discontinued for those loans with interest more than ninety days delinquent or sooner if management believes collectibility of the interest is not probable. Management's assessment of collectibility is primarily based on a comparison of the estimated value of underlying collateral to the related loan and accrued interest receivable balances. When interest accrual is discontinued, all unpaid accrued interest is reversed. Nonaccruing loans are returned to accrual status when principal and interest is reasonably assured and a consistent record of performance has been demonstrated. Payments received on impaired or nonaccrual loans are applied to principal and interest in accordance with the contractual terms of the loan unless full payment of principal is not expected, in which case both principal and interest payments received are applied as a reduction of the carrying value of the loan.


        A loan is considered impaired when it is probable the Association will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are discounted at the loan's effective interest rate. Impairment may also be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, the Association measures impairment based on the fair value of the collateral when it determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

        The Association applies the methods described above to multifamily real estate loans, commercial real estate loans and restructured loans. Smaller balance, homogeneous loans, including one-to-four-family residential and construction loans and consumer loans, are collectively evaluated for impairment.

                                                                     (Continued)
                                      F - 7

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements


================================================================================

        (g)   Real Estate Owned and Held for Development

        Real estate properties acquired through foreclosure are initially recorded at the lower of cost or estimated fair value, less selling costs, at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas holding costs are expensed when incurred. Valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value, less selling costs. Real estate held for developmen consists of a parcel of land and improvements zoned for commercial development. Such development is carried at cost which is less than the estimated market value. Direct costs, including interest, are capitalized as property costs during the development period. Gains on sales are recognized by allocating costs to parcels sold using the relative fair value method.

        (h)   Stock in Federal Home Loan Bank (FHLB) of Topeka

        The Association is a member of the FHLB system. As a member, the Association is required to purchase and hold stock in the FHLB of Topeka in an amount equal to the greater of (a) 1% of unpaid residential loans,
        (b) 5% of outstanding FHLB advances, or (c) .3% of total assets. FHLB stock is carried at cost in the accompanying consolidated balance sheets.

        (i)   Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using both straight-line and accelerated methods over the estimated useful lives of the assets, which range from three to thirty-five years. Major replacements and betterments are capitalized while normal maintenance and repairs are charged to expense when incurred. Gains or losses on dispositions are reflected in current operations.

        (j)   Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

        (k)   Use of Estimates

        Management of the Association has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

        (l)   New Accounting Pronouncements

        SFAS No. 125 was effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings.

                                                                     (Continued)

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements



================================================================================

        Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. The adoption of this statement did not have a material effect on the Association's consolidated financial statements.

        SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, deferred the effective date for transfers and servicing of financial assets and extinguishments of liabilities related to secured borrowings, repurchase agreements and similar instruments occurring after December 31, 1996 to those occurring after December 31, 1997. Management believes adoption of SFAS No. 127 will not have a material effect on the Association's financial position or results of operations, nor will adoption require additional capital resources.

        The Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income, in June 1997. SFAS No. 130 will require the Association to classify items of other comprehensive income by their nature in the consolidated financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the consolidated statement of equity. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.


 (2)    Cash and Cash Equivalents

        A comparative summary of cash and cash equivalents follows:

================================================================================
                                                            1997        1996
--------------------------------------------------------------------------------

        Cash on hand                                    $  650,567      411,038
        Deposits at other financial institutions           549,309      510,979
        Overnight FHLB deposits                          3,400,000    3,300,000
--------------------------------------------------------------------------------

                                                        $4,599,876    4,222,017
================================================================================

                                                                     (Continued)

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements



================================================================================

 (3)    Investment Securities

        A summary of investment securities held-to-maturity and information relating to amortized cost, approximate fair values and unrealized gains (losses) at December 31, 1997 and 1996 is as follows:

--------------------------------------------------------------------------------

                                                                    Amortized     Unrealized    Unrealized         Fair
                           1997                                       cost           gains        losses           value
---------------------------------------------------------------------------------------------------------------------------
        U. S. government and agency obligations
           maturing within one year                             $      800,000            -           (636)        799,364
        U. S. government and agency obligations
           maturing after one year but within five years             2,000,000            -         (3,616)      1,996,384
        U. S. government and agency obligations
           maturing after ten years                                  1,052,265       103,985            -        1,156,250
---------------------------------------------------------------------------------------------------------------------------
                                                                $    3,852,265       103,985        (4,252)      3,951,998
===========================================================================================================================


                           1996
---------------------------------------------------------------------------------------------------------------------------
        U. S. government and agency obligations
           maturing after one year but within five years        $    2,800,000            -        (22,125)      2,777,875
---------------------------------------------------------------------------------------------------------------------------

        There were no sales of investment securities during 1997 or 1996.

                                                                     (Continued)

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements



================================================================================

 (4)    Mortgage-backed Securities

        A summary of mortgage-backed securities and information relating to amortized cost, approximate fair values and unrealized gains (losses) at December 31, 1997 and 1996 is as follows:

===========================================================================================================================
                                                                    Amortized     Unrealized    Unrealized         Fair
                1997                                                  cost           gains        losses           value
===========================================================================================================================
        Available-for-sale:
           Government agency mortgage-backed securities:
               Federal Home Loan Mortgage
                  Corporation (FHLMC)                           $      331,351           386           (73)        331,664
               Federal National Mortgage
                  Association (FNMA)                                   552,214        22,542            -          574,756
               Government National Mortgage
                  Association (GNMA)                                 1,927,358        59,754            -        1,987,112
           Collateralized mortgage obligations                      14,514,422        35,263      (610,057)     13,939,628
---------------------------------------------------------------------------------------------------------------------------

                                                                $   17,325,345       117,945      (610,130)     16,833,160
===========================================================================================================================

        Held-to-maturity:
           Government agency mortgage-backed securities:
               FHLMC                                            $      161,414         4,994            -          166,408
               FNMA                                                  2,543,231        38,744        (1,876)      2,580,099
               GNMA                                                    499,918        42,946            -          542,864
           Collateralized mortgage obligations                      17,732,081        23,072      (149,852)     17,605,301
---------------------------------------------------------------------------------------------------------------------------

                                                                $   20,936,644       109,756      (151,728)     20,894,672
===========================================================================================================================

                1996
---------------------------------------------------------------------------------------------------------------------------

        Available-for-sale:
           Government agency mortgage-backed securities:
               FHLMC                                            $    2,101,135         2,059        (3,552)      2,099,642
               FNMA                                                  3,218,673        46,017        (3,417)      3,261,273
               GNMA                                                  2,275,199        47,291            -        2,322,490
           Collateralized mortgage obligations                      16,837,236        32,309      (830,265)     16,039,280
---------------------------------------------------------------------------------------------------------------------------

                                                                $   24,432,243       127,676      (837,234)     23,722,685
===========================================================================================================================

        Held-to-maturity:
           Government agency mortgage-backed securities:
               FHLMC                                            $      222,808         7,423            -          230,231
               FNMA                                                  3,150,805        20,880       (16,507)      3,155,178
               GNMA                                                    576,612        43,732            -          620,344
           Collateralized mortgage obligations                      20,911,136        20,056      (311,313)     20,619,879
---------------------------------------------------------------------------------------------------------------------------

                                                                $   24,861,361        92,091      (327,820)     24,625,632
===========================================================================================================================

                                                                    (Continued)
                                     F - 11

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements


================================================================================


        The Association's portfolio of government agency mortgage-backed securities and federal agency-backed collateralized mortgage obligations consists primarily of first and second tranche securities with expected maturities of three to five years. At December 31, 1997, the government agency mortgage-backed securities had a carrying value of $6,098,000 and consisted of approximately $3,204,000 of fixed rate securities and $2,894,000 of variable rate securities. The collateralized mortgage obligations had a carrying value of $31,672,000 and consisted of approximately $18,209,000 of fixed rate securities and $13,463,000 of variable rate securities. Collateralized mortgage obligations of the Association are generally government agency guaranteed.


        The proceeds from sales of government agency mortgage-backed securities during 1997 were $4,666,651. Gross gains of $55,217 were realized on those sales. The proceeds from sales of investment securities during 1996 were $3,255,278. Gross gains of $34,367 and gross losses of $38,424 were realized on those sales.

        At December 31, 1997 and 1996, government agency mortgage-backed securities with a carrying value of approximately $2,550,000 and $2,075,000, respectively, were pledged to secure public funds on deposit.

 (5)    Loans Receivable

        Loans receivable consist of the following at December 31, 1997 and 1996:

==========================================================================================================================
                                                                                                 1997              1996
--------------------------------------------------------------------------------------------------------------------------
        Mortgage loans:
           One-to-four-family                                                             $     42,852,979      39,481,525
           Multifamily                                                                           1,045,432       1,062,433
           Commercial                                                                              534,591         574,490
           Land                                                                                    140,977          78,314
           Construction                                                                            126,336         130,000
--------------------------------------------------------------------------------------------------------------------------

        Total mortgage loans                                                                    44,700,315      41,326,762

        Consumer loans                                                                           1,727,771       1,420,993
        Commercial loans                                                                           513,161         398,538
--------------------------------------------------------------------------------------------------------------------------

        Total                                                                                   46,941,247      43,146,293

        Less:
           Unearned discounts and deferred fees                                                    118,144         111,771
           Allowance for loan losses                                                               178,641         146,261
           Undisbursed portion of loans in process                                                  81,300          61,025
--------------------------------------------------------------------------------------------------------------------------

        Total, net                                                                        $     46,563,162      42,827,236
===========================================================================================================================

        The  Association   evaluates  each  customer's   creditworthiness  on  a
        case-by-case basis. Residential loans with a loan-to-value ratio exceeding 80% are required to have private mortgage insurance. The Association's primary lending area is in the State of Kansas.

                                                                    (Continued)

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements


================================================================================

        The weighted average annual interest rates on mortgage loans approximated 7.69% and 7.86% at December 31, 1997 and 1996. Adjustable rate loans have interest rate adjustment limitations and are generally indexed to the national average cost of funds. Future market factors may affect the correlation of the interest rate adjustment with the rates the Association pays on the short-term deposits that have been primarily utilized to fund these loans.

        At December 31, 1997, the Association had outstanding commitments to originate mortgage loans aggregating approximately $143,000. Of these commitments, substantially all were variable rate commitments. The Association also had approximately $411,000 in commitments to purchase loans at December 31, 1997.

        Loans made to directors and executive officers of the Association approximated $375,000 and $345,000 at December 31, 1997 and 1996, respectively. Such loans were made in the ordinary course of business. Changes in such loans for 1997 are as follows:

===========================================================================================================================
        Balance at January 1, 1997                                                                            $   345,000
        Additions                                                                                                 217,000
        Amounts collected                                                                                        (187,000)
---------------------------------------------------------------------------------------------------------------------------

        Balance at December 31, 1997                                                                          $   375,000
===========================================================================================================================


        A summary of the activity in the allowance for loan losses follows:

===========================================================================================================================

---------------------------------------------------------------------------------------------------------------------------
                                                                                                       1997         1996

        Balance at beginning of year                                                             $    146,261      147,763
        Provision                                                                                      35,000           -
        Charge-offs                                                                                    (5,353)      (5,580)
        Recoveries                                                                                      2,733        4,078
---------------------------------------------------------------------------------------------------------------------------

        Balance at end of year                                                                   $    178,641      146,261
===========================================================================================================================

        Loans  delinquent  ninety  days or more at  December  31,  1997 and 1996
        aggregated  $79,540  and  $17,076,  respectively.   Impaired  loans  are
        considered insignificant at December 31, 1997 and 1996.

                                                                  (Continued)

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements


================================================================================

 (6)    Premises and Equipment

        Premises and equipment consist of the following:

===========================================================================================================================

                                                                                                     1997           1996
---------------------------------------------------------------------------------------------------------------------------

        Land                                                                                 $       217,341        99,009
        Buildings and improvements                                                                 1,077,013     1,060,391
        Construction-in-progress                                                                     240,770            -
        Furniture and equipment                                                                      765,559       741,886
---------------------------------------------------------------------------------------------------------------------------

        Total                                                                                      2,300,683     1,901,286

        Less accumulated depreciation                                                              1,310,911     1,214,360
---------------------------------------------------------------------------------------------------------------------------

        Total                                                                                $       989,772       686,926
===========================================================================================================================

 (7)    Real Estate Held for Development

        The Association's subsidiary acquired a parcel of land in 1996 in Paola, Kansas for the purpose of development and sale. Total cost incurred through December 31, 1997, including capitalized interest of $37,117, aggregated $652,433. During 1997, one lot with an allocated cost of $118,332 was transferred to the Association for the purpose of building a new branch facility. Additionally, two lots with allocated cost aggregating $179,261 were sold during 1997, resulting in gains on those sales totaling $35,189.


 (8)    Premium on Deposits Assumed

        In accordance with the FSLIC Transfer Agreement dated November 19, 1982, the Association assumed certain deposits of the former North Kansas Savings Association, paying a premium on deposits assumed of $1,211,863. The Association is amortizing the premium over twenty years on the straight-line method.


                                                                    (Continued)

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements


================================================================================

 (9)    Deposits

        The rates at which the Association paid interest on deposits and related balances are summarized as follows:

===========================================================================================================================

                                                                          1997                               1996
                                                                 -----------------------             ----------------------
                                                                                 Percent                            Percent
                                                                   Amount       of total               Amount      of total
---------------------------------------------------------------------------------------------------------------------------

        NOW accounts:
           Noninterest                                       $     1,927,638        2%           $     1,521,091       2%
           Regular - 2.00% - 2.99%                                 9,572,700       11                  8,368,879      10
           Money market - 3.00% - 3.50%                           10,807,542       13                 11,812,108      14
---------------------------------------------------------------------------------------------------------------------------

                                                                  22,307,880       26                 21,702,078      26
---------------------------------------------------------------------------------------------------------------------------

        Passbook accounts:
           Passbook - 3.00%                                        7,079,938        8                  6,880,950       8
---------------------------------------------------------------------------------------------------------------------------

        Certificate accounts:
           0.00% - 3.99%                                              10,580        -                    639,253       1
           4.00% - 4.99%                                           1,216,479        1                  3,880,075       5
           5.00% - 5.99%                                          44,990,758       53                 43,004,782      51
           6.00% - 6.99%                                           9,816,069       12                  7,342,652       9
           7.00% - 10.99%                                            229,132        -                    273,151       -
---------------------------------------------------------------------------------------------------------------------------

                                                                  56,263,018       66                 55,139,913      66
---------------------------------------------------------------------------------------------------------------------------

        Total                                                $    85,650,836      100%                83,722,941     100%
===========================================================================================================================


        The weighted average interest rates on deposits approximated 4.66% and 4.56% at December 31, 1997 and 1996, respectively.

        Scheduled maturities of certificate accounts at December 31, 1997 are as follows:

===========================================================================================================================
        Year                                                                                                     Amount
---------------------------------------------------------------------------------------------------------------------------

        1998                                                                                               $    40,860,559
        1999                                                                                                     8,127,111
        2000                                                                                                     4,986,255
        2001                                                                                                       818,505
        2002                                                                                                     1,150,238
        Thereafter                                                                                                 320,350
---------------------------------------------------------------------------------------------------------------------------

        Total                                                                                              $    56,263,018
===========================================================================================================================

                                                                     (Continued)

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements




================================================================================
        A summary of interest expense is as follows:
================================================================================

                                                                                                  1997            1996
---------------------------------------------------------------------------------------------------------------------------

        Passbook and certificate accounts                                                   $    3,213,876       3,150,181
        NOW                                                                                        564,289         573,876
---------------------------------------------------------------------------------------------------------------------------

        Total                                                                               $    3,778,165       3,724,057
===========================================================================================================================



        Certificates of deposit in amounts greater than $100,000 amounted to $3,104,000 and $3,045,000 at December 31, 1997 and 1996, respectively.
        Individual deposit amounts in excess of $100,000 are not federally insured.


(10)    Borrowings from Federal Home Loan Bank of Topeka

        Borrowings outstanding from the FHLB of Topeka at December 31, 1997 totaled $2,550,000 with interest rates ranging from 6.2% to 6.9%, including individual advances and $1,900,000 borrowed under a $8,000,000 line of credit with an interest rate of 6.9% at December 31, 1997. Borrowings at December 31, 1996 totaled $11,350,000 with interest rates ranging from 5.7% to 7.2%. Maturities of borrowings outstanding at December 31, 1997 are as follows:

===========================================================================================================================
           Year ending
           December 31,                                                                                        Amount
---------------------------------------------------------------------------------------------------------------------------

             1998                                                                                         $    1,900,000
             1999                                                                                                     -
             2000                                                                                                     -
             2001                                                                                                     -
             2002                                                                                                650,000
---------------------------------------------------------------------------------------------------------------------------
                                                                                                          $    2,550,000
===========================================================================================================================
        Weighted average rate at December 31, 1997                                                                   6.71%
===========================================================================================================================

        FHLB borrowings are secured by all unpledged single and multifamily first mortgage loans, mortgage-backed securities, United States government and agency obligations, interest-bearing deposits in other financial institutions, stock in FHLB and FHLB overnight deposits.


 (11)   Income Taxes

        The components of income tax expense from operations are as follows:


================================================================================
                                                Federal      State       Total
--------------------------------------------------------------------------------

                                                                     (Continued)

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements


===============================================================================

        Year ended December 31, 1997:
           Current                                                                   $     384,600     65,100      449,700
           Deferred                                                                           (600)      (100)        (700)
---------------------------------------------------------------------------------------------------------------------------
                                                                                     $     384,000     65,000      449,000
===========================================================================================================================

        Year ended December 31, 1996:
           Current                                                                   $     117,304     16,000      133,304
           Deferred                                                                        (15,122)    (3,182)     (18,304)
---------------------------------------------------------------------------------------------------------------------------
                                                                                     $     102,182     12,818      115,000
===========================================================================================================================



        The reasons for the differences between the effective tax rates and the expected federal income tax rate of 34% are as follows:
================================================================================

                                                                                                         Percentage
                                                                                                         of earnings
                                                                                                           before
                                                                                                        income taxes
                                                                                                   ---------------------
                                                                                                   1997             1996
---------------------------------------------------------------------------------------------------------------------------
        Expected federal income tax rate                                                           34.0%             34.0
        State taxes, net of federal tax benefit                                                     3.8               3.7
        Other, net                                                                                  2.3               2.5
---------------------------------------------------------------------------------------------------------------------------

        Effective income tax rate                                                                  40.1%             40.2
===========================================================================================================================

        Temporary differences which give rise to a significant portion of deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows:

===========================================================================================================================

                                                                                                      1997          1996
---------------------------------------------------------------------------------------------------------------------------
        Unrealized loss on available-for-sale securities                                       $     167,343       241,243
        Loan origination fees                                                                         12,000        17,000
---------------------------------------------------------------------------------------------------------------------------

        Deferred tax asset                                                                           179,343       258,243
---------------------------------------------------------------------------------------------------------------------------

        Premises and equipment                                                                       (88,000)      (94,500)
        FHLB dividends                                                                              (109,000)      (93,500)
        Allowance for loan losses                                                                   (108,000)     (118,300)
        State taxes                                                                                  (34,000)      (35,900)
        Other, net                                                                                      (343)       (2,843)
---------------------------------------------------------------------------------------------------------------------------

        Deferred tax liability                                                                      (339,343)     (345,043)
---------------------------------------------------------------------------------------------------------------------------

        Net deferred tax liability                                                             $    (160,000)      (86,800)
===========================================================================================================================

                                                                    (Continued)

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements


================================================================================

        There was no valuation allowance required for deferred tax assets at December 31, 1997 or 1996. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

        Prior to 1996, the Association was allowed to deduct the greater of an experience method bad debt deduction based on actual charge-offs or a statutory bad debt deduction based on a percentage (8%) of taxable income before such deduction. For income tax purposes, the Association used the experience methods in 1996 and 1997. Under the Small Business Job Projection Act (the Act) of 1996, the allowable deduction under the percentage of taxable income method was terminated for tax years beginning after 1995 and will not be available to the Association for future years. The Act also provides that federal income tax bad debt reserves accumulated since 1988 (the base year reserve) must be recaptured and included in taxable income over a six-year inclusion period beginning 1998. Included in the deferred income tax liability at December 31, 1997 is $168,000 for this recapture.

        Retained earnings at December 31, 1997 and 1996 includes approximately $718,000 for which no provision for federal income tax has been made. This amount represents allocations of income to bad debt deductions in years prior to 1988 for tax purposes only. Reduction of amounts allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.


(12)    Benefit Plans


        The Association participates in a multiemployer, noncontributory defined benefit pension plan which covers all employees who have met eligibility requirements. Because of the multiemployer plan status, the Association does not make disclosures similar to those of single-employer plans. Qualified part-time and full-time employees over age twenty-one are eligible for participation after one year of service. Pension costs associated with the plan amounted to $2,609 and $2,559 for the years ended December 31, 1997 and 1996, respectively.

        The Association has a defined contribution plan that covers substantially all employees. Employees may contribute up to 15% of their salary, subject to limitations under the Internal Revenue Code, and the Association matches 50% of the employee's contribution, up to 6% of compensation. The Association's expense under the plan for 1997 and 1996 was $22,764 and $24,241, respectively. In addition, the Association made discretionary contributions to the plan of $54,500 and $42,000 for the years ended December 31, 1997 and 1996, respectively.

        In December 1997, the Association implemented a supplemental executive retirement plan ("SERP") for the benefit of the Association's president which will provide enhanced benefits at retirement. Accruals under the SERP will commence in 1998.


(13)    Regulatory Capital Requirements

        The Financial Institution Reform, Recovery and Enforcement Act of 1989 (FIRREA) and the capital regulations of the OTS promulgated thereunder require institutions to have a minimum regulatory tangible capital equal to 1.5% of total assets, a minimum 3% leverage capital ratio and a minimum 8% risk-based capital ratio. These capital standards set forth in the capital regulations must generally be no less stringent than the capital standards applicable to national banks. FIRREA also specifies the required ratio of housing-related assets in order to qualify as a savings institution.

                                                                     (Continued)

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements


================================================================================

        The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established additional capital requirements which require regulatory action against depository institutions in one of the undercapitalized categories defined in implementing regulations. Institutions such as the Association, which are defined as well capitalized, must generally have a leverage (core) capital ratio of at least 5%, a Tier I risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. FDICIA also provides for increased supervision by federal regulatory agencies, increased reporting requirements for insured depository institutions and other changes in the legal and regulatory environment for such institutions.

        The Association met all regulatory capital requirements at December 31, 1997 and 1996. The Association's actual and required capital amounts and ratios as of December 31, 1997 were as follows:
================================================================================

                                                                                                           To be well
                                                                                       For capital      capitalized under
                                                                                        adequacy        prompt corrective
                                                               Actual                   purposes        action provisions
                                                           ----------------         ----------------    ------------------
                                                           Amount     Ratio         Amount     Ratio     Amount     Ratio
---------------------------------------------------------------------------------------------------------------------------

        Tangible capital (to tangible assets)         $   6,280,000    6.6%     $   1,431,000  1.5%    $         -    -  %
        Tier I leverage (core) capital (to adjusted
           tangible assets)                               6,280,000    6.6          2,861,000  3.0        4,769,000   5.0
        Risk-based capital (to risk-weighted assets)      6,443,000   18.4          2,803,000  8.0        3,504,000  10.0
        Tier I leverage risk-based capital (to risk-
           weighted assets)                               6,280,000   17.9                 -   -          2,102,000   6.0
============================================================================================================================


        The following table reconciles equity as reflected in the accompanying consolidated balance sheet to selected regulatory capital amounts at December 31, 1997 (in thousands):

                                                                                         Tangible      Tier I        Risk-
                                                                                          capital     leverage       based
===========================================================================================================================
        Equity                                                                            $6,610        6,610        6,610
              Add:
                  General loan losses reserves                                                -            -           170
                  Unrealized loss on available-for-sale securities                           325          325          325
              Less:
                  Premium on deposits assumed                                               (300)        (300)        (300)
                  Real estate held for development                                          (355)        (355)        (355)
                  Other                                                                       -            -            (7)
===========================================================================================================================

                                                                                          $6,280        6,280        6,443
===========================================================================================================================



                                                                     (Continued)

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements


================================================================================


(14)    Federal Deposit Insurance Premiums

        The deposits of the Association are presently insured by the Savings Association Insurance Fund (SAIF), which together with the Bank Insurance Fund (BIF), are the two insurance funds administered by the Federal Deposit Insurance Corporation (FDIC). In the third quarter of 1995, the FDIC lowered the premium schedule for BIF-insured institutions in anticipation of the BIF achieving its statutory reserve ratio. Legislation enacted on September 30, 1996, provided for a one-time special assessment of .657% of the Association's SAIF-insured deposits at March 31, 1995. The purpose of the assessment was to bring the SAIF to its statutory reserve ratio. Based on the above formula, the Association's SAIF-assessment of $544,797 was recorded in the 1996 consolidated statement of earnings.

(15) Financial Instruments With Off-balance Sheet Risk and Concentrations of Credit Risk

        The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet customer financing needs. These financial instruments consist principally of commitments to extend credit. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Association's exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount of those instruments. The Association does not generally require collateral or other security on unfunded loan commitments until such time that loans are funded.

        In addition to financial instruments with off-balance sheet risk, the Association is exposed to varying risks associated with concentrations of credit relating primarily to lending activities in specific geographic areas. The Association's primary lending area consists of the State of Kansas and substantially all of the Association's loans are to residents of or secured by properties located in its principal lending area. Accordingly, the ultimate collectibility of the Association's loan portfolio is dependent upon market conditions in that area. This geographic concentration is considered in management's establishment of the allowance for loan losses.

        The Association grants mortgage and consumer loans to customers primarily throughout its target market of the State of Kansas. Although the Association has a diversified loan portfolio, a substantial portion of the borrower's ability to honor their contracts is dependent upon the general economic condition of the target market.


(16)    Plan of Conversion

        On December 16, 1997, the Association's Board of Directors approved a plan (Plan) to convert from a federally chartered mutual savings association to a federally chartered stock savings association, subject to approval by the Association's members. The Plan, which includes formation of a holding company, is subject to approval by the OTS and includes the filing of a registration statement with the Securities and Exchange Commission. As of December 31, 1997, the Association had incurred approximately $30,000 of costs related to this conversion which is included in other assets. If the conversion is ultimately successful, actual conversion costs will be accounted for as a reduction in gross proceeds. If the conversion is unsuccessful, the conversion costs will be expensed.



        The Plan calls for the common stock of the holding company to be offered to various parties, including an employee stock ownership plan (ESOP), executive officers and their associates, in a subscription offering at a price based on an independent appraisal of the Association. It is anticipated that any shares not purchased in the subscription offering will be offered in a community offering.


                                                                     (Continued)

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements


================================================================================

        At the time of conversion, the Association will establish a liquidation account in an amount equal to its retained earnings as reflected in the latest statement of financial condition used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Association after conversion. In the event of a complete liquidation of the Association, and only in such an event, eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock. The Association may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account discussed below or the regulatory capital requirements imposed by the OTS.



                                                                    (Continued)

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements


================================================================================


(17)    Fair Value of Financial Instruments

        SFAS No. 107, Disclosures About Fair Value of Financial Instruments, and SFAS No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments, require that the Association disclose estimated fair values for its financial instruments, both assets and liabilities recognized and not recognized in the consolidated financial statements. Fair value estimates have been made as of December 31, 1997 based on then current economic conditions, risk characteristics of the various financial instruments and other subjective factors.

        The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

              Cash and Cash Equivalents

        The carrying amounts approximate fair value because of the short maturity of these instruments.

              Investment and Mortgage-backed Securities

        The fair values of investment securities are estimated based on published bid prices or bid quotations received from securities dealers.

              Loans Receivable

        The fair values of loans receivable are estimated using the option-based approach. Cash flows consist of scheduled principal, interest and prepaid principal. Loans with similar characteristics were aggregated for purposes of these calculations.

              Accrued Interest

        The carrying amount of accrued interest is assumed to be its carrying value because of the short-term nature of these items.

              Stock of FHLB

        The carrying amount of such stock is estimated to approximate fair value.

              Deposits

        The fair values of deposits with no stated maturity are deemed to be equivalent to amounts payable on demand. The fair values of certificates of deposit are estimated based on the static discounted cash flow approach using rates currently offered for deposits of similar remaining maturities.

              Borrowings from FHLB of Topeka

        The fair values of FHLB advances are estimated based on discounted values of contractual cash flows using the rates currently available to the Association on advances of similar remaining maturities.

                                                                    (Continued)

FIRST KANSAS FEDERAL SAVINGS ASSOCIATION AND SUBSIDIARY
OSAWATOMIE, KANSAS

Notes to Consolidated Financial Statements


================================================================================

        The  approximate   carrying  value  and  estimated  fair  value  of  the
        Association's financial instruments are as follows:

================================================================================

                                                                                                 December 31, 1997
                                                                                          ---------------------------------
                                                                                          Carrying value       Fair value
---------------------------------------------------------------------------------------------------------------------------
        Financial assets:
           Cash and interest-bearing deposits in other financial institutions           $      4,600,000         4,600,000
           Investment securities                                                               3,852,000         3,952,000
           Mortgage-backed securities                                                         37,770,000        37,728,000
           Loans receivable                                                                   46,563,000        47,171,000
           Accrued interest receivable                                                           490,000           490,000
           Stock in FHLB                                                                         661,000           661,000

        Financial liabilities:
           Deposits                                                                           85,651,000        85,628,000
           FHLB borrowings                                                                     2,550,000         2,550,000
           Accrued interest payable on deposits                                                   87,000            87,000
===========================================================================================================================

                                                                                                 December 31, 1996
                                                                                          ---------------------------------
                                                                                          Carrying value       Fair value
---------------------------------------------------------------------------------------------------------------------------
        Financial assets:
           Cash and interest-bearing deposits in other financial institutions           $      4,222,000         4,222,000
           Investment securities                                                              51,384,000        51,126,000
           Loans receivable                                                                   42,827,000        43,103,000
           Accrued interest receivable                                                           528,000           528,000
           Stock in FHLB                                                                         615,000           615,000

        Financial liabilities:
           Deposits                                                                           83,723,000        83,644,000
           FHLB borrowings                                                                    11,350,000        11,350,000
           Accrued interest payable on deposits                                                   65,000            65,000
===========================================================================================================================

              Limitations

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Association's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Association's financial instruments, fair value estimates are based on judgments regarding future loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in
        assumptions  could  significantly  affect  the  estimates.   Fair  value
        estimates are based on existing balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different.This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of First Kansas Federal Savings Association or First Kansas Financial Corporation may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.


                       First Kansas Financial Corporation




                             Up to 1,553,938 Shares
                              (Anticipated Maximum)
                                  Common Stock





                                   PROSPECTUS






                             CAPITAL RESOURCES, INC.




                               Dated ____ __, 1998



                  THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

         Until the later of _______ __, 1998, or 90 days after commencement of the offering of common stock, all dealers that buy, sell or trade these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27. Exhibits:

                  The exhibits filed as part of this Registration Statement are as follows:

                  1        Form  of  Sales   Agency   Agreement   with   Capital
                           Resources, Inc.*
                  2        Plan of Conversion*
                  3(i)     Articles of  Incorporation  of First Kansas Financial
                           Corporation*
                  3(ii)    Bylaws of First Kansas Financial Corporation*
                  4        Specimen Stock  Certificate of First Kansas Financial
                           Corporation*
                  5.1      Opinion  of  Malizia,  Spidi,  Sloane &  Fisch,  P.C.
                           regarding legality of securities registered*
                  8.1      Federal  Tax  Opinion  of  Malizia,  Spidi,  Sloane &
                           Fisch, P.C.
                  8.2      State Tax Opinion of Winkler, Lee, Tetwiler,  Domoney
                           & Schultz
                  8.3      Opinion of Capital  Resources  Group,  Inc. as to the
                           value of subscription rights
                  10.1     Employment  Agreement  between  First Kansas  Federal
                           Savings Association and Larry V. Bailey*
                  10.2     Employment  Agreement  between  First Kansas  Federal
                           Savings Association and Daniel G. Droste*
                  10.3     Employment  Agreement  between  First Kansas  Federal
                           Savings Association and Galen E. Graham*
                  23.1     Consent  of  Malizia,  Spidi,  Sloane &  Fisch,  P.C.
                           (contained in its opinions  filed as Exhibits 5.1 and
                           8.1)*
                  23.2     Consent of KPMG Peat Marwick
                  23.3     Consent of Capital Resources Group, Inc.
                  23.4     Consent of Winkler, Lee, Tetwiler,  Domoney & Schultz
                           (contained in its opinion filed as Exhibit 8.2)
                  24       Power of Attorney (reference is made to the signature
                           page)*
                  27       Financial Data Schedule*
                  99.1     Stock Order Form*
                  99.2     Marketing Materials
                  99.3     Appraisal Report of Capital Resources Group. Inc.

                  -----------------------
                  *   Previously filed
                  **  To be filed by amendment

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Osawatomie, Kansas, on April 27, 1998.

                                    FIRST KANSAS FINANCIAL CORPORATION



                                    By:   /s/Larry V. Bailey
                                          --------------------------------------
                                          Larry V. Bailey
                                          President and Chief Executive Officer
                                          (Duly Authorized Representative)

      In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated as of April 27, 1998.

/s/ J. Darcy Domoney*                      /s/Larry V. Bailey
---------------------------------------    -------------------------------------
J. Darcy Domoney                           Larry V. Bailey
Chairman of the Board and Director         President, Chief Executive Officer,
                                            Chief Financial Officer and Director
                                           (Principal Executive and Financial Officer)


/s/ James E. Breckenridge*                  /s/ James J. Casaert*
--------------------------------------      ------------------------------------
James E. Breckenridge                       James J. Casaert
Director                                    Vice President
                                            (Principal Accounting Officer)


/s/ William R. Butler, Jr.*
--------------------------------------
William R. Butler, Jr.
Director



/s/ Roger L. Coltrin*
--------------------------------------
Roger L. Coltrin
Director



/s/ Donald V. Meyer*
--------------------------------------
Donald V. Meyer
Director


---------------------------------------
*Signed pursuant to a Power of Attorney

     As filed with the Securities and Exchange Commission on April 27, 1998


                                                     Registration No. 333-48093
--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    EXHIBITS
                                       TO
                             PRE-EFFECTIVE AMENDMENT
                                      NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                       First Kansas Financial Corporation
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)



               Kansas                        6035              48-1198888
----------------------------------      -----------------  ---------------------
   (State or Other Jurisdiction         (Primary SIC No.)   (I.R.S. Employer
of Incorporation or Organization)                          Identification No.)


                    600 Main Street, Osawatomie, Kansas 66064
                                 (913) 755-3033
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                               Mr. Larry V. Bailey
                      President and Chief Executive Officer
                       First Kansas Financial Corporation
                    600 Main Street, Osawatomie, Kansas 66064
                                 (913) 755-3033
           ----------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)


                  Please send copies of all communications to:
                               John J. Spidi, Esq.
                              Jean A. Milner, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

                 As soon as practicable after this registration
                          statement becomes effective.

         INDEX TO EXHIBITS TO PRE-EFFECTIVE AMENDMENT NO. 1 TO FORM SB-2

                 The exhibits filed as part of this Registration Statement are as follows:

                  1        Form  of  Sales   Agency   Agreement   with   Capital
                           Resources, Inc.*
                  2        Plan of Conversion*
                  3(i)     Articles of  Incorporation  of First Kansas Financial
                           Corporation*
                  3(ii)    Bylaws of First Kansas Financial Corporation*
                  4        Specimen Stock  Certificate of First Kansas Financial
                           Corporation*
                  5.1      Opinion  of  Malizia,  Spidi,  Sloane &  Fisch,  P.C.
                           regarding legality of securities registered*
                  8.1      Federal  Tax  Opinion  of  Malizia,  Spidi,  Sloane &
                           Fisch, P.C.
                  8.2      State Tax Opinion of Winkler, Lee, Tetwiler,  Domoney
                           & Schultz
                  8.3      Opinion of Capital  Resources  Group,  Inc. as to the
                           value of subscription rights
                  10.1     Employment  Agreement  between  First Kansas  Federal
                           Savings Association and Larry V. Bailey*
                  10.2     Employment  Agreement  between  First Kansas  Federal
                           Savings Association and Daniel G. Droste*
                  10.3     Employment  Agreement  between  First Kansas  Federal
                           Savings Association and Galen E. Graham*
                  23.1     Consent  of  Malizia,  Spidi,  Sloane &  Fisch,  P.C.
                           (contained in its opinions  filed as Exhibits 5.1 and
                           8.1)*
                  23.2     Consent of KPMG Peat Marwick
                  23.3     Consent of Capital Resources Group, Inc.
                  23.4     Consent of Winkler, Lee, Tetwiler,  Domoney & Schultz
                           (contained in its opinion filed as Exhibit 8.2)
                  24       Power of Attorney (reference is made to the signature
                           page)*
                  27       Financial Data Schedule*
                  99.1     Stock Order Form*
                  99.2     Marketing Materials
                  99.3     Appraisal Report of Capital Resources Group. Inc.

 -------------------------------
                  *   Previously filed
                  **  To be filed by amendment